Exhibit 10.1

 Execution Version

AMENDED AND RESTATED

Sale and Purchase Agreement

dated

14 August 2026

between

The several persons whose names and addresses are set out in Schedule 1 as Sellers

and

DIGINEX LIMITED

Purchaser

Baker & McKenzie.Wong & Leow

(Reg. No. 200010145R)

38 Beach Road

#23-11 South Beach Tower

Singapore 018767

www.bakermckenzie.com

Table of contents

1.	DEFINITIONS AND INTERPRETATION	1

2.	SALE AND PURCHASE	14

3.	CONSIDERATION	14

4.	CONDITIONS	15

5.	SELLERS’ PRE-COMPLETION OBLIGATIONS	20

6.	PURCHASER’S PRE-COMPLETION OBLIGATIONS	22

7.	COMPLETION	23

8.	SELLERS’ WARRANTIES	24

9.	U.S. SECURITIES LAW MATTERS AND TRANSFER RESTRICTIONS	25

10.	SELLERS’ LIMITATIONS ON LIABILITY	26

11.	PURCHASER’S WARRANTIES	27

12.	PURCHASER’S LIMITATIONS ON LIABILITY	27

14.	TERMINATION	28

15.	POST-COMPLETION	29

16.	CONFIDENTIALITY	29

17.	ANNOUNCEMENTS	30

18.	ENTIRE AGREEMENT	30

19.	SEVERANCE	30

20.	ASSIGNMENT	30

21.	VARIATIONS	30

22.	REMEDIES AND WAIVERS	30

23.	EFFECT OF COMPLETION	31

24.	FURTHER ASSURANCE	31

25.	THIRD PARTY RIGHTS	31

26.	PAYMENTS	31

27.	COSTS AND EXPENSES	32

28.	NOTICES	32

29.	COUNTERPARTS	32

30.	GOVERNING LAW AND DISPUTE RESOLUTION	32

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SCHEDULE 1

The Sellers
Part 1 – Particulars of the Sellers
Part 2 – Notice Details of the Sellers
Part 3 – Consideration Shares

SCHEDULE 2

Details of the Group
Part 1 - Details of the Company
Part 2 - Details of the Subsidiaries

SCHEDULE 3

Completion Arrangements
Part 1 - Seller’s Obligations
Part 2 - Purchaser’s Obligations
Part 3 – Further Actions by the Company

SCHEDULE 4

Sellers’ Warranties
Part 1 – Fundamental Warranties
Part 2 – Non-Fundamental Warranties

SCHEDULE 5

Limitations on Liability

SCHEDULE 6

Purchaser’s Warranties

Part 1 – Fundamental Warranties
Part 2 – Non-Fundamental Warranties

SCHEDULE 7

Agreed Board Changes

SCHEDULE 8

Registration Rights and Lock-up Agreement

SCHEDULE 9

Tax Indemnity

SCHEDULE 10

[Intentionally omitted]

SCHEDULE 11

Properties

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AMENDED AND RESTATED SALE AND PURCHASE AGREEMENT

DATE: 14 August 2026

PARTIES:

(1)	the several persons whose names and addresses are set out in column (1) of Part 1 of Schedule 1 (collectively the “Sellers” and each a “Seller”); and

(2)	DIGINEX LIMITED, an exempted company incorporated with limited liability under the laws of the Cayman Islands with company registration number 406606 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (“Purchaser”),

(together, the “Parties” and each, a “Party”).

RECITALS:

A.	Particulars of the Group Companies are set out in Schedule 2.

B.	On 16 April 2026, the Parties entered into a sale and purchase agreement pursuant to which the Sellers have agreed to sell, and the Purchaser has agreed to purchase, the Sale Shares (the “Original SPA”).

C.	The Purchaser will issue within five (5) Business Days a notice in the agreed form to all members of the Purchaser that would be entitled to vote at a shareholder meeting to approve the Issuance Ordinary Resolution if it were otherwise approved at such a meeting in accordance with the Purchaser’s memorandum and articles of association (the “Issuance Ordinary Resolution Notice”), for the purposes of passing the Issuance Ordinary Resolution constituting the Purchaser Shareholder Approval.

D.	The Parties have agreed to amend and restate the terms of the Original SPA in accordance with the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement:

“4(a)(2) Consideration Shares” means Consideration Shares offered and sold by the Purchaser to certain of the Sellers pursuant to and in accordance with Section 4(a)(2) of the Securities Act;

“Accounts” means the audited financial statements of the Group for the accounting reference period ended on the Accounts Date, together with the auditors’ report and the notes to the audited financial statements available, such financial statements comprising, a statement of financial position, statement of comprehensive income, statement of changes in equity, and statement of cash flows;

“Accounts Date” means 31 December 2025;

“Actual Tax Liability” means the amount of a liability or increase in liability of any Group Company to make a payment of or in respect of any Tax or of an amount representing Tax, or any payment in respect of the same;

“Affiliate” means in relation to a person:

(a)	any person which, directly or indirectly Controls, is Controlled by, or is under common Control with the first mentioned person;

(b)	any fund managed and/or advised by any adviser or manager of such person defined in limb (a) above or of any (direct or indirect) holding company of such person defined in limb (a) above or any investor in or director, employee or partner of any of them; or

(c)	any general partner, limited partner, trustee, nominee, operator, arranger of, manager of, or investment adviser to, such person described in limb (a) above or of any (direct or indirect) parent of such person defined in limb (a) above, or of or to any fund managed and/or advised by any investment adviser or manager of such person or of any (direct or indirect) parent as defined in limb (b) above,

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provided that in relation to a person who is a natural person, “Affiliate” shall also include (i) such person’s “immediate family members” which shall mean the spouse, parents, grandparents, children, siblings of such person, and (ii) any entity that is Controlled by such person and/or any of such person’s immediate family members;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, financiers, auditors, agents and representatives;

“Agreed Board Changes” means the changes to the expertise and composition of the board of directors (and board committees) of the Purchaser, and the executive management of the Purchaser, in each case as set out in Schedule 7;

“Agreement” means this sale and purchase agreement;

“Amendment and Restatement Date” means 14 August 2026;

“Anicut” means Grand Anicut Fund - 4 and/ or Grand Anicut LVF -1 and its affiliates;

“Anicut Investment Agreement” means the investment agreement dated 31 January 2025 entered into amongst, inter alia, the Company, Resulticks Edge Solution Technologies Private Limited and Anicut;

“Anicut Share Subscription Agreement” means the securities subscription agreement dated 28 June 2024 entered into between the Company, Resulticks Digitals India Private Limited and Anicut;

“Anti-Corruption Laws” means: (i) the Foreign Corrupt Practices Act of 1977 as amended (Laws of United States); (ii) the Prevention of Corruption Act 1960; (iii) the Bribery Act 2010 (in the United Kingdom); (iv) the Organization for Economic Co-operation and Development (OECD) Convention on Combating Bribery of Foreign Officials in International Business Transactions; and (v) applicable laws, regulations or orders which are applicable to the Group, the Sellers or the Purchaser’s Group (as the case may be) and which are broadly equivalent to (i), (ii) or (iii) or were intended to enact the provisions of the OECD Convention described in (iv) or which has as its objective the prevention of corruption;

“Anti-Money Laundering Regulations” means all applicable financial record keeping and reporting requirements and anti-money laundering laws in each of the jurisdictions in which a Party or any Affiliates of that Party is incorporated or domiciled (as the case may be) and of all jurisdictions in which a Party and each Affiliate of that Party conducts business, the rules and regulations thereunder and any related or similar laws or guidelines, issued, administered or enforced by any Governmental Authority;

“Applicable Law” means any applicable federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or order of any Governmental Authority, including any rules promulgated by any applicable stock exchange or regulatory body, whether or not having the force of law;

“Ascertis Facilities Documents” means the facility agreement dated 2 December 2024 entered into amongst, inter alia, the Company, Ascertis Credit – India Fund III Limited and Madison Pacific Trust Limited, and all other related and/or ancillary agreements or documents entered into pursuant to or in connection with such facility agreement, in each case as may be amended from time to time;

“Business” means the business of the Group as conducted by it as at the date of this Agreement;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in Singapore, New York City, U.S.A., and the Cayman Islands;

“Business IP” means all Intellectual Property which has in the last three years been used or is used primarily in or in connection with the business of any Group Company and which is material to the business of the Group;

“Business IT” means all Information Technology which has in the last three years been used or is used primarily in connection with the business of any Group Company and which is material to the business of the Group;

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“Claim” means all Losses asserted against, incurred, suffered or incurred by, as the case may be:

(a)	the Seller Indemnitees, arising out of, relating to or which results from the matters set out in Clause 13.1; or

(b)	the Purchaser Indemnitees, arising out of, relating to or which results from the matters set out in Clause 13.2;

“Company” means RESULTICKS GLOBAL COMPANIES PTE. LIMITED, a company incorporated under the laws of Singapore with company registration number 202127753C and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190;

“Company Material Adverse Change” means:

(a)	any event, change, circumstance or effect which results in a net decrease of 30% or more in the the consolidated gross revenue of the Group (taken as a whole) for the 12-month period ending on the date of this Agreement, provided that any such decrease resulting from any of the following shall be excluded in determining whether a Company Material Adverse Change has occurred:

(i)	any outbreak or escalation of war or major hostilities or any act of terrorism;

(ii)	any changes in the financial markets or general economic, regulatory or political conditions in the jurisdictions in which the Group operates;

(iii)	any changes that generally affect the industry(ies) or market(s) in which the Group operates;

(iv)	any changes in the Relevant Accounting Standards or Applicable Law;

(v)	any matter Disclosed;

(vi)	any failure of the Group to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings, or other financial performance measures or operating statistics; and/or

(vii)	the entry into force of the Transaction Documents or any transaction contemplated thereunder, or the public announcement or other publicity related to the Transaction Documents and/or any such transaction, except in the case of paragraphs (ii) and (iii), to the extent such event, change, circumstance or effect has a disproportionate effect on a Group Company (as compared with business operating in the industry(ies) in which the Group operates); or

(b)	any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, a material adverse effect on the ability of the Sellers to consummate the Transaction;

“Completion” means completion of the Transaction in accordance with Clause 7;

“Completion Date” means a date no later than 30th October 2026, or such other date as the Sellers’ Representative and the Purchaser may agree in writing, in each case subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of all Conditions;

“Conditions” means the conditions set out in Clauses 4.1, 4.2 and 4.3, and “Condition” means any one of them;

“Confidential Information” means (a) the existence and the provisions of the Transaction Documents or the negotiations relating to the Transaction Documents and (b) all information (whether written, oral, visual, electronic or in any other form or medium) disclosed by or on behalf of the disclosing party to the recipient, whether before or after the date of this Agreement, that is marked as confidential or that, by its nature or the circumstances of its disclosure, ought reasonably to be understood to be confidential. “Confidential Information” includes, without limitation, all Know-How, trade secrets, proprietary technical, industrial and commercial information, formulas, processes, product information, designs, specifications, data, research and development, marketing and business plans, strategies, pricing, financial information, customer and supplier details, software (including source code and object code), inventions (whether patentable or not), and any analyses, compilations, studies or other documents prepared by the recipient that contain or reflect such information, in each case in whatever form held, such as paper, electronically stored data, magnetic media film and microfilm or orally;

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“Consideration” has the meaning given to it in Clause 3.1;

“Consideration Share Issue Price” means USD 1.75 per Diginex Share;

“Consideration Shares” means the 600,000,000 Diginex Shares credited as fully paid, to be allotted and issued to the Sellers in accordance with Clause 3, as may be adjusted in accordance with Clause 3.4;

“Continuing Provisions” means Clause 1, Clause 3.3(c), Clause 14.2, Clause 16, Clause 17, Clause 18, Clause 19, Clause 20, Clause 21, Clause 22, Clause 25, Clause 26, Clause 27, Clause 28, Clause 29 and Clause 30 and each other provision expressly provided to survive termination and/or rescission of this Agreement;

“Control” means, in relation to any person or entity, the possession, directly or indirectly, whether by ownership of shares, voting rights, contract or otherwise, of the power to:

(a)	in the case of a body corporate, direct or cause the direction of the management and policies of that entity by way of:

(i)	a majority of the issued shares entitled to vote for the election of directors (or analogous persons) of that body corporate;

(ii)	the appointment or removal of a majority of the members of the board of directors (or analogous body or bodies, including management boards and supervisory boards) of that body corporate;

(iii)	a majority of the voting rights exercisable at general meetings of the members of that body corporate on all, or substantially all, matters; or

(b)	in the case of any other person, the ownership of or the ability to direct a majority of the voting rights in that person,

and “Controlled” shall be construed accordingly;

“Data Protection Laws” means any Applicable Law which relates to data protection, privacy, or the collection, use, storage, transfer, disclosure or other processing of personal data (including, without limitation, the EU General Data Protection Regulation (Regulation (EU) 2016/679) and any national implementing legislation, the Singapore Personal Data Protection Act 2012 (as amended), and any other relevant foreign, federal or state privacy or data protection laws) and, where relevant, any binding decisions or regulatory requirements of data protection authorities;

“Data Room” means the data room comprising copies of documents and other information relating to the Business and the Group made available to the Purchaser at https://azureresulticks-my.sharepoint.com/personal/docs_resulticks_com/_layouts/15/onedrive.aspx?viewid=af4f9735%2Dc1ec%2D494e%2D8fb1%2D4b885e1c8197&ct=1774861285663&or=Teams%2DHL&LOF=1, as itemised in the Data Room Index;

“Data Room Index” means an index of the Data Room which is attached as Appendix B of the Disclosure Letter;

“Data Room Information” means the contents of the Data Room on the date of this Agreement, a copy of which will be provided to the Purchaser within 5 Business Days from the date of this Agreement on a USB thumb drive;

“Diginex Additional Investment” means the investment(s) into the Purchaser in an amount not less than USD 20,000,000, and where the identity of the relevant investor(s) and the terms of such investment are reasonably satisfactory to the Parties;

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“Diginex Founder Warrant Agreement” means the warrant issuance and cancellation deed dated 15 July 2024, as amended on 30 January 2026, entered into between the Purchaser, Diginex Solutions (HK) Limited and Rhino Ventures Limited;

“Diginex Founder Warrants” means the 4,170,520 warrants to purchase Diginex Shares at a subscription price of USD 6.13 per warrant (as may be adjusted in accordance with the terms of the Diginex Founder Warrant Agreement), granted by Diginex to Rhino Ventures Limited (as warrant holder) to purchase Diginex Shares pursuant to and on the terms of the Diginex Founder Warrant Agreement;

“Diginex Incentive Plan” means the Diginex Limited 2024 Omnibus Incentive Plan established by the Purchaser pursuant to which key employees and/or consultants of the Purchaser’s Group may be granted share options to subscribe to the Diginex Shares, as may be amended from time to time;

“Diginex Shares” means the ordinary shares of the Purchaser;

“Disclosed” means fairly disclosed in the Disclosed Information with such details to enable a reasonable purchaser to be aware of and identify the existence, nature, scope and impact of the relevant fact, matter or circumstance disclosed and to form a view thereon;

“Disclosed Information” means the Data Room Information and all information included in, or referred to in the Transaction Documents;

“Disclosure Letter” means the letter of the same date as this Agreement (including the contents of any schedule or appendix thereto) from the Sellers to the Purchaser containing general and specific disclosures against the Sellers’ Warranties;

“Employee Award SPV Seller” means DELPHAI TEAMS HOLDING PTE. LTD., a company incorporated under the laws of Singapore with company registration number 202625284D and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190, incorporated for the purposes of holding a portion of the Sale Shares in accordance with share awards to employees of the Group;

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, hypothecation, security interest, pre-emption right or option, and “Encumber” shall be construed accordingly;

“Event” includes (without limitation), the expiry of a period of time, a Group Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction, reorganisation, restructuring, event, act, or omission whatsoever (including the signing of this Agreement and Completion);

“Exchange Act” has the meaning given to it in paragraph 2.1 of Part 2 of Schedule 6;

“Exchange Rate” means, in respect of each amount that is to be converted from one currency into another currency, the mid-point spot rate of exchange for converting the first-mentioned currency into the other currency, displayed on the relevant page of Bloomberg on the relevant date or, if such exchange rate cannot be determined that particular day, the mid-point spot rate of exchange appearing on the relevant page of Bloomberg as at the close of business on the immediately preceding day;

“First Release Date” means the calendar day falling immediately after the expiry of the distribution compliance period applicable to the Reg S Consideration Shares as contemplated by Regulation S under the Securities Act;

“Founders” means Radhika Sundaram and Rambacthavachalam Dhakshina Moorthy and each, a “Founder”;

“Fully Diluted Basis” means a calculation assuming that all and any Diginex Shares, securities, rights, options, warrants or instruments (including debt instruments) that are convertible into or entitle the holder to acquire or receive any Diginex Shares or any options to purchase rights to subscribe for securities by their terms convertible into or exchangeable for Diginex Shares, or any other Diginex Shares with voting rights or economic rights, including any options issued (whether vested or unvested) or reserved for issuance under any share option plan or scheme by whatever name called of Diginex, existing at the time of determination have been exercised or converted into equity shares;

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“Fundamental Warranty Claim” means a Claim for breach of a Sellers’ Fundamental Warranty or a Purchaser’s Fundamental Warranty, as applicable;

“General Claim” means a Claim other than a Fundamental Warranty Claim and a Tax Claim;

“Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party or party official or candidate for political office or (iii) any company, business, enterprise or other entity owned, in whole or in part, or controlled by any person or entity described in the foregoing (i) or (ii) of this definition;

“Governmental Authority” means any supra-national, national, state, municipal or local government (including any sub-division, court, administrative agency or commission or other authority of any supra-national, national, state, municipal or local government) or any governmental or quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (including any tribunal, securities exchange, competition or antitrust authority, or supervisory body);

“Group” means the group of companies comprising the Company and the Subsidiaries, and “Group Company” means any one of them;

“HMT” means His Majesty’s Treasury;

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board;

“Indebtedness” means, without duplication (but before taking account the consummation of the transactions contemplated hereby), (a) the unpaid principal amount and accrued interest in respect of (i) all indebtedness for borrowed money of the Group, (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (iii) all obligations with respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Group thereunder); (b) all obligations of the Group evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities; (c) all obligations under capitalized leases with respect to which any Group Company is liable, determined on a consolidated basis in accordance with SFRS; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Group; and (e) all obligations of the type referred to in clauses (a) through (d) of other persons for the payment of which any Group Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations;

“Indemnified Party” has the meaning given to it in paragraph 3.1 of Schedule 5;

“Indemnifying Party” has the meaning given to it in paragraph 3.1 of Schedule 5;

“India Facilities Documents” means: (a) the debenture trust deed dated 31 January 2025 entered into between Resulticks Edge Solution Technologies Private Limited and Catalyst Trusteeship Limited; (b) the debenture trust deed dated 19 February 2025 entered into between Resulticks Edge Solution Technologies Private Limited and Catalyst Trusteeship Limited; (c) the debenture trust deed dated 31 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited; (d) the debenture trust deed dated 22 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited; (e) the Anicut Investment Agreement; (f) the Anicut Share Subscription Agreement, and (g) all other related and/or ancillary agreements or documents entered into pursuant to or in connection with such trust deeds and/or agreements, in each case as may be amended from time to time;

“Initial Listing Application” means the initial listing application with Nasdaq in connection with the Transaction in accordance with Rule 5110 of the Nasdaq Rules;

“Information Technology” means computer systems, communication systems, software and hardware;

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“Intellectual Property” means rights in and in relation to Confidential Information, trade marks, service marks, trade and business names, logos and get up (including any and all goodwill associated with or attached to any of the same), domain names, patents, inventions (whether or not patentable), registered designs, design rights, copyrights (including rights in software) and moral rights, database rights, semi-conductor topography rights, utility models and all rights or forms of protection having an equivalent or similar nature or effect anywhere in the world, whether enforceable, registered, unregistered or registrable (including, where applicable, all renewals, extensions and applications for registration) and the right to sue for damages for past and current infringement (including passing off and unfair competition) in respect of any of the same;

“Issuance Ordinary Resolution” means an ordinary resolution of members of the Purchaser, in the agreed form, passed in accordance with the rules and regulations of Nasdaq and the Purchaser’s memorandum and articles of association;

“Issuance Ordinary Resolution Notice” means the notice, in the agreed form, that the Purchaser will issue within five (5) Business Days to all members of the Purchaser that would be entitled to vote at a shareholder meeting to approve the Issuance Ordinary Resolution if it were otherwise approved at such a meeting in accordance with the Purchaser’s memorandum and articles of association;

“Know-How” means all confidential and proprietary information, data, or materials (whether or not protectable by intellectual property rights and whether or not reduced to writing) that is: (a) not in the public domain or not generally known or readily accessible to persons within the relevant industry; (b) substantial, specific, and identifiable in form or substance; and (c) developed, acquired or used by the Group or the Purchaser’s Group (as the case may be) in the course of its business activities, including (without limitation): (i) inventions, discoveries, improvements, trade secrets, techniques, processes, methods, specifications, formulations, designs, protocols, technical data, schematics, diagrams, software algorithms, source code, models, databases, and compilations of information; (ii) operational, commercial and marketing knowledge, strategies, plans, costings, pricing information, customer or supplier lists, sales and market analysis; and (iii) all other technical or business knowledge and expertise, in any form or medium, whether written, oral, electronic or otherwise;

“Licensed Business IP” means Business IP other than Owned Business IP;

“Lock-up Period” has the meaning given to it in the Registration Rights and Lock-Up Agreement;

“Long Stop Date” means 30th October 2026, or such other later date as may be agreed in writing between the Parties;

“Losses” means all losses, liabilities, costs, damages, charges, expenses, penalties, interest, actions, proceedings, claims, damages, awards, judgments, Taxes, demands and expenses (including reasonable attorneys’ fees, costs and other reasonable out-of-pocket expenses incurred in investigating, preparing or defending the foregoing);

“Material Contract” means each of the following contracts that a Group Company is party to or bound by:

(a)	any contract pursuant to which the Group has a benefit or obligation with an aggregate contract value in excess of USD 10,000,000 per annum;

(b)	any contract with a Material Customer or Material Supplier;

(c)	any contract that requires a consent to or otherwise contains a provision relating to a “change of control,” or that would prohibit or delay the consummation of the transactions contemplated by the Transaction Documents; and

(d)	any contract for the purchase of any debt or equity security or other ownership interest of any person, or for the issuance of any debt or equity security or other ownership interest, or the conversion of any obligation, instrument or security into debt or equity securities or other ownership interests of, any Group Company;

“Material Customer” means top ten largest customers of the Group taken as a whole (based on the total amount of revenues from such customer) for the 12-month period ending 31 December 2025;

“Material Supplier” means top ten largest service providers to the Group (other than in respect of the Transaction) based on purchase volume in the 12-month period ending 31 December 2025;

“Matter Dispute” means the claim by SG Analytics Private Limited against Matter DK ApS in the amount of approximately USD 185,000 for certain work done;

“Nasdaq” means The Nasdaq Stock Market LLC;

“New Investors” has the meaning given to it in Clause 4.1(g);

“Notices” has the meaning given to it in Clause 28;

“Ordinary Shares” means the ordinary shares in the capital of the Company;

“Original SPA” has the meaning given to it in Recital B;

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“Other Matters” means the following matters which have occurred prior to Completion:

(a)	the proceedings named “Patrick Shane Johnson, Jack Pena, and Hitesh Dev, Individually and on Behalf of All Others similarly situated v. Issuer Defendants: Syla Technologies Co., Ltd.; Hitek Global Inc.; Millennium Group International Holdings Ltd; Vci Global Ltd.; et. al., the Underwriter Defendants: Boustead Securities, LLC; Sutter Securities Incorporated; Revere Securities LLC; et. al. and the Individual Defendants: Keith Charles Moore; Lincoln Joseph Smith Jr; William Francis Moreno; et. al.”, which is pending in the Supreme Court of the State of New York, County of New York with Assigned Index No. 153671/2026 and filed on March 24, 2026;

(b)	the proceedings named “Leyber Gabriel Briones, Md Uzzal, Hossain, Stephen Johnson, Kiki Katsis, and Ghislan Dallaire Kounga, Individually and on Behalf of All Others similarly situated v. Issuer Defendants: Syla Technologies Co., Ltd.; Hitek Global Inc.; Millenium Group International Holdings Ltd; et. al., the Underwriter Defendants: Boustead Securities, LLC; Sutter Securities Incorporated; Revere Securities LLC; et. al. and the Individual Defendants: Keith Charles Moore; Lincoln Joseph Smith Jr; William Francis Moreno; Henry Hackel; Barry Michael Kiront; et. al.”, which is pending in the Supreme Court of the State of New York, County of New York with Assigned Index No. 154747/2026 and filed on April 13, 2026 (the “Briones Action”); and

(c)	the proceedings named “Daymond Morales, Eliza Gratzer, Osama Shoair, Brant Francher, Oliver Berroa, Tristan Filion, Adam Laurin, James Bonci, Anne Noack, Val Zavidnoy, Romil Jain, Yelena Kudevitsky, Sohag Das, Humberto Uscanga Jr., Curtis Sindorf, Steve Chovan, David Irugu, Hossam Abdalla, Paul Gluard, Stefan Lee, Oliver Charnock, Michael Mart, Navaneeth Kutti, Joseph Troy Nelson, Joel S. Gleason, Tzucheng Chang, Seyon Washington, Individually and on Behalf of All Others similarly situated v. Issuer Defendants: Hitek Global Inc.;Vci Global Ltd.; Wang & Lee Group Inc; Turbo Energy SA; Signing Day Sports Inc.; et. al., the Underwriter Defendants: Boustead Securities, LLC; Sutter Securities Incorporated; Revere Securities LLC; et. al. and the Individual Defendants: Keith Charles Moore; Lincoln Joseph Smith Jr; William Francis Moreno; et. al.”, which is pending in the Supreme Court of the State of New York, County of New York with Assigned Index No. 159271/2026 and filed on July 23, 2026;

(d)	the following matter disclosed by the Purchaser in its Form 20-F as at 13 August 2026, which is specifically reproduced below:

“Prior to our acquisition of Plan A, approximately 46 Plan A employees (the “Recipients”) had become entitled, under arrangements established by Plan A before completion, to payments in the aggregate amount of €2.6 million (the “Payments”). Under the terms of the Plan A acquisition agreement, the Payments were funded by Plan A’s selling shareholders, and for that purpose 320,020 Ordinary Shares (40,002 Ordinary Shares following the Share Consolidation) forming part of the sellers’ consideration were issued at completion to an entity designated by the principal selling shareholder, which holds them for the benefit of the Recipients. In light of changes in the market price of our Ordinary Shares since completion, differing interpretations may exist amongst the Recipients as to the form, terms and value of the Payments. No claims have been asserted as of the date of this Form 20-F. If claims were asserted in connection with the Payments against Plan A, we could incur costs (including legal and settlement) in connection with resolving such claims, and our relationship with the Recipients and employee retention at Plan A could be adversely affected.”;

(e)	an ongoing investigation purported to be conducted by The Schall Law Firm alleging certain unspecified claims against the Purchaser for violation of securities laws; and

(f)	an ongoing investigation purported to be conducted by Rosen Law Firm alleging certain unspecified claims against the Purchaser for violation of securities laws;

“Outstanding IPO Warrants” means, collectively, all of the outstanding warrants to purchase Diginex Shares issued by the Purchaser to Rhino Ventures Limited in connection with the initial public offering of the Purchaser, including:

(a)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 8.24 per Diginex Share, which expire on 23 April 2028, pursuant to a warrant instrument dated 23 January 2025 issued by the Purchaser;

(b)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 10.24 per Diginex Share, which expire on 23 July 2028, pursuant to a warrant instrument dated 23 January 2025 issued by the Purchaser; and

(c)	warrants to purchase 2,250,000 Diginex Shares at a subscription price of USD 12.32 per Diginex Share, which expire on 23 January 2029, pursuant to a warrant instrument dated 23 January 2025 issued by the Purchaser, and “Outstanding IPO Warrant Agreements” shall mean the warrant instruments referred to in (a) to (c) above;

“Owned Business IP” means Business IP which is owned by any Group Company;

“Permitted Debt Refinancing” means any refinancing of all or part of the loan facilities granted by Anicut and Catalyst Trusteeship Limited in accordance with the terms of the India Facilities Documents, prior to Completion;

“Permitted Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues Ordinary Shares and/or Preference Shares

“Personal Data” means any information relating to an identified or identifiable natural person that is processed by or on behalf of any Group Company (whether recorded automatically or manually), including any such information that identifies or can be linked, directly or indirectly, to that person (such as name, address, location data, online identifiers, account identifiers, employment data, customer data, biometric or other sensitive data) but excluding information which has been irreversibly anonymised;

“Potential M&A” has the meaning given to it in Clause 6.1(c);

“Preference Shares” means the preference shares in the capital of the Company;

“Properties” means the land and premises particulars of which are set out in Schedule 11;

“Purchaser Indemnitees” has the meaning given in Clause 13.2;

“Purchaser Material Adverse Change” means:

(a)	any event, change, circumstance or effect which results in a net decrease of 30% or more in the consolidated gross revenue of the Purchaser’s Group (taken as a whole) for the 12-month period ending on the date of this Agreement, provided that any such decrease resulting from any of the following shall be excluded in determining whether a Purchaser Material Adverse Change has occurred:

(i)	any outbreak or escalation of war or major hostilities or any act of terrorism;

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(ii)	any changes in the financial markets or general economic, regulatory or political conditions in the jurisdictions in which the Purchaser’s Group operates;

(iii)	any changes that generally affect the industry(ies) or market(s) in which the Purchaser’s Group operates;

(iv)	any changes in IFRS or Applicable Law;

(v)	any failure of the Purchaser’s Group to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings, or other financial performance measures or operating statistics; and/or

(vi)	the entry into force of the Transaction Documents or any transaction contemplated thereunder, or the public announcement or other publicity related to the Transaction Documents and/or any such transaction;

except in the case of paragraphs (ii) and (iii), to the extent such event, change, circumstance or effect has a disproportionate effect on a Group Company (as compared with business operating in the industry(ies) in which the Purchaser’s Group operates); or

(b)	any event, change, circumstance, effect or other matter that has, or would reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, a material adverse effect on the ability of the Purchaser to consummate the Transaction;

“Purchaser Shareholder Approval” means the approval of the issuance by the Purchaser of the Consideration Shares by the affirmative vote of a majority of the members of the Purchaser entitled vote thereon pursuant to an ordinary resolution in writing, in the agreed form, without holding a meeting in accordance with the rules and regulations of Nasdaq and the constitutional documents of Purchaser;

“Purchaser’s Business IP” means all Intellectual Property which has in the last three years been used primarily in or in connection with the business of any Purchaser’s Group Company and which is material to the business of the Purchaser’s Group;

“Purchaser’s Business IT” means all Information Technology which has in the last three years been used primarily in connection with the business of any Purchaser’s Group Company and which is material to the business of the Purchaser’s Group;

“Purchaser’s Licensed Business IP” means Purchaser’s Business IP other than Purchaser’s Owned Business IP;

“Purchaser’s Owned Business IP” means Purchaser’s Business IP which is owned by any Purchaser’s Group Company;

“Purchaser’s Fundamental Warranties” means the Purchaser’s Warranties set out in Part 1 of Schedule 6, and “Purchaser’s Fundamental Warranty” means any one of them as the context requires;

“Purchaser’s Group” means the group of companies comprising the Purchaser and its subsidiaries from time to time (and including, after Completion, the Group), and “Purchaser’s Group Company” means any one of them;

“Purchaser’s Warranties” means the warranties referred to in Clause 11 and set out in Schedule 6;

“Reg S Consideration Shares” means Consideration Shares offered and sold by the Purchaser to certain of the Sellers pursuant to and in accordance with Regulation S;

“Registration Rights and Lock-Up Agreement” means the registration rights and lock-up agreement in the form set out in Schedule 8;

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“Relevant Accounting Standards” has the meaning given to it in paragraph 2.1 of Part 2 of Schedule 4;

“Relevant Proportion” means, in respect of each Seller, the percentage set out against such Seller’s name in column (3) of Part 1 of Schedule 1 (as may be adjusted for New Investors that accede to this Agreement pursuant to Clause 4.1(g));

“Relevant Records” has the meaning given to it in paragraph 18 of Schedule 5;

“Relevant Security Arrangement Steps” means collectively:

(a)	the allotment and issuance of 40,000,000 Diginex Shares by the Purchaser to RVL;

(b)	the repurchase of such 40,000,000 Diginex Shares by the Purchaser from RVL, effective immediately upon the allotment and issuance of such Diginex Shares; and

(c)	the holding of all such Diginex Shares by the Purchaser as treasury shares (the “Relevant Treasury Shares”) upon such repurchase,

in each case, without any physical transfer of cash and in accordance with the terms of the Relevant Subscription and Buyback Agreement;

“Relevant Subscription and Buyback Agreement” means a subscription and buyback agreement in relation to the Relevant Security Arrangement Steps to be entered into between the Purchaser and such nominated person(s), in the agreed form;

“Relevant Treasury Shares” has the meaning given to it in the definition of “Relevant Security Arrangement Steps” in this Clause 1.1;

“Resigning Directors” means Noor Mohamed Farooq, Athanasios Charlaftis, Giandeo Pittea and Roger Michael Jupp;

“Restricted Party” means a person that is: (i) listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List; (ii) located in, incorporated under the laws of, or Controlled by a person located in or organised under the laws of, a country or territory that is the target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities);

“Resulticks Additional Investment” means (a) any investment into the Company that is to be converted into new Diginex Shares to be issued by the Purchaser, and/or (b) any commitment received by the Company for the subscription of new Diginex Shares to be issued by the Purchaser, in each case on or immediately following Completion, outside of the Consideration Shares, in an aggregate amount not less than USD 50,000,000, and where the identity of the relevant investor(s) and the terms of such investment are reasonably satisfactory to the Parties;

“Resulticks Shareholders Agreement” means the shareholders’ agreement dated 31 May 2022 in relation to the Company;

“RVL” means Rhino Ventures Limited, a company incorporated under the laws of the Cayman Islands with company registration number 984500497CB2711A4730 and having its registered office at Suite 303, 90 Fort Street, George Town, Grand Cayman, Cayman Islands;

“Sale Shares” means the Ordinary Shares and Preference Shares set out in Part 1 of Schedule 1, collectively representing the entire issued and paid-up share capital of the Company;

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (i) the United States government; (ii) the United Nations Security Council; (iii) the European Union; (iv) the United Kingdom; (v) the jurisdiction(s) of incorporation of the Company and the Purchaser; or (vi) the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury, the United States Department of State, and HMT (together the “Sanctions Authorities” and each, a “Sanctions Authority”);

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“Sanctions Authorities” and “Sanctions Authority” have the meaning given to them in Clause 1.1;

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by the Office of Foreign Assets Control of the US Department of Treasury, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” has the meaning set out in paragraph 4.1 of Schedule 6;

“Seller A” has the meaning given to it in Clause 4.3(e)(i);

“Seller Indemnitees” has the meaning given in Clause 13.1;

“Sellers’ Fundamental Warranties” means the Sellers’ Warranties set out in Part 1 of Schedule 4, and “Sellers’ Fundamental Warranty” means any one of them as the context requires;

“Sellers’ Representative” means Radhika Sundaram, acting on behalf of all the Sellers;

“Sellers’ Warranties” means the warranties referred to in Clause 8 and set out in Schedule 4, and “Seller’s Warranty” shall mean any one of them;

“Senior Employee” means each of the employees identified by Radhika Sundaram at the time of Completion;

“SFRS” means the Singapore Financial Reporting Standards promulgated by the Accounting Standards Council Singapore from time to time applicable to the Group;

“Stamp Duty Documents” means:

(a)	the Form E4A and Working Sheet D for computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue; and/or

(b)	such other documents as may be prescribed from time to time by the Stamp Duty Branch of the Inland Revenue for the purpose of assessing the stamp duty payable on a transfer of shares;

“Subsidiaries” means the subsidiaries of the Company from time to time, including, as at the date of this Agreement, the companies, details of which are set out in Part 2 of Schedule 2;

“Tax” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of India, Singapore, the United States of America or elsewhere and whenever imposed and all related penalties, fines, charges, costs, interest;

“Tax Authority” means any Governmental Authority competent to impose Tax or assess, administer or collect Tax;

“Tax Claim” means a Claim for breach of a Tax Warranty or a Tax Indemnity Claim;

“Tax Indemnity Claim” means a claim against the Sellers under paragraph 1 of Schedule 9;

“Tax Liability” means any Actual Tax Liability, or any other liability which gives or may give rise to a Tax Claim;

“Tax Relief” means:

(a)	any relief, loss, allowance, exemption, set-off or credit in respect of any Tax;

(b)	any deduction or any set off used in computing any income, profits or gains for the purposes of any Tax; or

(c)	any right to repayment of Tax including any repayment supplement or interest in respect of Tax;

“Tax Warranties” means the Sellers’ Warranties set out in paragraph 14 of Part 2 of Schedule 4 and “Tax Warranty” means any one of them as the context requires;

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“Transaction” means the sale and purchase of the Sale Shares pursuant to, and in accordance with, this Agreement;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Registration Rights and Lock-Up Agreement;

“U.S. GAAS” means United States Generally Accepted Auditing Standards as issued by the American Institute of Certified Public Accountants; and

“U.S. Person” means a “U.S. person” as defined in Rule 902(k) of Regulation S under the U.S. Securities Act.

1.2	Statutory provisions

References to any statute or statutory provision include a reference to that statute or statutory provision as amended, supplemented, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subsidiary legislation made under the relevant statute or statutory provision except to the extent that any amendment, supplement, consolidation or replacement would increase or extend the liability of the Seller under this Agreement.

1.3	Meaning of references

(a)	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

(b)	Any references to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (including fax and email).

(c)	Any references to “include” or “including” are to be construed without limitation.

(d)	Any references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

(e)	Any references to a “person” include any individual, company, partnership, joint venture, firm, association, trust, Governmental Authority or other body or entity (whether or not having separate legal personality).

(f)	Any references to “material” mean, save where the context requires otherwise, material having regard to the business, profits or assets of the Group or the Purchaser’s Group (as the case may be), taken as a whole.

(g)	Unless otherwise expressly provided, the expression “procure”, where used in the context of each of Sellers, means undertaking to exercise its voting rights and to use any and all other powers vested in it from time to time as a shareholder of the Group.

(h)	Any references to “indemnify” and to “indemnifying” any person against any Losses by reference to any matter, event or circumstance includes indemnifying and keeping that person indemnified against all Losses from time to time made, suffered or incurred as a direct or indirect consequence of or which would not have arisen but for that matter, event or circumstance.

(i)	Where the words “reasonable endeavours” are used in this Agreement in relation to the performance of any act by a Party, the words shall not give rise to an obligation on the part of that Party to assume any material expenditure to achieve the same or require that Party to take such action which would be likely to have such a detrimental effect on the current or future development of the business of that Party that it would be unreasonable to expect that Party to take it.

(j)	Any references to “USD” means the lawful currency of the United States of America, as at the date of this Agreement.

(k)	Any references to books, records or other information means books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

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(l)	Any references to Clauses, paragraphs, Parts and Schedules are to clauses, paragraphs and parts of, and schedules to, this Agreement. The Schedules form part of this Agreement.

(m)	Any references to a document in the “agreed form” is to the form of the relevant document in the form and on terms to be agreed between the Sellers’ Representative (acting on behalf of all Sellers) and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of each of them).

1.4	In this Agreement, subject to any express provision in this Agreement to the contrary, a warranty, covenant or obligation given or entered into by more than one (1) person binds them jointly and severally.

1.5	Headings

The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.6	Awareness of the Sellers

Where any statement in the Sellers’ Warranties given by a Seller is qualified by the expression “to the best of the Seller’s knowledge” or any similar expression, the expression shall mean the actual knowledge, belief, or awareness of such Seller only (such that each Seller is deemed to have actual knowledge of all facts, matters and circumstances within his own knowledge and not the knowledge of any other Seller), and the knowledge that such Seller ought reasonably to have had after making reasonable enquiries.

1.7	Several liability of the Sellers

Notwithstanding any provision in this Agreement or any other Transaction Document to the contrary, the Parties acknowledge and agree that:

(a)	the liabilities, obligations and undertakings of the Sellers under this Agreement (including in respect of the Sellers’ Warranties) and the other Transaction Documents shall be several (and not joint or joint and several);

(b)	without prejudice to the generality of Clause 1.7(a):

(i)	(A) each Seller shall give the Sellers’ Fundamental Warranties severally and only in respect of itself/himself, and in respect of the Sale Shares held by it/him and (B) subject to Clause 1.7(c), each Seller shall give all other Sellers’ Warranties on a several (and not joint or joint and several) basis; and

(ii)	each Seller shall be severally responsible for its/his own (A) respective obligations on Completion specified in Schedule 3, and not for the obligations of any other Seller on Completion specified in Schedule 3, and (B) compliance with the obligations under Clauses 16 and 17; and

(c)	any Claim by the Purchaser under this Agreement or the other Transaction Documents against any Seller (whether in respect of any breach of the Sellers’ Warranties or otherwise) shall be made based on such Seller’s Relevant Proportion.

1.8	Sellers’ Representative

Each of the Sellers (other than the Sellers’ Representative) irrevocably appoints the Sellers’ Representative, and the Sellers’ Representative hereby accepts such appointment, as agent for and on behalf of the Sellers with full and exclusive authority to negotiate and agree the terms of this Agreement or any Transaction Documents, and to take all actions specifically mandated by the terms of this Agreement, the Transaction Documents or any ancillary agreements, it being acknowledged and agreed that any Notice made by the Purchaser to the Sellers shall be made to each Seller individually.

1.9	Awareness of the Purchaser

Where any statement in the Purchaser’s Warranties given by the Purchaser is qualified by the expression “to the best of the Purchaser’s knowledge” or any similar expression, the expression shall mean the actual knowledge, belief, or awareness of the Purchaser, and the knowledge that the Purchaser ought reasonably to have had after making reasonable enquiries.

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1.10	Exchange Rate

Unless otherwise provided in this Agreement, if any amount is to be converted to USD:

(a)	for the purposes of making any payment under this Agreement, such amount shall be converted into USD at the Exchange Rate applicable on the date which falls three (3) Business Days prior to the relevant payment date; and

(b)	for determining whether a monetary limit or threshold set out in Schedule 5 has been reached or exceeded and the value of the Claim is expressed in a currency other than USD, the value of that Claim shall be converted into USD at the Exchange Rate applicable on the date which falls on the date of receipt of notice by the Seller of such Claim in accordance with paragraph 3 of Schedule 5.

1.11	Amendment and restatement

With effect on and from the Amendment and Restatement Date, the Original SPA shall be amended and restated so that it shall be replaced in its entirety by this Agreement and it shall, on and from the Amendment and Restatement Date, be read, construed and take effect in accordance with the terms of this Agreement, provided that all references to “the date of this Agreement” in this Agreement shall continue to refer to 16 April 2026. Any references to the Original SPA in the Transaction Documents or any documents in relation thereto shall be construed as references to this Agreement, as may be amended, consolidated, supplemented, novated or replaced from time to time.

2.	SALE AND PURCHASE

2.1	Sale and purchase of Sale Shares

(a)	At Completion, each Seller shall sell, and the Purchaser shall purchase, the entire legal and beneficial ownership in the Sale Shares listed against that Seller’s name in column (3) of Part 1 of Schedule 1, with all rights attaching to them at Completion, free from all Encumbrances, on the terms and conditions of this Agreement.

(b)	None of the Sellers or the Purchaser shall be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all of the Sale Shares are completed simultaneously.

2.2	Waivers of restrictions on transfer

Each Seller hereby waives, subject only to Completion, any rights it may have in respect of the redemption, pre-emption, first refusal or any other restrictions in relation to the transfer of the Sale Shares, whether under the constitution of the Company or otherwise.

3.	CONSIDERATION

3.1	Total purchase price

The total purchase price for the Sale Shares to be paid by the Purchaser is such amount equal to 600,000,000 multiplied by the Consideration Share Issue Price (the “Consideration”), which shall be satisfied by the allotment and issuance of the Consideration Shares by the Purchaser to the Sellers in accordance with this Agreement.

3.2	Sellers’ proportional entitlement

The Sellers shall be entitled to the Consideration Shares in their Relevant Proportions.

3.3	Consideration Shares

(a)	Allotment and issuance of Consideration Shares

At Completion, the Purchaser shall allot and issue to each of the Sellers (or its nominee(s)), such Seller’s Relevant Proportion of the Consideration Shares (rounded to the nearest whole share), free from all Encumbrances, at a nil or nominal subscription price, in accordance with Clause 3.4.

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(b)	[intentionally omitted]

(c)	The Purchaser shall, no later than 5 days prior to the First Release Date, issue a public press release or file with the SEC a report on Form 6-K containing any material non-public information about the Purchaser that has been disclosed by the Purchaser to any Seller, provided that the Purchaser shall provide each applicable Seller to which such information has been disclosed a reasonable opportunity to review and comment on such disclosure and shall not include in any such disclosure any confidential information relating to the Company or any of the Founders without the written consent of each, as applicable.

3.4	Issuance of Shares; Purchaser Shareholder Approval

(a)	If the Purchaser undertakes any corporate action to reclassify, combine (including by reverse share split), combine, split, subdivide or redeem, or repurchase or otherwise acquire, or otherwise reorganize, its authorised or issued share capital or issues any bonus shares during or by reference to any period between the date of this Agreement and the date of allotment of any of the Consideration Shares, the number of such Consideration Shares, and/or the relevant subscription price, shall be appropriately adjusted by such amount as shall be necessary to take account of the same to provide to the Sellers the same economic effect as contemplated by this Agreement prior to such action, provided that nothing in this Clause 3.4(a) shall be construed to permit the Purchaser to take any action with respect to any securities that is prohibited by this Agreement, including Clause 6.1.

(b)	The Purchaser shall forthwith after the execution of this Agreement, file with Nasdaq an Initial Listing Application and, if applicable, any other required listing application. For the avoidance of doubt, the Purchaser agrees to comply with all requirements of Nasdaq, and take all actions that may be required, for the listing of the Consideration Shares on Nasdaq, and shall ensure that the Initial Listing Application and, if applicable, any other required listing application, are submitted, and Nasdaq permission therefor is obtained, by the date such shares are required to be issued in accordance with this Agreement. The Purchaser shall supply all such information, give all such undertakings, execute all such documents, pay all such fees and do or procure to be done all such things as may be required to be done by Nasdaq in respect of such listing and approval.

(c)	The Purchaser shall file a registration statement registering for resale securities held by the Sellers in accordance with the Registration Rights and Lock-Up Agreement, substantially in the form as set out in Schedule 8.

(d)	The Purchaser shall issue the Issuance Ordinary Resolution Notice within five (5) business days of the Amendment and Restatement Date to all members of the Purchaser to procure the Purchaser Shareholder Approval in accordance with the Purchaser’s memorandum and articles of association. The Purchaser shall not withdraw or amend the Issuance Ordinary Resolution Notice without the consent of the Sellers. Without limiting the generality of the foregoing, the Purchaser shall, as promptly as practicable following the Amendment and Restatement Date (and in any event prior to the issuance of any Consideration Shares), procure delivery of the Purchaser Shareholder Approval required to authorise the issuance of the Consideration Shares in full compliance with the rules and regulations of Nasdaq, the Companies Act (as amended) of the Cayman Islands, the Purchaser’s memorandum and articles of association and by way of written resolutions of the members. Such Purchaser Shareholder Approval shall be effective prior to the issuance of any Consideration Shares.

4.	CONDITIONS

4.1	Conditions to obligations of the Parties

The obligations of the Parties to complete the Transaction are subject to the satisfaction (or waiver in writing) of the following Conditions:

(a)	all consents, approvals, clearances, permissions and/or waivers required under Applicable Law or from any Governmental Authority (including any competition authority) for the execution of this Agreement and the consummation of the transactions contemplated hereunder having been obtained and remaining in full force and effect, and all applicable waiting periods having expired, lapsed or been terminated;

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(b)	the Initial Listing Application and, if applicable, any other required listing application, having been submitted by the Purchaser to, and approved by, Nasdaq (the “Nasdaq Condition”);

(c)	resolutions of the nomination committee and the board of directors of the Purchaser having been passed, approving the Agreed Board Changes and resolving to implement the Agreed Board Changes with effect on Completion, and such resolutions not having been withdrawn, amended or otherwise revoked, and the Agreed Board Changes having been effected at Completion;

(d)	Purchaser Shareholder Approval having been obtained and not withdrawn, amended or otherwise revoked;

(e)	the relevant written consents to the Transaction and the resulting change of control of the Group having been obtained from each of:

(i)	Ascertis Credit – India Fund III Limited and Madison Pacific Trust Limited, in accordance with the terms of the Ascertis Facilities Documents; and

(ii)	Anicut and Catalyst Trusteeship Limited in accordance with the terms of the India Facilities Documents (and/or from any other lender of the Group in accordance with the terms of the relevant loan facilities, in the event of a Permitted Debt Refinancing);

(f)	a written notice having been given to HDFC Bank Limited. in accordance with the terms of the Master Services Agreement signed on 6th February 2018, and Sonata Information Technology Limited, in accordance with the terms of the Google Cloud Platform Services Agreement signed on 27 October 2025, notifying both parties of the proposed change of control of the Company arising from the transactions contemplated by this Agreement;

(g)	if a Permitted Equity Financing occurs between the date of this Agreement and Completion, each of the investors participating in such transaction(s) (“New Investors”) shall have executed and delivered to the Purchaser a deed of adherence to this Agreement under which such investor agrees to be bound by the terms hereof;

(h)	all of the Diginex Founder Warrants and the Outstanding IPO Warrants having been terminated and cancelled in full with no further liability to the Purchaser’s Group, with effect from Completion, for nil consideration;

(i)	approval of the Purchaser in extraordinary general meeting having been duly obtained to increase the authorised share capital of the Purchaser to the extent necessary to permit the allotment and issuance of the Consideration Shares and the Relevant Treasury Shares;

(j)	in respect of the Diginex Additional Investment:

(i)	(A) a portion of the Diginex Additional Investment representing investment proceeds of at least USD 3,500,000 having been completed and such proceeds from the Diginex Additional Investment having been received in full in cash by the Purchaser, and (B) from the date of receipt of the proceeds of the Diginex Additional Investment until Completion, all of such proceeds having been retained within the Purchaser’s Group and not applied, paid, utilised or transferred within or outside the Purchaser’s Group, for any purpose except (I) for payments in the ordinary course of business of the Purchaser’s Group consistent with past practice and in adherence to a budget agreed in writing between the Purchaser and the Seller’s Representative on or prior to the Amendment and Restatement Date or (II) with the prior written consent of the Sellers’ Representative; and

(ii)	in respect of the remaining portion of the Diginex Additional Investment which has not been completed prior to Completion:

(A)	the terms of all of the relevant transaction documents relating to such remaining portion of the Diginex Additional Investment having been amended on terms satisfactory to the Sellers’ Representative; and

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(B)	the Relevant Subscription and Buyback Agreement having been duly executed, the Relevant Security Arrangement Steps having been effected in accordance with Applicable Law on or before Completion and evidence thereof (including the updated register of members of the Purchaser evidencing that the Relevant Treasury Shares are held by the Purchaser as treasury shares) having been delivered by the Purchaser to the Sellers’ Representative, and all of the Relevant Treasury Shares being held by the Purchaser as treasury shares as at Completion (or such other alternative security arrangement over such 40,000,000 Diginex Shares having been effected, including by way of the pledging of such Diginex Shares or an escrow arrangement over such Diginex Shares, to guarantee the successful completion of such remaining portion of the Diginex Additional Investment in accordance with such amended terms, as the Parties may agree in writing);

(k)	the Purchaser’s Group having sufficient cash, in the reasonable determination of the Sellers’ Representative, for the Purchaser’s Group to be able to (A) repay, satisfy and discharge in full all of the past, current, outstanding and contingent liabilities of the Purchaser’s Group (including but not limited to any liabilities incurred in connection with any payments in connection with the termination or resignation of the appointment, employment or engagement of any officers, employees or independent contractors of any member of the Purchaser’s Group, and any introducer fee or other similar consideration payable by any member of the Purchaser’s Group to any introducer), as determined at the Completion Date, and (B) cover the operating expenses of the Purchaser’s Group following Completion, up to at least 31 December 2026;

(l)	the Resulticks Additional Investment having been completed, and the proceeds from the Resulticks Additional Investment having been received in full in cash by the Group; and

(m)	the Purchaser’s Group having taken out such business insurance policies (including but not limited to (A) director and officer insurance, including coverage for liabilities of each member of the Purchaser’s Group in respect of securities-related claims (including shareholder class actions and market manipulation claims) and (B) professional indemnity insurance and error and omissions insurance up to a coverage amount of not less than USD 1,000,000), on such terms as the Sellers’ Representative may require, and such policies remaining in full force and effect as at Completion.

4.2	Conditions to obligations of the Sellers

The obligations of the Sellers to complete the Transaction are subject to the satisfaction (or waiver in writing by the Sellers’ Representative) of the following Conditions:

(a)	no Purchaser Material Adverse Change having occurred;

(b)	(i) each of the Purchaser’s Fundamental Warranties being true and accurate in all respects as of the date of this Agreement and as at Completion as if made at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) all of the other Purchaser’s Warranties being true and accurate in all material respects as of the date of this Agreement and as at Completion as if made at Completion (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c)	the Purchaser having complied in all material respects with all of its obligations under this Agreement;

(d)	the Purchaser having delivered an irrevocable written notice to each of the Senior Employees confirming their eligibility to participate in the Diginex Incentive Plan on and from the Completion Date; and

(e)	the Purchaser having used all reasonable endeavours to procure the satisfaction of the Conditions set out in Clauses 4.1(a), 4.1(b), 4.1(c), 4.1(d), 4.1(h) and 4.1(i).

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4.3	Conditions to obligations of the Purchaser

The obligations of the Purchaser to complete the Transaction are subject to the satisfaction (or waiver in writing by the Purchaser) of the following Conditions:

(a)	no Company Material Adverse Change having occurred;

(b)	(i) each of the Sellers’ Fundamental Warranties being true and accurate in all respects as of the date of this Agreement and as at Completion as if made at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) all of the other Sellers’ Warranties being true and accurate in all material respects as of the date of this Agreement and as at Completion as if made at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date);

(c)	the Sellers having complied in all material respects with all of their obligations under this Agreement;

(d)	the Founders having used all reasonable endeavours to procure the satisfaction of the Conditions set out in Clauses 4.1(a), 4.1(e), 4.1(f) and 4.1(g); and

(e)	either:

(i)	one or more of the Sellers (or such other investor(s)) (collectively, “Seller A”) having acquired all of the Ordinary Shares held by each of Equiom Fiduciary Services (Hong Kong) Limited as Trustee of the Giorgini Trust, and Artemis Holdings Limited, and where Seller A shall sell such Ordinary Shares as Sale Shares in accordance with the terms of this Agreement, provided that if any of Seller A is an investor who is not a Seller as at the Amendment and Restatement Date, such investor(s) having executed and delivered to the Purchaser a deed of adherence to this Agreement under which such investor agrees to be bound by the terms hereof as a Seller; or

(ii)	such other alternative arrangement having been implemented to ensure that the Sale Shares to be sold at Completion represents the entire issued and paid-up share capital of the Company, and such necessary amendments to the Transaction Documents having been made for consistency with such alternative arrangement, on such terms reasonably satisfactory to the Purchaser and the Sellers’ Representative.

4.4	Parties’ Commitments

(a)	The Purchaser shall use its reasonable endeavours to procure the satisfaction of the Conditions (other than Conditions which by their nature can only be satisfied on and subject to Completion taking place) set out in Clause 4.2 as soon as reasonably practicable following the date of this Agreement and in any event prior to the Long Stop Date.

(b)	The Sellers shall use their respective reasonable endeavours to procure the satisfaction of the Conditions (other than Conditions which by their nature can only be satisfied on and subject to Completion taking place) set out in Clause 4.3 as soon as reasonably practicable following the date of this Agreement and in any event prior to the Long Stop Date.

(c)	Each of the Sellers and the Purchaser shall provide such assistance to the other as is necessary or desirable to ensure the satisfaction of the Conditions as soon as reasonably practicable and in any event before the Long Stop Date.

(d)	The Purchaser undertakes not to take any action, enter into any transaction (including any merger or acquisition) or enter into any agreement to effect any such transaction, that might reasonably be expected to preclude or make it materially more difficult, or to increase materially the time required, to satisfy the Conditions.

(e)	In relation to the Nasdaq Condition:

(i)	the Sellers shall be primarily responsible for preparing the draft Initial Listing Application, and the Purchaser shall be primarily responsible for reviewing and confirming the draft Initial Listing Application, and submitting the Initial Listing Application. Each Party shall consult with each other in respect of the preparation and submission of any further documentation required by Nasdaq in connection therewith;

(ii)	without prejudice to the generality of Clause 4.4(a), the Purchaser shall cause the Initial Listing Application, when filed, to comply with all requirements applicable thereto and ensure that the Initial Listing Application is submitted to Nasdaq as soon as reasonably practicable after the Amended and Restatement Date;

(iii)	each Seller shall provide (A) such assistance to the Purchaser as is reasonably required to ensure that the Initial Listing Application is submitted in accordance with Clause 4.4(e)(ii) and (B) such information as may be required in connection with the Initial Listing Application and, if applicable, any other required listing application (in redacted form if deemed appropriate for reasons of confidentiality, legal privilege or compliance with Applicable Law). The Sellers shall use their respective reasonable efforts to procure that the audits of the Group in respect of financial years 2024 and 2025 by a PCAOB registered independent accounting firm in accordance with U.S. GAAS are completed within 45 days from the Amendment and Restatement Date;

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(iv)	each Party shall provide such information about it and its Affiliates as may be reasonably required to ensure that any request for information by Nasdaq or any other Governmental Authority is fulfilled promptly and in any event in accordance with any applicable time limit;

(v)	the Parties shall consult with each other and agree on to the form and contents of the Initial Listing Application, and all documents proposed to be submitted to Nasdaq in connection therewith, in each case prior to submission.

(vi)	the Purchaser shall respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Initial Listing Application and have the Initial Listing Application approved by Nasdaq, as promptly as practicable after such filing;

(vii)	throughout the period during which the Initial Listing Application and the Transaction are being considered by Nasdaq and/or any other the Governmental Authority:

(A)	the Purchaser shall consult with the Sellers’ Representative sufficiently in advance of any material communication (whether written or otherwise) which it or its advisers or representatives propose to make or submit to Nasdaq and/or any other Governmental Authority or publicly announce, in relation to the Initial Listing Application and/or the Transaction. The Purchaser undertakes to incorporate into any such communication any reasonable comments that the Sellers’ Representative may provide to the Purchaser prior to the Purchaser making such communication;

(B)	the Purchaser shall keep the Sellers’ Representative promptly and fully informed as to the progress of the Initial Listing Application and any material communication with Nasdaq and/or any other Governmental Authority, including, without limitation, providing copies to the Sellers’ Representative of any written communications sent to, or received from, Nasdaq and/or any other Governmental Authority, or publicly announced by the Purchaser, in each case in relation to the Initial Listing Application and/or the Transaction;

(C)	if Nasdaq and/or any other Governmental Authority requests a meeting with the Purchaser and/or the Sellers, the Purchaser shall promptly notify the Sellers’ Representative sufficiently in advance of such meeting, and consult with the Sellers’ Representative as to the proposed contents of and attendees at such meeting;

(D)	the Purchaser and the Sellers shall fully co-operate in any consultation process undertaken by Nasdaq and/or any other Governmental Authority in connection with the Initial Listing Application and/or the Transaction; and

(E)	to the extent that Nasdaq and/or any other Governmental Authority indicates that the Nasdaq Condition may only be satisfied if the Parties accept certain conditions, obligations or modifications to the terms of the Transaction, the Purchaser shall promptly inform the Sellers’ Representative of the same and consult with the Sellers’ Representative in relation thereto.

(viii)	The Purchaser shall notify the Sellers’ Representative of the time of the approval of the Initial Listing Application and the approval for listing on the Nasdaq of the applicable securities in connection with the Transactions, promptly after the Purchaser has received notice thereof.

(f)	Clause 4.4(e) shall apply equally to any other Nasdaq listing requirement or application required in connection with the Transaction.

4.5	Notification of Satisfaction of Conditions

If any of the Parties becomes aware:

(a)	of any material developments in relation to the satisfaction of any Condition;

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(b)	that any Condition has been satisfied; or

(c)	that any Condition has become incapable of being satisfied prior to the Long Stop Date,

that Party shall as soon as reasonably practicable notify the other Parties in writing of such circumstances, setting forth in reasonable detail the facts or circumstances related thereto.

4.6	Failure to Fulfil Conditions

If any of the Conditions have not been fulfilled, satisfied or waived pursuant to this Clause 4 by the Long Stop Date, then, subject to the remainder of this Clause, each of the Sellers’ Representative (on behalf of the Sellers) and the Purchaser shall have the right to terminate this Agreement by written notice to the other; provided, that neither the Sellers’ Representative (on behalf of the Sellers) nor the Purchaser shall have the right to terminate this Agreement pursuant to this Clause 4.6 if a Seller’s (in the case of purported termination by the Sellers’ Representative) or the Purchaser’s (in the case of purported termination by the Purchaser) failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the failure of any Condition to be satisfied by the Long Stop Date. Upon such termination, this Agreement shall cease to have further effect except for the Continuing Provisions (which shall remain in force) but without prejudice to any rights or liabilities arising in respect of claims arising out of any antecedent breach of this Agreement.

5.	SELLERS’ PRE-COMPLETION OBLIGATIONS

5.1	Subject to Clause 5.2, each Seller undertakes to the Purchaser to exercise its voting rights and all powers available to it, within the confines of Applicable Law, to ensure that between the date of this Agreement and Completion, each Group Company shall carry on its respective business as a going concern in the ordinary course of business consistent with past practice, and that no Group Company shall:

(a)	allot or issue, sell, pledge, transfer, dispose of or otherwise subject to any Encumbrance any shares or other equity securities of such Group Company or any options, warrants, convertible securities or other rights of any kind to acquire any such shares, or any other equity or ownership interest in such Group Company, other than the issuance of shares to the Employee Award SPV Seller in connection with the employee share option plan of the Group (provided that such Employee Award SPV Seller shall, following its incorporation, accede to this Agreement as a Seller in respect of such shares);

(b)	declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its shares or other equity or ownership interest;

(c)	reclassify, combine, split, subdivide or redeem, or repurchase or otherwise acquire, directly or indirectly, any of its shares or other equity or ownership interest, or make any other change with respect to its capital structure;

(d)	incur any indebtedness or issue any debt securities, or make any loans or advances, except in the ordinary course of business consistent with past practice, provided that such indebtedness does not result in a breach of, or default under, any existing financing or facility agreement entered into by the Group, and provided further that in no event shall such Group Company (A) incur, assume or guarantee any long-term indebtedness for borrowed money or (B) make any optional repayment of any indebtedness for borrowed money;

(e)	increase the compensation payable or the benefits provided to its Senior Employees, except for normal merit and cost-of-living increases or annual increments in salaries or wages or annual bonuses consistent with past practice, or grant any severance or termination payment to any Senior Employee, or establish or amend any share incentive scheme, share option scheme or profit sharing scheme for all or any of its directors or employees;

(f)	enter into any contract or other arrangement with any Seller or any Seller’s Affiliates except on arms’ length terms and other than in the ordinary course consistent with past practice;

(g)	make any change in any method of accounting or accounting practice or policy of such Group Company, except as required by the Relevant Accounting Standards;

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(h)	make, revoke or modify any Tax election, settle or compromise any Tax liability or file any Tax return other than on a basis consistent with past practice;

(i)	pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against on the Accounts or subsequently incurred in the ordinary course of business consistent with past practice or (B) the payment of the agreed settlement with Versium Shareholder Group LLC (as representative of the former shareholders and optionholders of Versium Analytics, Inc.);

(j)	cancel, compromise, waive or release any right or claim other than in the ordinary course of business consistent with past practice;

(k)	permit the lapse of any existing material policy of insurance relating to the business or assets of the Group Company;

(l)	accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except in the ordinary course of business consistent with past practice;

(m)	permit the lapse of any right relating to Intellectual Property or any other intangible asset used in the business of the Group Company;

(n)	dispose of or agree to dispose of any asset, involving consideration, expenditure or liabilities in excess of USD 10,000,000, exclusive of Taxes, other than those transactions carried out or executed in the ordinary and usual course of business consistent with past practice;

(o)	make any alteration to the constitutional documents of such Group Company except for ministerial amendments;

(p)	make any change to its policies and practice in relation to the payment of creditors except in the ordinary course of business consistent with past practice;

(q)	engage in any merger, consolidation, reorganisation, reclassification or similar transaction;

(r)	make any proposal for the liquidation of such Group Company, for the appointment of any receiver or administrator, or judicial manager to such Group Company, or for any analogous proceedings or actions; or

(s)	agree, conditionally or unconditionally, to do any of the foregoing.

5.2	Clause 5.1 does not apply in respect of, and shall not operate so as to restrict or prevent:

(a)	any action, or the omission to take any action, which is necessary to discharge any obligation undertaken pursuant to any contract, agreement, arrangement, licence or consent entered into by or granted to any Group Company or any contract, agreement, arrangement, licence or consent that has been entered into or granted to by any Group Company;

(b)	any matter reasonably undertaken by any Group Company in an emergency or disaster situation, including relating to life, fire or health and safety, with the intention of minimising any adverse effect of such situation; or

(c)	the completion or performance of any action, or the omission to take any action:

(i)	pursuant to any matter permitted by or required in respect of any Transaction Document;

(ii)	as required under Applicable Law or as required by a Governmental Authority;

(iii)	pursuant to the Resulticks Additional Investment, any Permitted Equity Financing or any Permitted Debt Refinancing;

(iv)	pursuant to any bona fide transaction or series of transactions with the principal purpose of raising debt capital, provided that immediately after giving effect to such indebtedness, the aggregate Indebtedness of the Group does not exceed USD 200,000,000; or

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(v)	at the written request or with the consent of the Purchaser, such consent:

(A)	not to be unreasonably withheld, delayed or conditioned; and

(B)	to be deemed to have been given by the Purchaser if the Purchaser does not respond to a written request for consent from the Seller within ten (10) Business Days of having received such request.

5.3	From the date of this Agreement up to the Completion Date, to the extent permitted under Applicable Laws, the Sellers shall, and shall cause the Company and its Subsidiaries to, afford the Purchaser and its Agents reasonable access during normal office hours to the properties, offices, management, employees, books, records and financial information of the Group, provided that the Purchaser’s access right under this Clause 5.3 is subject to (a) the Sellers and the Group’s right to withhold any information that is price-sensitive, privileged or of a commercially sensitive nature; and (b) the Purchaser having given reasonable prior notice and such access being requested at reasonable times and intervals. The Purchaser acknowledges and agrees that any information accessed pursuant to this Clause is subject to the terms of Clause 16.

5.4	[intentionally omitted]

5.5	Each of the Sellers shall cooperate and take all such steps as may be reasonably required by the Purchaser’s registered agent (including, if applicable, providing to the Purchaser’s registered agent, or to the Purchaser for onward delivery to its registered agent, all information, documents and other materials required for “know-your-client”, anti-money laundering and other compliance purposes) in order to enable the Purchaser to issue to such Seller the Consideration Shares in accordance with the terms of this Agreement, and to enable the Purchaser’s registered agent to comply with its applicable legal and regulatory obligations.

6.	PURCHASER’S PRE-COMPLETION OBLIGATIONS

6.1	Subject to Clause 6.2, the Purchaser undertakes to the Sellers that, within the confines of Applicable Law, it shall ensure that between the date of this Agreement and Completion, the Purchaser’s Group shall maintain its listing on the Nasdaq and carry on its respective business as a going concern in the ordinary course of business consistent with past practice, and that no Purchaser’s Group Company shall:

(a)	make any alteration to the constitutional documents of such Purchaser’s Group Company except for ministerial amendments, or make any change to the composition, independence, charters, voting rights or responsibilities of the board of directors or any board committee of such Purchaser’s Group Company;

(b)	make any proposal for the liquidation of any Purchaser’s Group Company, for the appointment of any receiver or administrator, or judicial manager to such Purchaser’s Group Company or any analogous proceedings or actions;

(c)	(i) allot or issue any shares or other equity securities of such Purchaser’s Group Company, or (ii) issue any options, warrants, convertible securities or other rights of any kind to acquire any such shares or other equity securities, or any other equity or ownership interest of such Purchaser’s Group Company other than issuances to the extent necessary to discharge any obligation undertaken pursuant to such contracts entered into by the Purchaser relating to acquisitions undertaken by the Purchaser and/or relating to the issuance of Diginex Shares to non-executive directors of the Purchaser up to an annual value of USD 100,000 per non-executive director, in each case provided that such contracts have been Disclosed to the Sellers prior to the date of this Agreement, or (iii) amend the terms of any existing options, warrants, convertible securities or other rights of any kind to acquire any such shares or other equity securities, including any of the Outstanding IPO Warrants and any of the Diginex Founder Warrants;

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(d)	directly or indirectly: (a) encourage, solicit, initiate, facilitate or continue inquiries regarding any potential acquisition or business combination (whether through a merger, recapitalisation or otherwise) of any business, assets or undertaking from a third party (“Potential M&A”), (b) enter into discussions or negotiations with any person with, or provide any information to, any person concerning any Potential M&A, and/or (c) enter into any agreements or other instruments (whether binding or not) regarding any Potential M&A;

(e)	declare, set aside, make or pay any non-cash dividend or other distribution on or with respect to any of its shares or other equity or ownership interest;

(f)	reclassify, combine (including by reverse share split), combine, split, subdivide or redeem, or repurchase or otherwise acquire, or otherwise reorganize, directly or indirectly, any of its shares or other equity or ownership interest; or

(g)	agree, conditionally or unconditionally, to do any of the foregoing.

6.2	Clause 6.1 does not apply in respect of, and shall not operate so as to restrict or prevent:

(a)	any matter reasonably undertaken by any Purchaser’s Group Company in an emergency or disaster situation, including relating to life, fire or health and safety, with the intention of minimising any adverse effect of such situation; or

(b)	the completion or performance of any action, or the omission to take any action:

(i)	pursuant to any matter permitted by or required in respect of any Transaction Document;

(ii)	as required under Applicable Law or as required by any Governmental Authority;

(iii)	pursuant to the Diginex Additional Investment; or

(iv)	at the written request or with the consent of the Sellers’ Representative, such consent:

(A)	not to be unreasonably withheld, delayed or conditioned; and

(B)	to be deemed to have been given by the Sellers’ Representative if the Sellers’ Representative does not respond to a written request for consent from the Purchaser within ten (10) Business Days of having received such request.

6.3	The Purchaser undertakes that there has been no, and there shall be no, amendment or variation, or any agreement to amend or vary, any of the terms of the Diginex Founder Warrant Agreement and/or the Outstanding IPO Warrant Agreements (as disclosed in Purchaser’s Form 6K filing with the SEC dated 23 March 2026), in each case without the prior written consent of the Sellers’ Representative.

6.4	From the date of this Agreement up to the Completion Date, to the extent permitted under Applicable Laws, the Purchaser shall, and shall cause each Purchaser’s Group Company to, afford each of the Sellers and its respective Agents reasonable access during normal office hours to the properties, offices, management, employees, books, records and financial information of the Purchaser’s Group, provided that the Sellers’ access right under this Clause 6.4 is subject to (a) the Purchaser’s Group’s right to withhold any information that is price-sensitive, privileged or of a commercially sensitive nature; and (b) the relevant Seller having given reasonable prior notice and such access being requested at reasonable times and intervals. The Sellers acknowledge and agree that any information accessed pursuant to this Clause is subject to the terms of Clause 16.

6.5	Prior to the Completion Date, the Purchaser shall procure run-off directors and officers insurance cover for a period of no more than 5 years from Completion in respect of the liability of each of the existing directors on the board of directors of the Purchaser who shall resign or be removed in accordance with the Agreed Board Changes, on such terms as shall be agreed in writing between the Purchaser and the Sellers’ Representative.

7.	COMPLETION

7.1	Timing and location of Completion

Completion shall take place on the Completion Date electronically, or at such other time and place or in such other manner as may be agreed in writing between the Sellers and the Purchaser.

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7.2	Obligations of the Sellers and the Purchaser at Completion

At Completion, the Sellers shall undertake those actions listed in Part 1 of Schedule 3, the Purchaser shall undertake those actions listed in Part 2 of Schedule 3 and the Parties shall undertake those actions listed in Part 3 of Schedule 3.

7.3	Failure to complete

(a)	If the Purchaser fails to comply with any material obligations under Clause 7.2 on the Completion Date, the Sellers’ Representative (acting on behalf of all the Sellers) may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the other Parties:

(i)	defer Completion by a period of not more than fifteen (15) Business Days to such other date as it may specify in such notice (and so that the provisions of this Clause 7 shall apply to Completion as so deferred), provided that Completion may be deferred a maximum of once;

(ii)	proceed to Completion so far as practicable without limiting its rights under this Agreement and/or Applicable Law; or

(iii)	terminate this Agreement without any liability on its part.

(b)	If any Seller fails to comply with any material obligations under Clause 7.2 on the Completion Date, the Purchaser may in its absolute discretion (in addition and without prejudice to any other right or remedy available to it) by written notice to the Sellers’ Representative:

(i)	defer Completion by a period of not more than fifteen (15) Business Days to such other date as it may specify in such notice (and so that the provisions of this Clause 7 shall apply to Completion as so deferred), provided that Completion may be deferred a maximum of once;

(ii)	proceed to Completion so far as practicable without limiting its rights under this Agreement and/or Applicable Law; or

(iii)	terminate this Agreement without any liability on its part.

8.	SELLERS’ WARRANTIES

8.1	Warranties of the Sellers

(a)	Each Seller severally warrants to the Purchaser that, in respect only of itself and the Sale Shares legally and beneficially held by it, except as Disclosed, each of the Sellers’ Fundamental Warranties is (by reference to the facts and circumstances existing at the relevant time) true and accurate as at the date of this Agreement and as at Completion as if they had been repeated at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)	The Sellers severally (but not jointly and severally) warrant to the Purchaser that, except as Disclosed, each of the Sellers’ Warranties (other than the Sellers’ Fundamental Warranties) is (by reference to the facts and circumstances existing at the relevant time) true and accurate as at the date of this Agreement and as at Completion as if they had been repeated at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date).

(c)	The Seller’s Warranties are given subject to Clause 10 and Schedule 5.

8.2	No other warranties or representations

The Purchaser acknowledges and agrees that other than the Sellers’ Warranties, none of the Sellers or their respective Affiliates makes any warranties or representations of any nature to the Purchaser under or in connection with any of the Transaction Documents (whether express or implied by law, trade, custom, usage or otherwise) and that the Purchaser has not relied on or been induced by any other representations or warranties made by any Seller or any of their respective Affiliates or Agents to enter into this Agreement. The Purchaser hereby irrevocably and unconditionally waives any right it might have to claim damages for breach of any warranty not contained in this Agreement.

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8.3	No warranties on forecasts

The Sellers do not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its Agents on or prior to the date of this Agreement, including in the Disclosed Information.

9.	U.S. SECURITIES LAW MATTERS AND TRANSFER RESTRICTIONS

9.1	U.S. Securities Law Matters

The Sellers shall reasonably cooperate with the Purchaser in connection with the issuance of the Consideration Shares and to facilitate the listing of such shares on Nasdaq, including by taking any action or providing any information regarding the Sellers as may be required under the Securities Act, the Exchange Act, any applicable foreign or state securities or blue-sky laws and the rules and regulations thereunder.

9.2	Transfer Restrictions

(a)	The Sellers agree that, during the Lock-up Period, the Consideration Shares may only be disposed pursuant to the terms of the Registration Rights and Lock-Up Agreement (including without limitation a sale pursuant to any exemptions from the registration requirements of the Securities Act after the expiration of the Lock-up Period), the form of which is set out in Schedule 8 to this Agreement, which shall be executed and delivered by each of the Sellers and the Purchaser.

(b)	Restrictive Legends

(i)	All Consideration Shares will include a restrictive legend substantially in the form as follows:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED, EXCEPT IN ACCORDANCE WITH THE TERMS AS SET FORTH IN THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT DATED [●] 2026.”

(ii)	In addition to the restrictive legend described in Clause 9.2(b)(i) above, the Reg S Consideration Shares will also include a restrictive legend substantially in the form as follows:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES THAT NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE FOREGOING LEGEND MAY BE REMOVED FROM THIS SECURITY AFTER 40 DAYS BEGINNING ON AND INCLUDING THE ISSUE DATE OF THIS SECURITY.”

The Purchaser shall, forthwith after the execution of this Agreement and at its own expense, coordinate in advance with the Purchaser’s transfer agent to effect removal of such legend on any of the Reg S Consideration Shares as soon as any such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). For the avoidance of doubt, the Purchaser agrees that any such legends included pursuant to Clause 9.2(b) shall not be required on the 40th day after each of the Reg S Consideration Shares is issued pursuant to this Agreement, and shall arrange in advance for removal on such dates. In connection with any legend removal, if required by the Purchaser’s transfer agent, the Purchaser shall cause an opinion of counsel to be delivered to and maintained with the Purchaser’s transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue the Reg S Consideration Shares without any such legend. The Purchaser shall bear all direct costs and expenses associated with the removal of such legend.

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(iii)	In addition to the restrictive legend described in Clause 9.2(b)(i) above, the 4(a)(2) Consideration Shares will also include the restrictive legend substantially in the form as follows:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS SECURITY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS SECURITY UNDER THE SECURITIES ACT OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THIS SECURITY.”

Further, with respect to the 4(a)(2) Consideration Shares, the legend set forth in this Clause 9.2(b)(iii) shall be removed and the Purchaser shall cause its transfer agent to issue a certificate without such legend to the holder of the 4(a)(2) Consideration Shares upon which it is stamped, if (A) such 4(a)(2) Consideration Shares are registered for resale under the Securities Act, (B) in connection with a sale, assignment or other transfer, such holder provides the Purchaser with an opinion of a law firm reasonably acceptable to the Purchaser, in a form reasonably acceptable to the Purchaser, to the effect that such sale, assignment or transfer of the 4(a)(2) Consideration Shares may be made without registration under the applicable requirements of the Securities Act, or (C) such holder provides the Purchaser with reasonable assurance that the 4(a)(2) Consideration Shares can be sold, assigned or transferred pursuant to Rule 144 (in which case, the Purchaser shall facilitate the removal of the legend). The Purchaser shall bear all direct costs and expenses associated with the removal of such legend.

(c)	[intentionally omitted]

(d)	The Sellers agree that the Consideration Shares will be resold pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption or exclusion therefrom, and in accordance with this Agreement and the Registration Rights and Lock-Up Agreement to be entered into by each of the Sellers and the Purchaser (including without limitation a sale pursuant to any exemptions or exclusions from the registration requirements of the Securities Act after the expiration of the Lock-up Period).

10.	SELLERS’ LIMITATIONS ON LIABILITY

10.1	The liability of the Sellers in respect of any Claim shall be limited as provided in Schedule 5.

10.2	Except for any Claim that Purchaser may have under this Agreement and the other Transaction Documents against the Sellers, the Purchaser undertakes to the Sellers that, to the fullest extent permitted by Applicable Law:

(a)	no Purchaser’s Group Company has any rights; and

(b)	the Purchaser shall not, and shall procure that no other Purchaser’s Group Company shall, make any claim,

in relation to the transactions contemplated under this Agreement, against any Seller’s Affiliates, or any former or current Agent of any Seller or any Seller’s Affiliates, provided that nothing in this Clause 10.2 shall exclude or limit any liability arising from fraud, fraudulent misrepresentation, wilful concealment, or gross negligence.

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11.	PURCHASER’S WARRANTIES

11.1	Warranties of the Purchaser

(a)	The Purchaser warrants to the Sellers that each of the Purchaser’s Fundamental Warranties is (by reference to the facts and circumstances existing at the relevant time) true and accurate as at the date of this Agreement and as at Completion as if they had been repeated at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date).

(b)	The Purchaser warrants to the Sellers that each of the Purchaser’s Warranties (other than the Purchaser’s Fundamental Warranties) is (by reference to the facts and circumstances existing at the relevant time) true and accurate as at the date of this Agreement and as at Completion as if they had been repeated at Completion (except to the extent such warranties expressly relate to an earlier date, in which case as of such earlier date).

(c)	The Purchaser’s Warranties are given subject to Clause 12 and Schedule 5.

11.2	No other warranties or representations

The Sellers acknowledge and agree that other than the Purchaser’s Warranties (and the terms of any other agreements in writing entered into in relation to the Transaction), none of the Purchaser or any of its Affiliates makes any warranties or representations of any nature to the Sellers under or in connection with any of the Transaction Documents (whether express or implied by law, trade, custom, usage or otherwise) and that the Sellers have not relied on or been induced by any other representations or warranties made by the Purchaser or any of its Affiliates or Agents to enter into this Agreement. The Sellers hereby irrevocably and unconditionally waive any right they might have to claim damages for breach of any warranty not contained in this Agreement (or any other agreement in writing entered into in relation to the Transaction).

11.3	No warranties on forecasts

The Purchaser does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Sellers or any of their respective Agents on or prior to the date of this Agreement.

12.	PURCHASER’S LIMITATIONS ON LIABILITY

12.1	The liability of the Purchaser in respect of any Claim shall be limited as provided in Schedule 5.

12.2	Except for any Claim that the Sellers may have under this Agreement and the other Transaction Documents (and any other agreements in writing entered into in relation to the Transaction) against the Purchaser, the Sellers undertake to the Purchaser that, to the fullest extent permitted by Applicable Law:

(a)	no Seller nor any Affiliate of any Seller has any rights; and

(b)	the Sellers shall not, and shall procure that none of their respective Affiliates shall, make any claim,

in relation to the transactions contemplated under this Agreement, against the Purchaser’s Affiliates, or any former or current Agent of the Purchaser or the Purchaser’s Affiliates, provided that nothing in this Clause 12.2 shall exclude or limit any liability arising from fraud, fraudulent misrepresentation, wilful concealment, or gross negligence.

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13.	INDEMNITIES

13.1	Purchaser’s Indemnities

Subject to, and with effect from, Completion, the Purchaser shall indemnify the Sellers and their Affiliates (the “Seller Indemnitees”), in its/his Relevant Proportion, against all Losses arising out of, relating to or which results from:

(a)	any breach of the Purchaser’s Warranties; and

(b)	any breach of any covenant, undertaking or agreement by the Purchaser contained in this Agreement or the Transaction Documents.

13.2	Sellers’ Indemnities

Subject to, and with effect from, Completion, the Sellers shall indemnify the Purchaser and its Affiliates (the “Purchaser Indemnitees”) against all Losses arising out of, relating to or which results from:

(a)	any breach of the Sellers’ Warranties;

(b)	a Tax Indemnity Claim; or

(c)	any breach of any covenant, undertaking or agreement by the Sellers or the Sellers’ Representative contained in this Agreement or the Transaction Documents.

14.	TERMINATION

14.1	This Agreement may be terminated at any time prior to Completion:

(a)	by mutual written consent of the Purchaser and the Sellers’ Representative (acting on behalf of all the Sellers);

(b)	by the Purchaser if:

(i)	the Purchaser is entitled to terminate this Agreement in accordance with Clause 4.6 or 7.3;

(ii)	the Sellers are in breach of any of their obligations under Clause 5 and such breach or breaches taken together are material to the Group as a whole;

(iii)	any Seller is in breach of any of the Sellers’ Warranties as given at the date of this Agreement and such breach or breaches taken together are material to the Group as a whole; or

(iv)	there would be, if Completion were to occur, a breach of any of the Sellers’ Warranties as repeated immediately before Completion under Clause 8.1(b) and such breach would give rise to a Company Material Adverse Change;

(c)	by the Sellers’ Representative (acting on behalf of all the Sellers) if:

(i)	the Sellers’ Representative (acting on behalf of all the Sellers) is entitled to terminate this Agreement in accordance with Clause 4.6 or 7.3;

(ii)	the Purchaser is in breach of (A) any of its obligations under Clause 6 and such breach or breaches taken together are material to the Purchaser’s Group as a whole or are material to the value of the Consideration Shares to be issued to the Sellers or (B) Clause 6.1(c), or any of the Diginex Founder Warrants or Outstanding IPO Warrants have been exercised on or after the date of this Agreement;

(iii)	the Purchaser is in breach of any of the Purchaser’s Warranties as given at the date of this Agreement and such breach or breaches taken together are material to the Purchaser’s Group as a whole;

(iv)	there would be, if Completion were to occur, a breach of any of the Purchaser’s Warranties as repeated immediately before Completion under Clause 11.1 and such breach would give rise to a Purchaser Material Adverse Change;

(v)	the Purchaser Shareholder Approval is not obtained pursuant to Clause 3.4(d) or is otherwise withdrawn, amended or revoked; or

(vi)	at any time prior to Completion, the Group is impeded or restricted from obtaining such funding as is necessary to adequately fund the Group’s operating costs and outstanding liabilities on terms reasonably acceptable to the Sellers’ Representative, due to or in connection with any of the transactions contemplated in the Transaction Documents; or

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(d)	by either the Purchaser or the Sellers’ Representative (acting on behalf of all the Sellers) in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

14.2	In the event of termination of this Agreement as provided in Clause 14.1, this Agreement shall cease to have further effect except for the Continuing Provisions (which shall remain in force) but without prejudice to any rights or liabilities that have accrued prior to termination.

15.	POST-COMPLETION

15.1	[intentionally omitted]

15.2	Following the Completion Date, no Seller (other than the Founders) shall retain in its possession or under its control, in any form, any agreements, documents, books and records, files or other information, or any computer disks, records, tapes or any other storage medium that contains any agreements, documents, books and records, files and other information, relating to the business and operations of the Group (including any personal or other information stored on any media by any employees of the Group), including any of the foregoing that is stored on any server or other storage media maintained by a third party on behalf of a Seller (including any “cloud” storage platform). If, notwithstanding the foregoing, any Seller (other than the Founders) discovers following the Completion Date that it is in possession of or has under its control any such items, such Seller shall as soon as reasonably practicable (a) deliver to the Purchaser any such items and (b) thereafter permanently delete and erase all such information (including all copies thereof) in its possession or under its control.

16.	CONFIDENTIALITY

16.1	Save as expressly provided in Clause 16.2, each Party shall treat all Confidential Information as strictly confidential and not disclose or use any Confidential Information;

16.2	The confidentiality restrictions in Clause 16.1 shall not apply to disclosure of Confidential Information:

(a)	by a Party to its Agents and Affiliates, provided such recipient’s function requires it to have such Confidential Information and provided that such recipient is subject to confidentiality obligations that are no less restrictive than this Clause 16;

(b)	by any Seller to any potential sources of Permitted Equity Financing and/or debt capital as referred to in Clause 5.2(c)(iv), on a need-to-know basis and provided that such recipient is subject to confidentiality obligations that are no less restrictive than this Clause 16;

(c)	that is required by Applicable Law or any securities exchange, regulatory or governmental body or Tax Authority, whether or not the requirement has the force of law; provided, that, where permitted pursuant to Applicable Law and so far as it is practicable to do so, prior written notice of any Confidential Information to be disclosed pursuant to this Clause 16.2(c) shall be given to the other Parties so that such other Parties may (at their own expense) obtain a protective order (it being understood and agreed that the disclosing party shall only disclose such Confidential Information as it is advised by counsel is required to be disclosed by Applicable Law in such circumstance);

(d)	which is required pursuant to an order of a court of competent jurisdiction or in connection with legal proceedings in relation to this Agreement; provided, that, where permitted pursuant to Applicable Law and so far as it is practicable to do so, prior written notice of any Confidential Information to be disclosed pursuant to this Clause 16.2(d) shall be given to the other Parties so that such other Parties may (at their own expense) obtain a protective order (it being understood and agreed that the disclosing party shall only disclose such Confidential Information as it is advised by counsel is required to be disclosed by Applicable Law in such circumstance);

(e)	by a Party in circumstances where such Confidential Information was already in the lawful possession of that Party or its Agents without any obligation of confidentiality prior to disclosure by any other Party (as evidenced by written records);

29

(f)	which comes into the public domain other than as a result of a breach by a Party of this Clause 16;

(g)	by a Party in circumstances where the other Parties have given prior written approval to the disclosure or use; or

(h)	which is independently developed by the disclosing Party after Completion.

16.3	Upon Completion the confidentiality restrictions in this Clause 16 shall (a) terminate with respect to the Purchaser, the Purchaser’s Group Companies and their respective Affiliates and Agents and (b) continue to apply to the Sellers and their respective Affiliates and Agents; provided, however, that the confidentiality restrictions in this Clause 16 shall continue apply after the termination of this Agreement for a period of three years following the date thereof.

17.	ANNOUNCEMENTS

No announcement shall be made by or on behalf of any Party or any of their Affiliates relating to the existence or subject matter of this Agreement without the prior written approval of the other Parties, such approval not to be unreasonably withheld, conditioned or delayed, and provided that where a Party requests to make an announcement, the other Party shall respond within 24 hours of receipt of request and the disclosing Party shall take into reasonable comments from the other Party as to the form and content of the proposed announcement.

18.	ENTIRE AGREEMENT

18.1	Subject to any terms implied by law, the Transaction Documents constitute the whole and only agreement between the Parties in relation to the Transaction, and supersedes any previous arrangements or agreements (whether written or oral) between them in relation to the subject matter of any such document.

18.2	If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail as between the Parties unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

19.	SEVERANCE

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under Applicable Law, it shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

20.	ASSIGNMENT

No Party shall, without the prior written consent of the Purchaser and the Sellers’ Representative, assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

21.	VARIATIONS

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Purchaser and the Sellers’ Representative (acting on behalf of all the Sellers).

22.	REMEDIES AND WAIVERS

22.1	No waiver of any right under this Agreement shall be effective unless in writing and signed by or on behalf of the Party waving compliance (it being understood and agreed that the Sellers’ Representative shall be entitled to waive compliance on behalf of all Sellers). Unless expressly stated otherwise, a waiver shall be effective only in the circumstances for which it is given.

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22.2	No failure, delay or omission by any Party in exercising any right or remedy provided by law or under or pursuant to this Agreement, except in relation to any right or remedy contained in Schedule 5, shall impair such right or remedy or operate or be construed as a waiver or variation of such right or remedy or preclude its exercise at any subsequent time.

22.3	The single or partial exercise of a right or remedy by any Party under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

22.4	The rights and remedies provided in this Agreement are cumulative, may be exercised as often as a Party considers appropriate and are in addition to its rights or remedies provided by Applicable Law, except as otherwise expressly provided. Each Party acknowledges and agrees that a claim for damages may not always provide adequate remedy for every breach of this Agreement and therefore, without prejudice to any rights and/or remedies the Parties may have (including, but not limited to, damages) under this Agreement, each Party will be entitled to the remedies of injunction, specific performance, rescission, termination and other equitable remedy for any threatened or actual breach of this Agreement.

22.5	Nothing in this Clause 22 shall have the effect of excluding or limiting any liability for or remedy in respect of fraud, wilful misconduct or wilful concealment.

23.	EFFECT OF COMPLETION

Each provision of this Agreement shall continue in full force and effect after Completion, except to the extent that a provision has been fully performed on or before Completion.

24.	FURTHER ASSURANCE

Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Applicable Law or as another Party may reasonably require to implement and/or give effect to this Agreement and each other Transaction Document.

25.	THIRD PARTY RIGHTS

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 2001 of Singapore to enforce any term of this Agreement.

26.	PAYMENTS

26.1	Any payment to be made under this Agreement shall be paid by telegraphic transfer in immediately available cleared funds and in the case of:

(a)	any payment to any Seller, to such account that is notified by such Seller to the relevant payee in writing at least ten (10) Business Days before the due date for that payment; and

(b)	any payment to the Purchaser, to such account that is notified by the Purchaser to the relevant payee in writing at least ten (10) Business Days before the due date for that payment.

26.2	In respect of any telegraphic transfer made in connection with this Agreement, any costs or bank or other charges of the sending bank shall be borne by the Party making that payment and any costs or bank or other charges of the recipient bank shall be borne by the Party receiving that payment.

26.3	All payments to be made under this Agreement shall be made in USD.

26.4	Each Party shall pay all sums payable by them under this Agreement free and clear of all deductions or withholdings unless any Applicable Law requires a deduction or withholding to be made.

26.5	Any amount payable by the Sellers to the Purchaser pursuant to a Claim under this Agreement shall, so far as possible, be deemed to be a reduction of the purchase price referred to in Clause 3.1.

26.6	If any Tax Authority brings any sum paid by any Seller under or pursuant to this Agreement into charge to Tax, then such Seller shall pay such additional amount as will ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount that would otherwise be payable under this Agreement.

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27.	COSTS AND EXPENSES

27.1	Except as provided otherwise, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and performance of the Transaction Documents.

27.2	The Purchaser shall bear the cost of all stamp duty, transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the Transaction, as well as any deed, instrument, transfer or other document executed to give effect to any provisions of this Agreement or any of the other Transaction Documents.

28.	NOTICES

28.1	Any notice, demand or other communication to be given by a Party under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice shall be served by delivering it personally, sending it by email to the email address set out in Clause 28.2 or delivering it by courier to the address set out in Clause 28.2, in each case marked for the attention of the person specified in that Clause. A Notice so served by email, courier or hand shall be deemed to have been received:

(a)	at the time of delivery, if delivered personally;

(b)	at the time of transmission, if sent by email; or

(c)	three (3) Business Days after the time and date of posting, if sent by courier,

provided that if deemed receipt of any Notice occurs after 6 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9 a.m. on the next Business Day. References to time in this Clause 28 are to local time in the country of the addressee.

28.2	The addresses and email addresses for service of Notice are:

Sellers:

To the relevant addressee, address and email address set out against the relevant Seller’s name in column (2) of Part 2 of Schedule 1.

Purchaser:

Name:	Diginex Limited
Address:	C/o Room 1311, Level 13 Leighton Centre
77 Leighton Road
Causeway Bay
Hong Kong

For the attention of:	Paul Ewing
Email:	paul.ewing@diginex.com

28.3	A Party shall notify the other Parties of any change to its details in Clause 28.2 for the purposes of this Clause 28, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

28.4	In proving service it shall be sufficient to prove that delivery by hand was made, the envelope containing such Notice was properly addressed and delivered either to the address shown thereon or into the custody of the postal authorities as a pre-paid recorded post or international courier, or that the electronic mail was properly addressed and transmitted to the relevant electronic mail address, as the case may be.

29.	COUNTERPARTS

This Agreement may be executed in any number of counterparts and by each Party on separate counterparts and each such counterpart shall constitute an original of this Agreement but all of which together constitute one and the same instrument as if each Party had signed the same document. Delivery of a counterpart of this Agreement in Adobe Acrobat Portable Document Format (PDF) sent by e-mail shall be an effective mode of delivery. This Agreement shall not be effective until each Party has executed at least one (1) counterpart.

30.	GOVERNING LAW AND DISPUTE RESOLUTION

30.1	The construction, validity and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement shall be governed by the laws of Singapore.

30.2	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to, and finally settled by, arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre in force at the commencement of the arbitration. The arbitration tribunal shall consist of one (1) arbitrator. The language of arbitration shall be English. The seat of arbitration shall be Singapore. This agreement to arbitrate is governed by Singapore law.

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SCHEDULE 1

The Sellers

Part 1 – Particulars of the Sellers1

(1)	(2)	(3)
Seller name and details	Number of Sale Shares	Relevant Proportion (%)
RADHIKA SUNDARAM, an individual with NRIC number of 47 Kew Heights, #01-47, Singapore 465927	754,244 Ordinary Shares	25.5105%
RAMBACTHAVACHALAM DHAKSHINA MOORTHY, an individual with Aadhar Card number of D-2, Plot no 13-18, Ramchitra Apartments, 2nd Cross Street United Colony, Medavakkam, Kancheepuram, Tamil Nadu – 600100	754,244 Ordinary Shares	25.5105%
BLUE PENNY PTE. LTD., a company incorporated under the laws of Singapore with company registration number and having its registered office at 101 Cecil Street, #19-13 Tong Eng Building, Singapore 069533	355,094 Ordinary Shares	12.0102%
RED PENNY PTE. LTD., a company incorporated under the laws of Singapore with company registration number and having its registered office at 101 Cecil Street, #19-13 Tong Eng Building, Singapore 069533	284,447 Ordinary Shares	9.6207%
KASSNIK PTY LTD, a company incorporated under the laws of Australia with company registration number and having its registered office at Level 5, 607 St Kilda Road, Melbourne, Vic 3004	189,246 Ordinary Shares	6.4008%
CENTILLION INNOVATIONS PRIVATE LIMITED, a company incorporated under the laws of Singapore with company registration number and having its registered office at 160 Robinson Road, #14-04, Singapore Business Federation Centre, Singapore 068914	129,046 Preference Shares	4.3647%
HARESH RAM KHOOBCHANDANI, an individual with NRIC number of 16 Lorong K Telok Kurau, #01-06, The Amery, Singapore 425612	91,232 Ordinary Shares	3.0857%
SELLER A	35,371 Ordinary Shares	1.1963%
500 TUKTUKS, L.P., an exempted limited partnership formed under the laws of the Cayman Islands with EIN number and having its registered office at 3478 Buskirk Avenue, Suite 1000, Pleasant Hill, CA 94523, United States of America	32,909 Preference Shares	1.1131%
BRELKO CONVEYOR PRODUCTS (PTY) LTD, a company incorporated under the laws of South Africa with company registration number and having its registered office at 44, Chambers Street, Reuven Ext.1, Booyens, Johannesburg 2091, South Africa	27,159 Ordinary Shares	0.9186%
KANABARAN PADAYACHEE AND SHARON RUNGANAIGIE PADAYACHEE*, individuals with Passport numbers of 22 Ferero Street, Eden Glen X1, Johannesburg, Republic of South Africa	27,159 Ordinary Shares	0.9186%
TIGER SEE FINANCING LIMITED, a company incorporated under the laws of Malta with company registration number and having its registered office at Level 3 (Suite No. 3494) Tower Business Centre, Triq It-Torri, Swatar, Birkirkara Bkr 4013, Malta	26,445 Ordinary Shares	0.8944%
SELLER A	22,764 Ordinary Shares	0.7699%
DELPHAI TEAMS HOLDING PTE LTD*, a company incorporated under the laws of Singapore with company registration number and having its registered office at 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190	227,245 Ordinary Shares	7.6860%

Total	2,956,605	100%

* Shares to be issued prior to Completion.

 1 The Parties agree that this Part 1 of Schedule 1 shall be subject to such updates pursuant to Clause 4.3(e).

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Part 2 – Notice Details of the Sellers

(1)	(2)
Seller name	Notice details
Radhika Sundaram	Address: 47 Kew Heights, #01-47, Singapore 465927 For the attention of: Radhika Sundaram Email:

Rambackthavachalam Dhakshina Moorthy	Address: D-2, Plot no 13-18, Ramchitra Apartments, 2nd Cross Street United Colony, Medavakkam , Kancheepuram, Tamilnadu - 600100 For the attention of: Rambackthavachalam Dhakshina Moorthy Email:

Blue Penny Pte. Ltd.	Address: 101 Cecil Street, #19-13 Tong Eng Building, Singapore 069533 For the attention of: Giandeo Pittea Email:

Red Penny Pte. Ltd.	Address: 101 Cecil Street, #19-13 Tong Eng Building, Singapore 069533 For the attention of: Giandeo Pittea Email:

Kassnik Pty Ltd	Address: Level 5, 607 St Kilda Road, Melbourne, Vic 3004 For the attention of: Arthur Charlaftis Email:

Centillion Innovations Private Limited	Address: 160 Robinson Road, #14-04, Singapore Business Federation Centre, Singapore 068914 For the attention of: Buvan.P Email:

Haresh Ram Khoobchandani	Address: 16 Lorong K Telok Kurau, #01-06, The Amery, Singapore 425612 For the attention of: Haresh Ram Khoobchandani Email:

500 Tuktuks, L.P.	Address: 3478 Buskirk Avenue, Suite 1000, Pleasant Hill, CA 94523, United States of America For the attention of: Mameaw Sappraset Email:

Brelko Conveyor Products (Pty) Limited	Address: 44, Chambers Street, Reuven Ext.1, Booyens, Johannesburg 2091, South Africa For the attention of: Gasin Padayachee Email:

Kanabaran Padayachee and Sharon Runganaigie Padayachee	Address: 22 Ferero Street, Eden Glen X1, Johannesburg, Republic of South Africa For the attention of: Kanabaran Padayachee Email:

Tiger See Financing Limited	Address: 93, Mill Street Qormi, QRM 3102, Malta For the attention of: Vassil Terdziev Email:

DelphAI Teams Holding Pte Ltd	Address: 3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190 For the attention of: Ramesh Vijayan Email:

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Part 3 – Consideration Shares2

(1)	(2)
Seller (and/or its nominee)	Consideration Shares
Radhika Sundaram	153,062,854
Rambackthavachalam Dhakshina Moorthy	153,062,854
Blue Penny Pte. Ltd.	72,061,165
Red Penny Pte. Ltd.	57,724,383
Kassnik Pty Ltd	38,404,724
Centillion Innovations Private Limited	26,188,010
Haresh Ram Khoobchandani	18,514,208
Seller A	7,178,030
500 Tuktuks, L.P.	6,678,403
Brelko Conveyor Products (PTY) Limited	5,511,524
Kanabaran Padayachee & Sharon Runganaigie Padayachee	5,511,524
Tiger See Financing Limited	5,366,628
Seller A	4,619,623
DelphAI Teams Holding Pte Ltd	46,116,069

2 The Parties agree that this Part 3 of Schedule 1 shall be subject to such updates pursuant to Clause 4.3(e).

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SCHEDULE 2

Details of the Group

Part 1 - Details of the Company

Name	Resulticks Global Companies Pte. Limited

Company registration number	202127753C

Registered office address	3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190

Jurisdiction of incorporation	Singapore

Date of incorporation	10 August 2021

Company type	Private Company Limited by Shares

Issued and paid-up share capital	1.	USD 93,460,664 represented by 2,517,135 ordinary shares; and

	2.	USD 10,350,000 represented by 161,955 preference shares

Number of issued shares	1.	2,517,135 ordinary shares; and

	2.	161,955 preference shares

Registered shareholder(s) and shareholding	As at the date of this Agreement:

	1.	Radhika Sundaram (754,244 ordinary shares)

	2.	Rambacthavachalam Dhakshina Moorthy (754,244 ordinary shares)

	3.	Blue Penny Pte. Ltd. (355,094 ordinary shares)

	4.	Red Penny Pte. Ltd. (284,447 ordinary shares)

	5.	Kassnik Pty Ltd (189,246 ordinary shares)

	6.	Centillion Innovations Private Limited (129,046 preference shares)

	7.	Haresh Ram Khoobchandani (91,232 ordinary shares)

	8.	Artemis Holdings Limited (35,371 ordinary shares)

	9.	500 Tuktuks, L.P. (32,909 preference shares)

	10.	Brelko Conveyor Products (PTY) Limited (27,159 ordinary shares)

11.	Kanabaran Padayachee and Sharon Runganaigie Padayachee (27,159 Ordinary shares)

12.	Tiger See Financing Limited (26,445 ordinary shares)

13.	Equiom Fiduciary Services (Hong Kong) Limited as Trustee of The Giorgini Trust (22,764 ordinary shares)

14.	DelphAI Teams Holding Pte Ltd (227,245 Ordinary shares)

Directors	1.	Noor Mohamed Farooq

	2.	Athanasios Charlaftis

	3.	Giandeo Pittea

	4.	Roger Michael Jupp

	5.	Radhika Sundaram

	6.	Rambacthavachalam Dhakshina Moorthy

Secretary	N Sriram

Financial year end	31 December

Auditors	Trust Audit PAC

Registered Charges	1.	All monies charge (charge no. C202414632) registered on 3 December 2024 in favour of Madison Pacific Trust Limited

	2.	All monies charge (charge no. C202414634) registered on 3 December 2024 in favour of Madison Pacific Trust Limited

	3.	All monies charge (charge no. C202505069) registered on 3 April 2025 in favour of Catalyst Trusteeship Ltd

	4.	All monies charge (charge no. C202505431) registered on 11 April 2025 in favour of Catalyst Trusteeship Ltd

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Part 2 - Details of the Subsidiaries

Name	Resulticks Global Pte. Limited

Company registration number	200720116M

Registered office address	3 Temasek Avenue, #21-27, Centennial Tower, Singapore 039190

Jurisdiction of incorporation	Singapore

Date of incorporation	30 October 2007

Company type	Private Company Limited by Shares

Issued and paid-up share capital	1.	USD 23,180,686 represented by 2,203,838 ordinary shares; and

	2.	USD 350,000 represented by 32,909 preference shares

Number of issued shares	1.	2,203,838 ordinary shares; and

	2.	32,909 preference shares

Registered shareholder(s) and shareholding	Resulticks Global Companies Pte. Limited (aggregate of 2,203,838 ordinary shares and 32,909 preference shares)

Directors	1.	Athanasios Charlaftis

	2.	Giandeo Pittea

	3.	Roger Michael Jupp

	4.	Subramanian Gopalaratnam

	5.	Radhika Sundaram

	6.	Rambacthavachalam Dhakshina Moorthy

Secretary	Rambacthavachalam Dhakshina Moorthy

Financial year end	31 December

Auditors	Trust Audit PAC

Registered Charges	1.	All monies charge (charge no. C202416253) registered on 30 December 2024 in favour of Madison Pacific Trust Limited

	2.	All monies charge (charge no. C202416306) registered on 30 December 2024 in favour of Madison Pacific Trust Limited

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Name	Resulticks Solution Inc.

Company registration number	6155258

Registered office address	c/o A Registered Agent, Inc., 8 The Green, Ste A, Dover, Kent County, DE 19901

Jurisdiction of incorporation	Delaware

Date of incorporation	10 August 2021

Company type	Corporation

Issued and paid-up share capital	Authorized Stock: 1,000 shares of common stock, par value $1 Issued and Outstanding Stock: 1,000 shares of common stock

Number of issued shares	1,000 shares of common stock

Registered shareholder(s) and shareholding	Resulticks Global Companies Pte. Limited (100% of all issued and outstanding stock)

Directors	1.	Radhika Sundaram; and

	2.	Rambacthavachalam Dhakshina Moorthy

Secretary	Not Applicable

Financial year end	31 December

Auditors	Not Applicable

Registered Charges	UCC-1 Financing Statement No. 2024 8354852 evidencing a security interest held by Madison Pacific Trust Limited in Resulticks Solution Inc.’s existing and after-acquired Accounts (including Health-Care-Insurance Receivables), Chattel Paper (including Electronic Chattel Paper), Commercial Tort Claims, Computer Hardware and Software (and all rights with respect thereto, including all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitution, replacement, addition or model conversion of any of the foregoing), Deposit Accounts, Documents, Financial Assets, General Intangibles, Goods (including all its Equipment, Fixtures and Inventory) together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, Instruments, Intellectual Property, Investment Property (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts), Letter-of-Credit Rights, money (of every jurisdiction whatsoever), Supporting Obligations, and all other personal assets and property of any kind or description and all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, all claims and insurance proceedings arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to, any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

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Name	Resulticks Communication USA Corp.

Company registration number	7360007

Registered office address	c/o USACORP DE Inc., 1811 Silverside Road, Wilmington, County of New Castle, DE, 19810

Jurisdiction of incorporation	Delaware

Date of incorporation	9 April 2019

Company type	Corporation

Issued and paid-up share capital	Authorized Stock: 1,000 shares of common stock, no par value Issued and Outstanding Stock: 100 shares of common stock

Number of issued shares	100 shares of common stock

Registered shareholder(s) and shareholding	Resulticks Global Pte. Limited (100% of all issued and outstanding stock)

Directors	1.	Radhika Sundaram; and

	2.	Rambacthavachalam Dhakshina Moorthy

Secretary	Not Applicable

Financial year end	31 December

Auditors	Not Applicable

Registered Charges	UCC-1 Financing Statement No. 2024 8354852 evidencing a security interest held by Madison Pacific Trust Limited in Resulticks Communication USA Corp.’s existing and after-acquired Accounts (including Health-Care-Insurance Receivables), Chattel Paper (including Electronic Chattel Paper), Commercial Tort Claims, Computer Hardware and Software (and all rights with respect thereto, including all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications and any substitution, replacement, addition or model conversion of any of the foregoing), Deposit Accounts, Documents, Financial Assets, General Intangibles, Goods (including all its Equipment, Fixtures and Inventory) together with all embedded software, accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, Instruments, Intellectual Property, Investment Property (including Commodity Accounts, Commodity Contracts, Securities (whether Certificated Securities or Uncertificated Securities), Security Entitlements and Securities Accounts), Letter-of-Credit Rights, money (of every jurisdiction whatsoever), Supporting Obligations, and all other personal assets and property of any kind or description and all books, records, writings, data bases, information and other property relating to, used or useful in connection with, or evidencing, embodying, incorporating or referring to any of the foregoing, all claims and insurance proceedings arising out of the loss, nonconformity or any interference with the use of, or any defect or infringement of rights in, or damage to, any of the foregoing, and all proceeds, products, offspring, rents, issues, profits and returns of and from, and all distributions on and rights arising out of, any of the foregoing.

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Name	Resulticks Digitals India Private Limited

Company registration number	U72200TN2005PTC056134

Registered office address	SKCL Central Square 1, 5th Floor, C-28 to C35, Thiru Vi-Ka Industrial Estate, Guindy, Chennai – 600032 Tamil Nadu, India

Jurisdiction of incorporation	Chennai, Tamil Nadu

Date of incorporation	29 April 2005

Company type	Private Limited Company

Issued and paid-up share capital	Authorized capital: INR 15,000,000 Paid up capital: INR 5,000,000

Number of issued shares	500,000 equity shares

Registered shareholder(s) and shareholding	1.	Resulticks Global Pte. Limited (499,500 equity shares); and

	2.	Rambacthavachalam Dhakshina Moorthy (500 equity shares)

Directors	1.	Ramesh Vijayan;

	2.	Radhika Sundaram;

	3.	Rambacthavachalam Dhakshina Moorthy;

	4.	Karumury Srinagesh; and

	5.	Farooq Noor Mohammed

Secretary	Not Applicable

Financial year end	31 March

Auditors	R Kabra & Co LLP, Charted Accountants

Registered Charges	A first ranking charge created by Resulticks Digital India Private Limited over its fixed, current, tangible, intangible assets, debt service reserve amount and identified receivables as security for the following debentures:

1.

the unrated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Edge Solution Technologies Private Limited aggregating to INR 600,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 19 February 2025 entered into between Resulticks Edge Solution Technologies Private Limited and Catalyst Trusteeship Limited;

2.	the rated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Digital India Private Limited aggregating to INR 200,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 31 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited; and

3.	the rated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Digitals India Private Limited aggregating to INR 400,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 22 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited.

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Name	Resulticks Edge Solution Technologies Private Limited

Company registration number	U72900TN2021PTC145434

Registered office address	SKCL Central Square 1, 5th Floor, C-28 to C35, Thiru Vi-Ka Industrial Estate, Guindy, Chennai – 600032 Tamil Nadu, India

Jurisdiction of incorporation	Chennai, Tamil Nadu

Date of incorporation	11 August 2021

Company type	Private Limited Company

Issued and paid-up share capital	Authorized capital: INR 1,500,000 Paid up capital: INR 100,000

Number of issued shares	1,000 equity shares

Registered shareholder(s) and shareholding	1.	Resulticks Global Companies Pte. Limited (999 equity shares); and

	2.	Rambacthavachalam Dhakshina Moorthy (1 equity share)

Directors	1.	Ramesh Vijayan;

	2.	Radhika Sundaram;

	3.	Rambacthavachalam Dhakshina Moorthy;

	4.	Karumury Srinagesh; and

	5.	Farooq Noor Mohammed

Secretary		Not Applicable

Financial year end		31 March

Auditors		R Kabra & Co LLP, Charted Accountants

Registered Charges

A first ranking charge created by Resulticks Edge Solution Technologies Private Limited over its current assets, non-current assets, intellectual property and receivables as security for the following debentures:

	1.	the unrated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Edge Solution Technologies Private Limited aggregating to INR 2,000,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 31 January 2025 entered into between Resulticks Edge Solution Technologies Private Limited and Catalyst Trusteeship Limited;

	2.	the unrated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Edge Solution Technologies Private Limited aggregating to INR 600,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 19 February 2025 entered into between Resulticks Edge Solution Technologies Private Limited and Catalyst Trusteeship Limited;

	3.	the rated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Digital India Private Limited aggregating to INR 200,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 31 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited; and

	4.	the rated, unlisted, secured, redeemable, non-convertible debentures issued/ to be issued by Resulticks Digitals India Private Limited aggregating to INR 400,000,000 pursuant to and in accordance with the terms of the debenture trust deed dated 22 December 2022 entered into between Resulticks Digitals India Private Limited and Catalyst Trusteeship Limited.

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Name		Marketing Star Tech Services Private Limited

Company registration number		U72502TN2021PTC145432

Registered office address		SKCL Central Square 1, 5th Floor, C-28 to C35, Thiru Vi-Ka Industrial Estate, Guindy, Chennai – 600032 Tamil Nadu, India

Jurisdiction of incorporation		Chennai, Tamil Nadu

Date of incorporation		11 August 2021

Company type		Private Limited Company

Issued and paid-up share capital		Authorized capital: INR 1,500,000 Paid up capital: INR 100,000

Number of issued shares		1,000 equity shares

Registered shareholder(s) and shareholding	1.	Resulticks Edge Solution Technologies Private Limited (990 equity shares); and

	2.	Rambacthavachalam Dhakshina Moorthy (10 equity shares)

Directors	1.	Santhakumar; and

	2.	Rambacthavachalam Dhakshina Moorthy

Secretary		Not Applicable

Financial year end		31 March

Auditors		R Kabra & Co LLP, Charted Accountants

Registered Charges		NIL

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Name		Versar Data Solutions, Inc.

Company registration number		605 770 867

Registered office address		7530 164TH AVE NE STE A204, REDMOND, WA, 98052-7825, UNITED STATES

Jurisdiction of incorporation		Delaware

Date of incorporation		31 January 2025

Company type		Corporation

Issued and paid-up share capital		Issued and Outstanding Stock: $4,339,173

Number of issued shares		29,825,590 shares of common stock

Registered shareholder(s) and shareholding		Resulticks Global Pte. Limited (100% of all issued and outstanding stock)

Directors	1.	Radhika Sundaram; and

	2.	Rambacthavachalam Dhakshina Moorthy

Secretary		Not Applicable

Financial year end		31 December

Auditors		Not Applicable

Registered Charges		Not Applicable

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SCHEDULE 3

Completion Arrangements

Part 1 - Seller’s Obligations

At Completion and subject to the Purchaser having complied with its obligations set out in Part 2 of this Schedule:

1.	each of the Sellers shall deliver to the Purchaser, in respect only of the Sale Shares to be sold by such Seller under this Agreement, as set out against such Seller’s name in column (2) of Part 1 of Schedule 1:

(a)	the original share transfer form in respect of the transfer of such Sale Shares to the Purchaser, duly executed by such Seller;

(b)	the original share certificate(s) in respect of such Sale Shares; and

(c)	the Stamp Duty Documents in respect of such Sale Shares;

2.	each of Centillion Innovations Private Limited, 500 Tuk Tuks L.P, Red Penny Pte. Ltd., Blue Penny Pte. Ltd., Kassnik Pty Ltd and Tiger See Financing Limited shall deliver to the Purchaser, a copy of the minutes of meeting or written resolutions of the board of directors of such Seller (or an extract thereof) (or equivalent authorising resolutions), authorising the execution of and the performance by such Seller of its obligations under this Agreement and each of the other Transaction Documents to which it is a party;

3.	the Sellers shall deliver to the Purchaser a copy of the minutes of meeting or written resolutions of the board of directors of each Group Company (or an extract thereof):

(a)	in the case of the Company:

(i)	approving and authorising the transfer of the Sale Shares to the Purchaser and the lodgement with ACRA of the necessary forms in order subject to the relevant share transfer forms being duly stamped, update the electronic register of members of the Company in respect of the transfers of the Sale Shares by the Seller to the Purchaser;

(ii)	resolving to cancel the existing share certificates issued to the Sellers in respect of the Sale Shares, and approving the issuance of a new share certificate in respect of the Sale Shares in favour of the Purchaser; and

(iii)	authorising the execution of and the performance by the Company of its obligations under the Transaction Documents and each of the other documents to be executed by the Company in connection with the Transaction;

4.	each Seller shall deliver to the Purchaser a deed of termination of the Resulticks Shareholders Agreement in form and substance reasonably satisfactory to the Purchaser, executed by such Seller and the Company;

5.	the Sellers shall deliver to the Purchaser a no objection certificate issued by each of Ascertis Credit – India Fund III Limited and Madison Pacific Trust Limited, and each of Anicut and Catalyst Trusteeship Limited (and/or the relevant incoming lender of the Group in the event of a Permitted Debt Refinancing), in respect of the Transaction;

6.	each Seller shall deliver to the Purchaser the Registration Rights and Lock-Up Agreement, substantially in the form as set out in Schedule 8, duly executed by such Seller;

7.	Rambacthavachalam Dhakshina Moorthy shall execute and deliver to the Purchaser undated and unaddressed depository instruction slips (or, where applicable, instruments of transfer) in respect of the shares held by him in each of Marketing Star Tech Services Private Limited, Resulticks Edge Solution Technologies Private Limited and Resulticks Digitals India Private Limited, and any other documents or authorisations reasonably required (including all documents required by the depository or depository participant) to give effect to such transfer; and

8.	the Sellers shall deliver to the Purchaser a deed of accession, in relation to the Employee Award SPV Seller’s agreement to accede to the terms of this Agreement as if the Employee Award SPV Seller had executed this Agreement as a “Seller”, duly executed by the Employee Award SPV Seller.

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Part 2 - Purchaser’s Obligations

At Completion, the Purchaser shall and subject to the Sellers having complied with their obligations set out in Part 1 of this Schedule:

1.	allot and issue the Consideration Shares to the Sellers, and deliver to the Sellers documentary evidence confirming the valid issuance of such shares;

2.	procure that all of the Diginex Founder Warrants and the Outstanding IPO Warrants are terminated and cancelled in full with no further liability to the Purchaser’s Group, with effect from Completion, for nil consideration, and deliver to the Sellers a deed of termination in respect of the termination and cancellation of all of the Diginex Founder Warrants and the Outstanding IPO Warrants, in the agreed form, duly executed by the Purchaser and RVL;

3.	deliver to the Sellers a copy of the letters of resignation in the agreed form duly executed by each of the existing directors of the Purchaser;

4.	deliver to the Sellers a copy of the validly signed minutes of meeting or written resolutions of the board of directors of the Purchaser (or an extract thereof):

(a)	authorising the execution of and the performance by the Purchaser of its obligations under this Agreement and each of the other Transaction Documents to which it is a party;

(b)	approving and confirming that, notwithstanding Completion, the business of the Group shall operate in line with any applicable delegated authority framework adopted by the board of directors of the Purchaser and agreed with the Founders;

(c)	approving the allotment and issuance of the Consideration Shares to the Sellers in accordance with this Agreement;

(d)	(unless otherwise agreed between the Purchaser and the Sellers’ Representative in writing in accordance with Clause 4.1(j)(ii)) approving the Relevant Security Arrangement Steps and the execution of the Relevant Subscription and Buyback Agreement by the Purchaser;

(e)	authorising the updating of the register of members of the Purchaser to reflect:

(i)	each Seller (or its nominee) as the registered holder of its Relevant Proportion of the Consideration Shares; and

(ii)	(unless otherwise agreed between the Purchaser and the Sellers’ Representative in writing in accordance with Clause 4.1(j)(ii)) the Purchaser as the holder of the Relevant Treasury Shares;

(f)	accepting the resignation of the existing directors of the Purchaser, each such acceptance to take effect at Completion;

(g)	approving such changes to the board of directors (and any committee of the board of directors), and appointing such executive officer(s) of the Purchaser’s Group, as are necessary to implement the Agreed Board Changes; and

(h)	approving the terms of such management incentive arrangement(s) with specified key personnel of the Purchaser’s Group and any introducer agreements, and the allotment and issuance of Diginex Shares to the existing non-executive directors of the Purchaser and such specified key personnel and introducer, in each case as agreed between the Purchaser and the Sellers’ Representative in writing prior to Completion;

5.	procure that the Agreed Board Changes are implemented with effect from Completion; and

6.	execute, and deliver to the Sellers the Registration Rights and Lock-Up Agreement, substantially in the form as set out in Schedule 8, duly executed by the Purchaser.

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Part 3 – Further Actions by the Company

Further, at Completion, each of the Parties shall exercise its voting rights and all other powers available to it (if any) to ensure that the Company shall make the necessary lodgements with ACRA to, subject to the relevant share transfer forms being duly stamped, update the electronic register of members of the Company maintained by ACRA in respect of the transfers of the Sale Shares by the Sellers to the Purchaser.

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SCHEDULE 4

Sellers’ Warranties

Part 1 – Fundamental Warranties

1.	THE SELLERS

1.1	Each Seller has the necessary right, power and authority to enter into and perform its/his obligations under each of the Transaction Documents to which it is a party. All requisite corporate actions on behalf of the Sellers have been taken to duly authorise the execution, delivery and performance of the Transaction Documents to which it is a party. This Agreement has been, and the other Transaction Documents to which such Seller is a party will be when executed, duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties thereto, constitutes legal, valid and binding obligations on the Seller, enforceable against it/him in accordance with its respective terms.

1.2	Each Seller which is not a natural person is duly incorporated and validly existing under its laws of incorporation. Each such Seller has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

1.3	Neither the entry into the Transaction Documents nor the implementation of the transactions contemplated by the Transaction Documents by each Seller will:

(a)	(in the case of a Seller who is not a natural person) violate or conflict with the provisions of its constitutional documents;

(b)	amount to a violation or breach of any Applicable Law;

(c)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any Governmental Authority in any jurisdiction to which such Seller is a party or by which such Seller is bound;

(d)	result in a breach of, or constitute a default under, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument to which such Seller is a party or by which such Seller is bound; or

(e)	require any consent, approval, licence or authorisation of, or notice to, any Governmental Authority (other than those set forth in Clause 4.1(a)).

1.4	Each Seller warrants:

(a)	(in the case where the Seller is a natural person) no action, suit, proceeding, litigation or dispute against him is presently taking place or pending or, to the best of such Seller’s knowledge, threatened which would or might reasonably be expected to inhibit his ability to perform his obligations under this Agreement or any other Transaction Documents to which he is a party. No order has been made or petition presented with respect to his bankruptcy, and no trustee in bankruptcy (or equivalent) has been appointed in respect of all or any of his assets and he is not subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction. To the best of such Seller’s knowledge, no steps have been taken to initiate any such appointment. He is not acting as nominee, agent, trustee or representative of any other person in respect of the Sale Shares held by him; and

(b)	(in the case where the Seller is not a natural person) no action, suit, proceeding, litigation or dispute against it is presently taking place or pending or, to the best of such Seller’s knowledge, threatened which would or might reasonably be expected to inhibit its ability to perform its obligations under this Agreement or any other Transaction Documents to which it is a party. No order has been made or petition presented with respect to its insolvency, and no trustee in insolvency (or equivalent) has been appointed in respect of all or any of its assets and it is not subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction. To the best of such Seller’s knowledge, no steps have been taken to initiate any such appointment. It is not acting as nominee, agent, trustee or representative of any other person in respect of the Sale Shares held by it.

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2.	SHARE CAPITAL

2.1	Ownership

(a)	Each Seller is the sole legal and beneficial owner of the Sale Shares listed against that Seller’s name in column (2) of Part 1 of Schedule 1 and that it/he will on Completion be legally and beneficially entitled to or is otherwise able to transfer all the legal and beneficial ownership to such Sale Shares held by it to the Purchaser under this Agreement.

(b)	The Sale Shares held by each Seller (as listed against that Seller’s name in column (2) of Part 1 of Schedule 1) will on Completion be free from any Encumbrances.

(c)	There are no voting agreements, trust arrangements, pre-emption rights, or rights of first refusal in relation to the Sale Shares.

2.2	Shares Allotted and Fully Paid

All of the Sale Shares held by it/him are validly allotted, issued and fully paid or properly credited as fully paid and there is no liability to pay any additional contributions on any of the Sale Shares held by it/him.

3.	INSOLVENCY

3.1	Insolvency

The Seller is not insolvent or unable to pay its or his debts, and has not stopped paying its or his debts as they fall due.

3.2	No Winding Up

No order has been made, petition presented or resolution passed for the winding up, bankruptcy or dissolution of any Group Company or the Seller or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to such Seller, and no judicial manager, administrator or receiver (including any administrative receiver) has been appointed in respect of the property, assets and/or undertaking of such Seller.

3.3	No Composition

No composition in satisfaction of the debts of the Seller or scheme of arrangement or compromise between it and its creditors and/or members by reason of insolvency has been proposed, sanctioned or approved.

4.	THE COMPANY, THE SHARES AND THE SUBSIDIARIES

4.1	Incorporation

Each Group Company is duly incorporated and validly existing and has all requisite power and capacity to conduct its business as presently conducted.

4.2	Shares

The Sale Shares constitute the whole of the issued share capital of the Company.

4.3	Freedom from Encumbrances

Save in respect of any Encumbrances pursuant to the Ascertis Facilities Documents and the India Facilities Documents, all of the shares of each Group Company will at Completion be free from and unaffected by any Encumbrance.

4.4	No Options

Save for the Resulticks Shareholders Agreement and the India Facilities Documents, there are in existence no rights to or options for the issue, allotment or transfer of any loan or share capital of any Group Company, nor any rights to convert any loan or share capital into share capital or share capital with a different description.

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4.5	The Group

(a)	As at the Amendment and Restatement Date and immediately prior to Completion, (i) the information set out in Schedule 2 is true and accurate in all material respects and (ii) the shareholders specified in Part 2 of Schedule 2 are the sole legal and beneficial owners of the shares in the companies specified in Part 2 of Schedule 2 and have the right to exercise all voting and other rights over such shares.

(b)	As at the Amendment and Restatement Date and immediately prior to Completion, the shares in the companies specified in Part 2 of Schedule 2 comprise the whole of the issued and allotted shares in such companies, have been properly and validly issued and allotted and each are fully paid or credited as fully paid.

(c)	Part 2 of Schedule 2 lists all the Subsidiaries and no Group Company has any interest in or right to acquire any interest in any other body corporate, partnership, unincorporated association or undertaking.

Part 2 – Non-Fundamental Warranties

1.	CONSTITUTIONAL MATTERS

1.1	Constitutional Documents

The copies of the constitution of each Group Company provided in the Data Room are complete and accurate and there have not been and are not any material breaches by any Group Company of its constitution.

1.2	Registers

(a)	The statutory registers and statutory books and records of each Group Company which are required to be maintained under Applicable Law are, in all material respects, up-to-date, are maintained in accordance with Applicable Law and contain complete and accurate records of all matters required to be dealt with in such books and records.

(b)	All material financial statements, documents and returns required by Applicable Law to be delivered or made by each Group Company have been delivered or made.

2.	FINANCIAL STATEMENTS

2.1	Accounts

(a)	The Accounts have been prepared in accordance with Applicable Law and SFRS (the “Relevant Accounting Standards”) and on a basis consistent with that adopted in preparing the audited financial statements of the Group for the previous three (3) financial years.

(b)	The Accounts give a true and fair view of the assets, liabilities and state of affairs of the Group at the Accounts Date and of the financial condition, cash flow and profits and losses of the Group for the accounting period to which they relate.

(c)	As at the Accounts Date, the Accounts make provision for all actual liabilities, disclose all contingent liabilities and make provision reasonably regarded as adequate for all bad and doubtful debts in accordance with the Relevant Accounting Standards.

2.2	Management Accounts

(a)	The management accounts of the Group as at 30 June 2026 (the “Management Accounts”) have been prepared in accordance with accounting policies used in preparing the Accounts applied on a consistent basis.

(b)	The Management Accounts, having regard to the fact that they have not been audited and that they have not been subject to year-end adjustments, do not materially misstate the assets and liabilities of the Group as at 31 December 2025 nor the financial condition, cash flow and profits and losses of the Group for the accounting period to which they relate.

(c)	As at 31 December 2025, the Management Accounts make provision for all actual liabilities, disclose all contingent liabilities and make provision reasonably regarded as adequate for all bad and doubtful debts.

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3.	BUSINESS SINCE THE ACCOUNTS DATE

Since the Accounts Date:

(a)	each Group Company has carried on its business in the ordinary and usual course;

(b)	there has been no event, occurrence or circumstance which results in a Company Material Adverse Change;

(c)	no Group Company has suffered any material damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance; and

(d)	no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Clause 5.1.

4.	FINANCIAL OBLIGATIONS

4.1	Indebtedness

(a)	Details of all financial facilities (including loans, derivatives and hedging arrangements) outstanding or available to the Group (the “Existing Facilities”) are given in the Disclosure Letter.

(b)	No Group Company has received any written notice that an event of default has occurred and is outstanding under the terms of the Existing Facilities. To the best of the Seller’s knowledge, save as Disclosed, no Group Company has breached or is in breach of the terms of the Existing Facilities and no event that would entitle any third party to call for repayment of any of the Existing Facilities prior to scheduled maturity has occurred.

(c)	No Group Company has factored any of its debts or (other than operating leases) engaged in financing of a type which would not be required to be shown or reflected in the Accounts or the Management Accounts.

4.2	Guarantees

Other than in the ordinary and usual course of business and/or under the Existing Facilities, there is no outstanding guarantee, indemnity, suretyship or security (whether or not legally binding) given by any Group Company or for the benefit of any Group Company.

4.3	No Undisclosed Liabilities

There are no material liabilities, whether actual or contingent, of any Group Company other than liabilities disclosed or provided for in the Accounts, liabilities incurred in the ordinary and usual course of business since the Accounts Date or liabilities disclosed elsewhere in or contemplated under this Agreement or the Disclosure Letter.

5.	ASSETS

5.1	Real Property

(a)	The Properties comprise all the premises and land presently leased, occupied or otherwise used in connection with the businesses of each Group Company or in which any Group Company has an interest in respect of any real property.

(b)	The Properties are occupied or used under lease or licence and the terms of any such lease or licence permit such occupation and use in the manner currently occupied or used by any Group Company.

(c)	Where a Property is occupied on a leasehold basis, a Group Company is solely legally and beneficially entitled to occupy that Property.

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(d)	No Group Company has received any written notice of any material subsisting breach.

(e)	No Group Company owns any real property.

5.2	Ownership of Assets

All assets included in the Accounts or acquired by any Group Company or which have otherwise arisen since the Accounts Date, other than any assets disposed of or realised in the ordinary and usual course of business:

(a)	are legally and beneficially owned by the relevant Group Company;

(b)	are, where capable of possession, in the possession or under the control of the relevant Group Company;

(c)	are free from Encumbrances; and

(d)	are not the subject of any factoring arrangement, conditional sale or credit agreement.

5.3	Sufficiency of Assets

To the best of the Seller’s knowledge, the property, rights and assets owned, leased or otherwise used by the Group comprise all the property, rights and assets necessary for the carrying on of the business of each Group Company substantially in the manner in, and to the extent to, which it is presently conducted.

6.	INTELLECTUAL PROPERTY

6.1	Ownership

(a)	All Business IP is either legally and beneficially owned by a Group Company or lawfully used with the consent of the owner under a licence.

(b)	To the best of the Seller’s knowledge, all Owned Business IP is not being infringed or attacked or opposed by any person.

(c)	All Owned Business IP is not subject to any Encumbrance or any licence or authority in favour of another person, other than a Group Company.

(d)	To the best of the Seller’s knowledge, no claims have been made and no intellectual property applications are pending which if pursued or granted might be material to the truth and accuracy of the statements in paragraphs 6.1(a) to 6.1(c) above.

6.2	Registered Intellectual Property

The Disclosure Letter contains accurate and current details of all Owned Business IP that are registered or the subject of applications for registration and, to the best of the Seller’s knowledge, all renewal fees which are due and steps which are required for their maintenance and protection have been paid and taken.

6.3	Validity

The Owned Business IP is (or, in the case of pending applications, will be) valid and enforceable.

6.4	Infringement

To the best of the Seller’s knowledge, the processes employed and the products and services dealt in by each Group Company both now and at any time within the last three years do not and did not infringe any rights or interests of third parties in Intellectual Property in any material respects and no Group Company has received any written notices alleging that the activities of such Group Company infringe any such rights or interests of any third party.

6.5	Licensed Business IP

In respect of the several licences and agreements relating to the Licensed Business IP (including all amendments, novations, supplements or replacements to those licences and agreements):

(a)	they are in full force and effect, no written notice having been given or received by a Group Company to terminate them;

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(b)	to the best of the Seller’s knowledge, no circumstances exist which would entitle a party to terminate or vary them; and

(c)	the obligations of the Group have been complied with in all material respects.

6.6	Know-How

There has been and is no misuse of Know-how by any Group Company and no Seller has made any disclosure of Know-how to any person other than the Purchaser, except in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

6.7	Information Technology

(a)	Each of the Business IT is owned by or licensed to the relevant Group Company.

(b)	To the best of the Seller’s knowledge, the Business IT is in reasonable working order in all material respects and have been regularly maintained and supported.

(c)	All material services relating to, and licences of, Business IT are, and have been throughout the last three years, provided under written contracts with the relevant Group Company. Such contracts are:

(i)	in full force and effect, no notice having been given by either side to terminate them;

(ii)	to the best of the Seller’s knowledge, no circumstances exist or have existed which would entitle a party to terminate them, vary them and/or make a claim for money or a money equivalent in respect of them; and

(iii)	the obligations of the relevant Group Company and, to the best of the Seller’s knowledge, the obligations of the relevant counterparties to such contracts, have been complied with in all material respects, and there is no claim, legal action or proceeding involving any Group Company in respect of those contracts.

(d)	There are, and in the past three years there have been, no performance reductions or breakdowns of, or logical or physical intrusions to, or software virus infection of, any Information Technology or losses of data which have had (or are having) a material adverse effect on the business of any Group Company and the Seller is not aware of any fact or matter which may give rise to such a material adverse effect.

(e)	To the best of the Seller’s knowledge, each Group Company has in place procedures which are reasonably adequate in accordance with prevailing industry standards:

(i)	to prevent unauthorised access to and the introduction of viruses and other contaminants into the Business IT;

(ii)	to take and store on-site and off-site back-up copies of the software and data in the Business IT; and

(iii)	to ensure that the business of the Group Companies can continue without material disruption in the event of breakdown or performance reduction of the Business IT or loss of data, whether due to natural disaster, power failure or otherwise.

(f)	The Group Companies have not incorporated any open-source software into any of their products or services in a manner that would (i) require the disclosure or distribution of any source code owned by a Group Company, (ii) require licensing of any such source code on a royalty-free or open-source basis, or (iii) otherwise limit the Group Companies’ ability to use or commercialise such products or services. The Group Companies have complied in all material respects with all open-source licences applicable to any open-source software used in their products or services. No Group Company has received any written notice alleging a breach or non-compliance with any such open-source licence.

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(g)	The Group Companies have in place disaster recovery plans to ensure that data stored on the Business IT can be replaced or substituted without disruption to the Group in the event of a failure of any part of the Business IT (whether due to natural disaster, power failure or otherwise). All such data has been regularly archived in properly stored, catalogued and secure hard copy form.

(h)	The Group Companies have in place procedures for protecting the Business IT from infection by software viruses and from access by unauthorised persons. The Group operates a documented procedure to avoid virus infections and unauthorised access which is appropriate to a business of its nature and size.

7.	CONTRACTS

7.1	Material Contracts

(a)	Copies of all written Material Contracts (other than any Material Contracts entered into between the date of this Agreement and Completion in accordance with Clause 5.2(c)(iii) and/or 5.2(c)(iv)) are provided in the Data Room.

(b)	No Group Company is in material default or breach under any Material Contract and, to the best of the Seller’s knowledge, no other party to a Material Contract is in material default or breach under such Material Contract.

(c)	No Material Contract has been terminated (except where such Material Contract has automatically terminated in accordance with its terms, other than by breach thereof) and to the best of the Seller’s knowledge, there are no grounds for recission, avoidance or repudiation or likely to give rise to termination and no written notice of termination or of intention to terminate has been received or served by any Group Company.

7.2	Contracts

No Group Company is a party to or subject to any contract, transaction, arrangement, understanding or obligation which:

(a)	is not in the ordinary and usual course of business;

(b)	is not wholly on an arm’s length basis; or

(c)	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit.

7.3	Brokers and Fees

No Seller nor any person acting on its behalf has incurred any liability to pay any broker’s, finder’s, or adviser’s fee or commission in connection with the sale of the Sale Shares to the Purchaser. No such fee or commission is or will become payable by the Purchaser.

7.4	Related Party Arrangements

The Group has not entered into any contract, arrangements, agreements or transactions with any of the Sellers or their Affiliates, other than the Resulticks Shareholders’ Agreement and any employment or services agreements entered into in the ordinary course of business.

8.	EMPLOYMENT

8.1	Terms of Employment

(a)	Templates of the standard form employment contract for employees of the Group are set out in the Data Room.

(b)	Anonymised particulars of the job titles, dates of commencement of employment, engagement (or appointment to office), contracts and terms of engagement, terms and conditions of employment and remuneration, benefits and emoluments (including any loan arrangement, bonus, commission, profit sharing, share and other incentive schemes) of all the Senior Employees are set out in Data Room. There are no outstanding offers of employment to any person who would be a Senior Employee if engaged.

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(c)	Summary details of the principal terms of employment and/or engagement and anonymised particulars (for the avoidance of doubt including location, job title, date of commencement of employment and/or engagement, details of salary, bonus, commission, incentives and benefits as well as status in respect of long term leave of any kind) of all other employees, consultants and workers of the Group are set out in the Data Room.

(d)	All individuals employed or engaged by the Group who require permission to work in the country in which they work has the necessary permission under Applicable Law to work in such country.

(e)	No material changes to the employment terms or conditions of any Senior Employee have been made, announced or proposed in the twelve (12) months prior to the date of this Agreement, nor has any such change been promised or proposed to any such individual in writing by any Group Company.

8.2	Termination of Employment

No Senior Employee has given any written notice terminating contract of employment or is under notice of dismissal. There have been no written proposals to terminate the employment of any Senior Employee.

8.3	Payroll

As at the last payroll date prior to the date of this Agreement, the salaries and wages and other benefits (other than holiday pay) of employees, all related payments to third party benefit providers and all related payments to the relevant authorities (save such payments made during the month following the payroll period in the ordinary course of business consistent with past practice) had been paid or discharged in full or properly accrued where due. No Senior Employee owes any amount to any Group Company in respect of any loans or advances by any Group Company to such Senior Employee.

8.4	Trade Union

No trade union, works council and/or other employee representative body has been recognized or established by the Group and there are no outstanding proposals for the recognition or establishment of any trade unions, works councils and/or other employee representative bodies in relation to the Group. No Group Company is a party to any collective bargaining agreement and has no standing arrangement with any employee representative body, in each case, relating to redundancies, remuneration or other benefits.

8.5	Disputes

(a)	There is no current dispute or proceeding between any Group Company and any individual employed or engaged (or formerly employed or engaged) by any Group Company that would be expected to result in a material liability to any Group Company, and there is no current dispute between any Group Company and any trade union, nor has any such dispute been threatened to a Group Company that would be expected to result in a material liability to any Group Company.

(b)	There is no pending claim against any Group Company by a Senior Employee arising out of or relating to their employment with such Group Company, nor, to the best of the Seller’s knowledge, has any such claim been threatened by a Senior Employee.

8.6	Pension Schemes

Save in respect of any state social security arrangements, no Group Company has an obligation to provide, or contribute towards, or has any actual or contingent liability in respect of, any scheme or arrangement which provides or will or may provide pension, death, retirement, lump-sum, ill-health, disability, accident or other benefits in respect of any individual employed or engaged (or formerly employed or engaged) by any Group Company or in each case their dependents and no promise or assurance has been given to any current or former employee or director of any Group Company that his benefits will be calculated by reference to a minimum amount or defined level of benefit.

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9.	LEGAL COMPLIANCE

9.1	Licenses and Consents

(a)	All licences, consents and authorisations material to the business of the Group (“Licences”) have been obtained, are in full force and effect and have been and are being complied with in all material respects.

(b)	To the best of the Seller’s knowledge, there is no investigation, enquiry or proceeding outstanding or anticipated which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

(c)	None of the Licences has been breached or, to the best of the Seller’s knowledge, is likely to be suspended, modified or revoked or not renewed (whether as a result of the entry into or completion of this Agreement or otherwise).

9.2	Compliance with Laws

(a)	To the best of the Seller’s knowledge, each Group Company is conducting, and during the three year period prior to Completion has conducted, the business of the Group in material compliance with Applicable Law and no Group Company is, or during the three year period prior to Completion has been, in material breach of any such Applicable Law.

(b)	To the best of the Seller’s knowledge, there is no investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Group Company which has had or may reasonably be expected to have a material adverse effect upon the assets or business of the Group.

(c)	No Group Company has received any written notice or other communication (official or otherwise) during the past 12 months from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with any such Applicable Law, bye-law or regulation, or requiring it to take or omit any action which in any case has had or may have a material adverse effect on the business of the Group.

10.	CONTROLS

10.1	The Group has established and maintains, adheres to and enforces internal compliance functions, and financial and reporting controls and procedures, each of which comply with Applicable Laws and, to the best of the Seller’s knowledge, are effective in providing reasonable assurance:

(a)	that all material information required to be disclosed by any Group Company under Applicable Law is recorded, processed, summarised and reported within the time periods specified by Applicable Laws; and

(b)	regarding the reliability of financial reporting and the preparation of financial statements by the relevant Group Company and the Group (on a consolidated basis) in accordance with Applicable Laws and the Relevant Accounting Standards.

10.2	During the three-year period prior to Completion, no Group Company nor, to the best of the Seller’s knowledge, any Group Company’s auditors have identified or been made aware of:

(a)	any significant deficiency or material weakness, in each case which has not been subsequently fully remedied, in the system of internal control over financial reporting utilised by the Group Companies; or

(b)	any fraud that involves the management or other employees of any Group Company who have a role in the preparation of financial statements with reporting oversight or the internal control over the financial reporting utilised by the Group Companies.

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11.	DATA PROTECTION

11.1	Each Group Company has in the past three years complied, and is in compliance, with all applicable Data Protection Laws in the collection, use, storage, disclosure, transfer, and other processing of Personal Data, including (where applicable) requirements relating to registration or notification, payments of fees, maintenance of records, obtaining and recording consents, providing privacy notices, responding to valid requests by data subjects to exercise their rights, and cross-border data transfers.

11.2	Each Group Company has implemented and maintains appropriate technical and organisational measures designed to protect Personal Data against unauthorised or unlawful processing, accidental loss, destruction or damage, and such measures are materially compliant with applicable Data Protection Laws and generally accepted industry standards.

11.3	Where any third party (including a processor or sub-processor) processes Personal Data on behalf of a Group Company, such processing is, and has been, governed by a written contract that complies with the requirements of applicable Data Protection Laws. All transfers of Personal Data by any Group Company outside the jurisdiction of origin have been conducted in material compliance with applicable Data Protection Laws.

11.4	Each Group Company maintains written data protection and information security policies appropriate to the nature and volume of the Personal Data it processes, and, where required by applicable Data Protection Laws, has appointed a data protection officer, and ensures that relevant employees have received training on data protection and information security obligations.

11.5	In the three-year period prior to Completion, no Group Company:

(a)	has experienced or been notified of any Personal Data breach or other security incident involving Personal Data;

(b)	has received any written complaint, enquiry, notice or claim (including from any regulator, data subject or customer) concerning its collection, processing or use of Personal Data that remains unresolved; and

(c)	is subject to any pending or, to the best of the Seller’s knowledge, threatened investigation, audit or proceeding (whether of a criminal, civil or administrative nature) relating to Personal Data.

12.	INSURANCES

12.1	Particulars of Insurance

Full particulars of the insurances of the Group Companies material to the business of the Group are contained in the Data Room.

12.2	Details of Policies

In respect of the insurances referred to in paragraph 12.1:

(a)	all premiums and any related insurance premium taxes have been duly paid to date;

(b)	all the policies are in full force and effect; and

(c)	no circumstances have arisen which would render any of the policies void or unenforceable for illegality or otherwise.

12.3	Claims

No insurance claim is outstanding and, to the best of the Seller’s knowledge. no circumstances exist which are likely to give rise to any insurance claim.

13.	LITIGATION

13.1	Current Proceedings

No Group Company is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the business of the Group.

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13.2	Pending or Threatened Proceedings

To the best of the Seller’s knowledge, no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration of material importance is pending or threatened by or against any Group Company.

13.3	Circumstances likely to lead to Claims

To the best of the Seller’s knowledge, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, mediation or arbitration.

14.	TAX

14.1	To the best of the Sellers’ knowledge, all material returns, notifications, registrations, assessments, accounts, computations, notices and all other material information required by Applicable Law to have been made or submitted to any Tax Authority by each Group Company in the last three (3) years for any Tax purpose, have been made or submitted within the applicable time limits and remain complete and accurate in all material respects.

14.2	All material Tax for which each Group Company has, within the last three (3) years, been liable to account has been paid insofar as such Tax ought to have been paid in accordance with Applicable Law.

14.3	No Group Company has, within the last three (3) years, entered into any concession, agreement or arrangement with a Tax Authority pursuant to which a Group Company has been authorised not to comply with what, but for such concession, agreement or arrangement, would be its statutory obligation.

14.4	No Group Company has in the last three (3) years been involved in any dispute with or investigation, audit or enquiry by any Tax Authority (in each case other than routine enquiries). No Group Company has received any written notice that it is subject to any dispute, investigation, audit or enquiry by a Tax Authority of a non-routine nature.

14.5	No Group Company is a party to any Tax sharing arrangement with any person other than another Group Company pursuant to which it will have any obligation to make any Tax payments after the Completion Date.

14.6	Each Group Company has been resident for tax purposes in its country of incorporation and nowhere else at all times since its incorporation and will be so resident at Completion.

14.7	None of the Group Companies has since its incorporation engaged in, or been a party to, any transaction or series of transactions or scheme or arrangement of which the main purpose, or one of the main purposes, was or could be said to be the avoidance of, or deferral of or a reduction in the liability to, Tax.

15.	ANTI-CORRUPTION, SANCTIONS AND ANTI-MONEY LAUNDERING

15.1	Each Seller warrants that neither it nor any Group Company or (to the best of such Seller’s knowledge) any Agents of any Group Company, (a) has violated any applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations; or (b) in carrying out its responsibilities under this Agreement or any agreement entered into in connection with the Transaction, has and/or will violate any applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations.

15.2	Each Seller warrants that neither it nor any Group Company or (to the best of such Seller’s knowledge) any Agents of any Group Company, is a Government Official.

15.3	Each Seller warrants that no Government Official or Governmental Authority presently controls or owns an interest, whether direct or indirect, in itself nor any Group Company or (to the best of such Seller’s knowledge) any Agents of any Group Company, or has any legal or beneficial interest in the same.

15.4	Each Seller warrants that neither it nor any Group Company or (to the best of such Seller’s knowledge) any Agent of any Group Company:

(a)	is a Restricted Party; or

(b)	has received written notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

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15.5	The Group operates procedures in line with generally accepted industry standards designed to ensure compliance (and otherwise in accordance) with all applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations.

16.	EFFECT OF TRANSACTION

16.1	Other than in relation to the Ascertis Facilities Documents and the India Facilities Documents, the entry into and performance of this Agreement, the other Transaction Documents and any other document to be entered into pursuant to or in connection with this Agreement (including the acquisition of the Sale Shares by the Purchaser and the occurrence of Completion) will not, nor is likely to:

(a)	cause any Group Company to lose the benefit of any right or privilege it presently enjoys which is material to the Business;

(b)	enable any person to terminate any right or benefit enjoyed by any Group Company, or to exercise any right in respect of any Group Company;

(c)	give rise to, crystallise, or cause to become exercisable or enforceable, any right of pre-emption or other Encumbrance over the Sale Shares or any shares in any other Group Company;

(d)	to the best of the Seller’s knowledge, result in any customer or supplier becoming entitled to, or cause any customer or supplier to, cease dealing with any Group Company or to substantially reduce its existing level of business or to change the terms on which it deals with any Group Company or otherwise (to the best of the Seller’s knowledge) adversely affect the attitude or action of any customer or supplier in respect of the Group;

(e)	result in a breach or constitute a default under any Material Contract (or any present or future Indebtedness of any Group Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any of the Existing Facilities being withdrawn); or

(f)	entitle any person to acquire or affect the entitlement of any person to acquire shares in the Company or any other Group Company.

17.	FULL DISCLOSURE AND ACCURACY OF INFORMATION

All information contained in this Agreement, the Data Room and the Disclosure Letter is true and accurate in all material respects, and the Sellers are not aware of any fact or matter or circumstances not disclosed which renders any such information untrue or inaccurate in any material respect.

18.	REGULATION S; SECTION 4(A)(2)

18.1	Warranties given by Sellers acquiring Consideration Shares pursuant to Regulation S

Each Seller who will be allotted and issued Reg S Consideration Shares warrants as follows:

(a)	The Seller understands and acknowledges that (A) the Reg S Consideration Shares are being issued in reliance upon an exemption from registration afforded by Regulation S promulgated under the Securities Act (or other applicable exemption from the registration requirements under the Securities Act), and that such shares have not been registered with any state securities commission or authority; and (B) pursuant to the requirements of Regulation S, the shares may not be transferred, sold or otherwise exchanged, unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to another available exemption thereunder.

(b)	The Seller is not a U.S. Person (as defined under Regulation S) and is not acquiring the Reg S Consideration Shares for the account of any U.S. Person; no director or executive officer of Seller (if a corporation) is a national or citizen of the United States; and the Seller is not otherwise deemed to be a “U.S. Person” within the meaning of Regulation S.

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(c)	The Seller was not formed specifically for the purpose of acquiring the Reg S Consideration Shares issued pursuant to this Agreement.

(d)	The offer leading to the sale evidenced hereby was made in an “offshore transaction” within the meaning of Regulation S.

(e)	Neither the Seller, nor any Affiliate or any person acting on Seller’s behalf, has made or is aware of any “directed selling efforts” in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Reg S Consideration Shares.

(f)	The Seller is not a “distributor” as defined under Regulation S. Seller agrees that it/he will not, during the Restricted Period set forth under Rule 903(b)(2)(iii), act as a distributor, either directly or through any affiliate, nor shall he/she sell, transfer, hypothecate or otherwise convey the Reg S Consideration Shares other than to a non-U.S. Person, in compliance with Regulation S.

(g)	The Seller is acquiring the Reg S Consideration Shares for its own account and risk and not for the account or benefit of a U.S. Person (as defined in Regulation S) and no other person has any interest in or participation in such shares or any right, option, security interest, pledge or other interest in or to such shares.

(h)	The Seller will offer, sell, pledge or otherwise transfer the Reg S Consideration Shares, only pursuant to registration under the Securities Act or an available exemption or exclusion therefrom, in compliance with all applicable state and foreign securities laws and with the Registration Rights and Lock-Up Agreement to be entered into by the Seller and Purchaser.

18.2	Warranties given by Seller(s) acquiring Consideration Shares pursuant to Section 4(a)(2)

Each Seller purchasing 4(a)(2) Consideration makes the following representations and warranties:

(a)	The Seller is acquiring the 4(a)(2) Consideration Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act; provided, however, that by making the representations herein, the Seller reserves the right to dispose of the 4(a)(2) Consideration Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and pursuant to the applicable terms of the Transaction Documents. The Seller does not presently have any agreement or understanding, directly or indirectly, with any person to distribute any of the 4(a)(2) Consideration Shares.

(b)	The Seller is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act (“Regulation D”).

(c)	The Seller understands that the 4(a)(2) Consideration Shares are being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws.

(d)	The Seller acknowledges that the 4(a)(2) Consideration Shares were not offered to the Seller by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Subscriber was invited by any of the foregoing means of communications.

(e)	The Seller and its advisors, if any, have been furnished with, or had access to, all materials relating to the business, finances and operations of the Purchaser and materials relating to the offer and sale of the 4(a)(2) Consideration Shares that have been requested by the Seller as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Purchaser so as to be able to evaluate the risks and merits of its investment in the Purchaser. The Seller and its advisors, if any, have been afforded the opportunity to ask questions of the Purchaser. Neither such inquiries nor any other due diligence investigations conducted by the Seller or its advisors, if any, or its representatives shall modify, amend or affect such Subscriber’s right to rely on the Purchaser’s representations and warranties contained in this Agreement. The Seller understands that its investment in the 4(a)(2) Consideration Shares involves a high degree of risk and is able to afford a complete loss of such investment. The Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the 4(a)(2) Consideration Shares.

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(f)	The Seller understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the 4(a)(2) Consideration Shares or the fairness or suitability of the investment in the 4(a)(2) Consideration Shares nor have such authorities passed upon or endorsed the merits of the offering of the 4(a)(2) Consideration Shares.

(g)	The Seller understands that except as provided in the Registration Rights and Lock-Up Agreement: (i) the 4(a)(2) Consideration Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Seller shall have delivered to the Purchaser an opinion of counsel, in a form reasonably acceptable to the Purchaser, to the effect that the 4(a)(2) Consideration Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Seller provides Purchaser with reasonable assurance that the 4(a)(2) Consideration Shares can be sold, assigned or transferred pursuant to Rule 144 promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the 4(a)(2) Consideration Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the 4(a)(2) Consideration Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Purchaser nor any other person is under any obligation to register the 4(a)(2) Consideration Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. The 4(a)(2) Consideration Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the 4(a)(2) Consideration Shares and such pledge of 4(a)(2) Consideration Shares shall not be deemed to be a transfer, sale or assignment of the 4(a)(2) Consideration Shares hereunder, and no Seller effecting a pledge of the 4(a)(2) Consideration Shares shall be required to provide the Purchaser with any notice thereof or otherwise make any delivery to the Purchaser pursuant to this Agreement or any other Transaction Document).

(h)	The Seller understands that the certificates or other instruments representing the 4(a)(2) Consideration Shares shall be the restrictive legend as provided in Clause 9.2(d) of this Agreement.

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SCHEDULE 5

Limitations on Liability

1.	SCOPE

1.1	Except as otherwise expressly provided in this Agreement, the provisions of this Schedule shall operate to limit the liability of each Party severally in respect of each Claim and references to “Claim” and “Claims” shall be construed accordingly.

1.2	The limitations in this Schedule are not mutually exclusive and the application of any one or more limitations shall not preclude the application of any one or more other limitations.

1.3	In relation to any Party, nothing in this Schedule applies to a Claim to the extent that the liability of such Party in respect of such Claim arises as a result of fraud, fraudulent misrepresentation, wilful concealment, or gross negligence by such Party.

2.	LIMITATIONS ON QUANTUM

2.1	Maximum liability

(a)	The total aggregate amount of the liability of the Sellers for all Claims shall not exceed the total amount of the Consideration; provided, that the total aggregate amount of liability of each Seller for all Claims shall not exceed the total amount of Consideration received by such Seller (based upon such Seller’s Relevant Proportion).

(b)	Without prejudice to paragraph 2.1(a) above:

(i)	the total aggregate amount of the liability of the Sellers for all General Claims shall not exceed USD 200,000,000; provided, that the total aggregate amount of liability of each Seller for all General Claims shall not exceed the product of USD 200,000,000 multiplied by such Seller’s Relevant Proportion;

(c)	The total aggregate amount of the liability of the Purchaser for all Claims shall not exceed the total amount of the Consideration.

(d)	Without prejudice to paragraph 2.1(c) above, the total aggregate amount of the liability of the Purchaser for all General Claims shall not exceed USD 200,000,000.

2.2	Minimum liability of the Purchaser

The Purchaser shall not be liable for any individual Claim (or series of Claims arising from substantially identical facts or circumstances), unless:

(a)	the liability of the Purchaser in respect of such Claim (or series of Claims) exceeds USD 2,000,000 (the “De Minimis Threshold”); and

(b)	the aggregate amount of all such Claims for which the Purchaser would, in the absence of paragraph 2.2(a), be liable exceeds USD 20,000,000 (the “Basket”), and in such event the Purchaser shall be liable for the whole of such amount and not merely the excess.

2.3	Minimum liability of the Sellers

No Seller shall be liable for any individual Claim (or series of Claims arising from substantially identical facts or circumstances), unless:

(a)	the liability of such Seller in respect of such Claim (or series of Claims) exceeds an amount equal to such Seller’s Relevant Proportion of the De Minimis Threshold; and

(b)	the aggregate amount of all such Claims for which such Seller would, in the absence of paragraph 2.3(a), be liable exceeds an amount equal to such Seller’s Relevant Proportion of the Basket, and in such event such Seller shall be liable for the whole of such amount and not merely the excess.

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3.	NOTICE OF CLAIM

3.1	If any Seller Indemnitee or Purchaser Indemnitee (each, an “Indemnified Party”) becomes aware of any fact, matter or circumstance that gives rise to a Claim against the Purchaser or the Sellers, as applicable (each, an “Indemnifying Party”):

(a)	the Party seeking indemnification shall, as soon as reasonably practicable, give written notice of the Claim to the other Party (or, on behalf of all Sellers, the Sellers’ Representative); and

(b)	the notice must contain in reasonable detail (in each case solely to the extent available to the Party seeking indemnification):

(i)	the specific facts, matters or circumstances known by the Indemnified Party that give rise to the Claim;

(ii)	if it is alleged that the facts, matters or circumstances referred to in such notice constitute a breach of this Agreement, the basis for that allegation; and

(iii)	an estimate of the amount of Losses suffered by the Indemnified Party giving rise to the Claim, to the extent reasonably ascertainable.

3.2	Subject to paragraph 4.1 of this Schedule, failure to give notice as set out in paragraph 3.1 of this Schedule shall not affect the rights of the relevant Indemnified Party except to the extent that the Indemnifying Party is materially prejudiced by the failure.

4.	TIME LIMITS

4.1	No Indemnifying Party shall be liable in respect of any Claim unless a notice of the Claim is given by the Indemnified Party in accordance with paragraph 3.1 of this Schedule:

(a)	in the case of any Fundamental Warranty Claim, within twenty-four (24) months following the Completion Date;

(b)	in the case of any General Claim, within twelve (12) months following the Completion Date; and

(c)	in the case of any Tax Claim, within five (5) years and three (3) months following the Completion Date.

5.	ALLOWANCES, PROVISIONS OR RESERVES

No Seller shall be liable for any Claim to the extent that:

(a)	allowance, provision or reserve has been made in the Accounts and/or the Management Accounts for the matter giving rise to such Claim, or the amount of such Claim is reflected in the calculation of the Consideration; or

(b)	the matter giving rise to the Claim was Disclosed in the Accounts and/or the Management Accounts.

6.	CHANGES IN LEGISLATION

No Indemnifying Party shall be liable for any Claim to the extent that such Claim would not have arisen (or the amount of the Claim would not have been increased) but for any legislation not in force at the date of this Agreement, any change in legislation made after the date of this Agreement or any change in the interpretation or application of any legislation after the date of this Agreement, whether or not such change purports to be effective retrospectively in whole or in part.

7.	CHANGES IN ACCOUNTING POLICY

No Indemnifying Party shall be liable for any Claim to the extent that the liability arises or is increased as a result of any change in the accounting policies, bases, procedures or practices of treatment of any Group Company or Purchaser’s Group Company (as the case may be) after Completion or any change in the accounting standards applicable to any Group Company or Purchaser’s Group Company (as the case may be) after Completion, provided that this paragraph 7 shall not apply to any change in such accounting policies, bases, procedures, practices or standards that is required in order to ensure compliance with applicable generally accepted accounting principles or accounting standards or otherwise made to correct a manifest error.

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8.	VOLUNTARY ACTS OR OMISSIONS

8.1	No Seller shall be liable for any Claim if such Claim arises or is increased directly or indirectly as a result of any act, omission, transaction or arrangement of any Purchaser’s Group Company or any of their Agents after Completion, done, committed or effected otherwise than in order to comply with Applicable Law or pursuant to a legally binding commitment to which the Purchaser’s Group is subject on or before Completion.

8.2	No Seller shall be liable for any Claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of any Purchaser’s Group Company or any of its Agents or which arises wholly or partly out of or as a result of the execution and performance of the Transaction Documents.

8.3	The Purchaser shall not be liable for any Claim in respect of any act or omission whatsoever carried out at the written request or with the written approval of any Seller or any of its Affiliates or any of their respective Agents or which arises wholly or partly out of or as a result of the execution and performance of the Transaction Documents.

9.	INDEMNIFYING PARTY’S KNOWLEDGE

No Indemnifying Party shall be liable in respect of any Claim (other than, in the case of a Seller, a Tax Indemnity Claim) to the extent that the facts, matters, events or circumstances giving rise to such Claim were Disclosed or set out in any of the Transaction Documents, or otherwise known at the date of this Agreement by the Indemnified Party.

10.	OPPORTUNITY TO REMEDY

No Indemnifying Party shall be liable in respect of any Claim if and to the extent that the breach giving rise to such Claim is capable of remedy (without cost or loss to the Indemnified Party) and is remedied to the reasonable satisfaction of the Indemnified Party within thirty (30) days of the notice of the Claim given in accordance with paragraph 3.1.

11.	LOSS OTHERWISE COMPENSATED

11.1	No Indemnifying Party shall be liable for any Claim to the extent that:

(a)	the matter giving rise to such Claim has been (or is capable of being) made good or is (or is capable of being) otherwise compensated for without loss to the Indemnified Party; or

(b)	the Claim is recoverable under any insurance policy of the Indemnified Party (or, where the Indemnified Party is the Seller, would have been recoverable had the Purchaser’s Group maintained in force insurance cover for the Group or such Group Company similar to that in force at Completion).

11.2	In assessing any damages or other amounts recoverable under this Agreement there shall be taken into account the value of any benefit accruing to Indemnified Party in consequence of the matter or circumstances giving rise to the claim pursuant to which the damages or such other amounts become recoverable, including any amount of any Tax relief obtained or obtainable by the Indemnified Party and any amount by which any Tax for which the Indemnified Party is or may be liable to be assessed or made accountable is reduced or extinguished arising in consequence of such matter or circumstances.

11.3	If provisions or reserves contained in the Accounts and/or the Management Accounts shall prove to be over-provisions or excess reserves, the amounts of such over-provision or excess reserve shall be aggregated and set off against any liability of the Sellers in respect of any Claim.

12.	RECOVERY FROM THIRD PARTIES

12.1	No Indemnifying Party shall be liable for any Claim to the extent that the Indemnified Party has a right of recovery against, or an indemnity from, a person other than the Indemnifying Party, whether under a provision of law, insurance policy or otherwise.

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12.2	Where a Indemnified Party is entitled to recover from any other person an amount in respect of any matter relating to a Claim, the Indemnified Party shall promptly notify the Indemnifying Party in writing and take all steps as the Indemnifying Party may reasonably require to enforce recovery of such amount.

12.3	The Indemnified Party shall keep the Indemnifying Party fully informed of the progress of such recovery and shall provide to the Indemnifying Party copies of all relevant correspondence and documentation. Upon recovery of such amount, the Indemnified Party shall:

(a)	deduct the full amount from the Claim (if the entitlement of the Indemnified Party to recover arose before payment is made by the Indemnifying Party under the Claim); or

(b)	repay to the Indemnifying Party (and where the Indemnifying Party is a Seller, such Seller’s Relevant Proportion of) the lesser of such amount paid by the Indemnifying Party to the Indemnified Party under the Claim or the full amount recovered by the Indemnified Party (if the entitlement to recover arose after payment had been made by the Indemnifying Party under the Claim).

12.4	The Purchaser shall not be required to take action under paragraphs 12.2 and 12.3 for any Tax Indemnity Claim, other than an action against a Tax Authority, if the Purchaser is of the reasonable opinion that such action is likely to harm its or the Group Company’s commercial or employment relationship with that or any other person.

13.	CONDUCT OF THIRD PARTY CLAIMS

13.1	An Indemnifying Party shall be entitled, upon prompt written notice following such Indemnifying Party’s receipt of a notice of Claim delivered in accordance with paragraph 3.1 of this Schedule (and in any event within fifteen (15) days thereof), to assume the defence of any such Claim brought by a third party (a “Third Party Claim”) at the Indemnifying Party’s own cost and expense (which expenses shall not be applied against any indemnity limitation herein) with counsel selected by the Indemnifying Party and satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defence of any claim (i) for equitable or injunctive relief, (ii) that would impose criminal liability or damages, (iii) that involves a material customer or supplier of the Indemnified Party or (iv) if the Indemnified Party reasonably determines that the Losses that it may incur arising from or related to any claim could reasonably be expected to exceed the applicable cap(s) set out under paragraph 2.1 above, and the Indemnified Party shall have the right to defend, at the expense of the Indemnifying Party, any such Third Party Claim. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has failed to assume the defence thereof. If the Indemnifying Party does not expressly elect to assume the defence of such Third Party Claim within the time period and otherwise in accordance with the first sentence of this paragraph 13.1, the Indemnified Party shall have the sole right to assume the defence of and to settle such Third Party Claim.

13.2	If the Indemnifying Party assumes the defence of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party or (ii) the named parties to the Third Party Claim (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party reasonably determines that representation by counsel to the Indemnifying Party of both the Indemnifying Party and such Indemnified Party may present such counsel with a conflict of interest. If the Indemnifying Party assumes the defence of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defence and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.

13.3	If the Indemnifying Party assumes the defence of any Third Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise the Third Party Claim or otherwise consent to the entry of any judgment with respect to such Third Party Claim if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, (ii) does not include an unconditional written release by the claimant or plaintiff of the Indemnified Party from all liability in respect of such Third Party Claim, (iii) imposes equitable remedies or any obligation on the Indemnified Party other than solely the payment of money damages for which the Indemnified Party will be indemnified hereunder.

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14.	DUTY TO MITIGATE

Each Party shall take commercially reasonable steps, and shall procure that commercially reasonable steps are taken by the Purchaser’s Group (including, after Completion, each Group Company), to avoid or mitigate any Claim (other than a Tax Indemnity Claim).

15.	NO DOUBLE RECOVERY

No Indemnified Party shall be entitled to recover from any Indemnifying Party in respect of any Claim, or otherwise obtain payment, reimbursement, restitution or indemnity, more than once for the same Losses.

16.	CONTINGENT AND UNQUANTIFIED LIABILITY

No Indemnifying Party shall be liable for any Claim to the extent that the Claim is based upon a liability which is contingent only unless and until such liability ceases to be contingent and becomes an actual liability. For the avoidance of doubt, this paragraph 16 shall not operate to avoid a Claim made in respect of a contingent liability within the time limits specified in paragraph  4 and specifying the matters set out in paragraph 3.1.

17.	LOSSES

No Indemnifying Party shall be liable for any indirect, consequential, punitive or exemplary damages.

18.	PRESERVATION OF INFORMATION

None of the Parties shall, and each Party shall procure that each of its Affiliates and Agents shall not, for a period of seven (7) years following the Completion Date, knowingly destroy any documents, records, correspondence, accounts and other information relating to the Purchaser’s Group or any Group Company for periods prior to the Completion (“Relevant Records”), which are known by such Party to be materially relevant or likely to be materially relevant to a Claim, with the intent of adversely impacting the defence by another Party of any such Claim, provided that no Party shall be in breach of this provision where such Relevant Records are destroyed:

(a)	to the extent required by Applicable Law; or

(b)	pursuant to any contractual obligations to any third parties.

19.	SURVIVAL OF THESE PROVISIONS

The provisions of this Schedule will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

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SCHEDULE 6

Purchaser’s Warranties

Part 1 – Fundamental Warranties

1.	INCORPORATION AND AUTHORITY OF PURCHASER

1.1	The Purchaser has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation. The Purchaser has full corporate power and authority to carry on its business as it is now being conducted and to own the assets it now owns.

1.2	The Purchaser has the necessary power and authority to enter into and perform its obligations under the Transaction Documents. This Agreement has been duly executed and delivered by the Purchaser and, assuming due execution and delivery by each of the other parties hereto, constitutes legal, valid and binding obligations on the Purchaser, enforceable against it in accordance with its respective terms. The Transaction Documents will, when executed, be duly executed and delivered by the Purchaser and, assuming due execution and delivery by each of the other parties thereto, constitutes constitute legal, valid and binding obligations on the Purchaser, enforceable against it in accordance with their respective terms.

1.3	Neither the entry into the Transaction Documents nor the implementation of the transactions contemplated by the Transaction Documents, including the authorisation and issuance of the Consideration Shares by the Purchaser will:

(a)	violate or conflict with the provisions of its constitutional documents;

(b)	amount to a violation or breach of any Applicable Law;

(c)	amount to a violation or default with respect to any relevant order, decree or judgment of any court or any Governmental Authority in any jurisdiction to which the Purchaser is a party or by which the Purchaser is bound, other than violations or defaults that would not, individually or in the aggregate, result in a Purchaser Material Adverse Change; or

(d)	result in a breach of, or constitute a default under, any instrument to which the Purchaser is a party or by which the Seller is bound, other than breaches or defaults that would not, individually or in the aggregate, result in a Purchaser Material Adverse Change; or

(e)	require any consent, approval, licence or authorisation of, or notice to, any Governmental Authority (other than those set forth in Clause 4.1(a)).

2.	SHARE CAPITAL

Each of the Consideration Shares will, from its respective date of allotment, be validly allotted and issued and fully paid or credited as fully paid, and will rank pari passu with each of the other Diginex Shares and be free from Encumbrance. The Consideration Shares will be issued in compliance in all material respects with all Applicable Laws.

3.	INSOLVENCY

3.1	Insolvency

The Purchaser is not insolvent or unable to pay its debts, and has not stopped paying its debts as they fall due.

3.2	No Winding Up

No order has been made, petition presented or resolution passed for the winding up or dissolution of the Purchaser or for the appointment of any provisional liquidator. No petition has been presented for an administration order to be made in relation to the Purchaser, and no judicial manager, administrator or receiver (including any administrative receiver) has been appointed in respect of the property, assets and/or undertaking of the Purchaser.

3.3	No Composition

No composition in satisfaction of the debts of the Purchaser or scheme of arrangement or compromise between it and its creditors and/or members by reason of insolvency has been proposed, sanctioned or approved.

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Part 2 – Non-Fundamental Warranties

1.	U.S. SECURITIES LAW

1.1	The Purchaser is a “foreign private issuer” as defined in Rule 405 of the Securities Act and a “reporting issuer” as defined in Regulation S under the Securities Act (“Regulation S”).

1.2	Neither the Purchaser nor any of its affiliates (as defined in Regulation 501 under the Securities Act) (“Affiliates”) nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the offering of the Reg S Consideration Shares as contemplated by this Agreement. Further, neither the Purchaser nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the 4(a)(2) Consideration Shares as contemplated by this Agreement.

1.3	To the Purchaser’s knowledge, the Purchaser is not, and as a result of the issuance of the Consideration Shares, will not be, required to register under the U.S. Investment Company Act of 1940, as amended.

1.4	The offer and sale of the Reg S Consideration Shares pursuant to this Agreement was and is being made in an “offshore transaction” within the meaning of Regulation S, and no offer of Reg S Consideration Shares has been made to persons in the United States or to U.S. Persons (as defined in Regulation S). Further, the 4(a)(2) Consideration Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

1.5	The Purchaser will implement “offering restrictions” as described under Rule 903(b)(2)(i) to the offering of the Reg S Consideration Shares contemplated by this Agreement, and will cause any certificate (or book-entry statement) representing the Reg S Consideration Shares to bear a restrictive legend to comply with Regulation S until the expiration of the distribution compliance period.

1.6	The Purchaser will instruct the transfer agent to maintain stop-transfer instructions on the Reg S Consideration Shares required to comply with Regulation S until the expiration of the relevant distribution compliance period as set forth in Rule 903(b)(2)(ii).

1.7	The Purchaser agrees that the distribution compliance period of each of the Reg S Consideration Shares will be 40 days after such shares are issued, and after such date, the restricted period set forth in Rule 903(b)(2)(ii) will have expired with respect to such shares.

1.8	Neither the Purchaser nor any of its Affiliates nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Consideration Shares under the Securities Act, whether through integration with prior offerings or otherwise. Neither the Purchaser nor any of its Affiliates nor any person acting on its or their behalf has will take, directly or indirectly, any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Consideration Shares under the Securities Act.

2.	SEC INFORMATION

2.1	Since 23 January 2025, the Purchaser has, in all material respects, timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports, the “SEC Documents”). As of their respective filing dates (or, if amended prior to the date hereof, as of the date of the last such amendment), the SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the U.S. Securities Act of 1933 (the “Securities Act”) and the U.S. Securities and Exchange Act of 1934 (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of Nasdaq. None of the SEC Documents contain (or, with respect to SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, with respect to SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each SEC Document that is a registration statement or prospectus, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective on or prior to the date of this Agreement, did not, and if filed effective subsequent to the date of this Agreement, will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

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2.2	The consolidated financial statements (including all related notes and schedules) of Purchaser included or incorporated by reference in the SEC Documents when filed complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Purchaser and its consolidated subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and the absence of notes) in conformity with IFRS applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and to the absence of notes).

2.3	The Purchaser is, and since 30 December 2024 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

3.	CAPITALIZATION

3.1	The authorized capital stock of Purchaser consists of 495,000,000 shares of Diginex Shares and 5,000,000 shares of preferred stock, par value USD 0.0004 per share (“Preferred Stock”). As of 1 August 2026 (the “Capitalization Date”): (i) (A) 29,130,130 Diginex Shares were issued and outstanding, (B) 0 Diginex Shares were held in treasury, (C) 15,482 Restricted Share Units (“RSUs”) that vest in equal portions on 31 March 2027 and 31 March 2028 and 12,263 Performance Share Units (“PSUs”) that vest on 31 March 2028 and 46,450 RSU’s issued to Plan A employees that vests equally on 31 March 2027, 2028 and 2029. RSUs and PSUs vest into Diginex Shares on a one for one basis (assuming achievement of any applicable performance targets at maximum performance levels) and share options equating to 1.7% of the issued and outstanding share capital of the Diginex upon exercise. The share options that equate to 1.7% of the issued and outstanding share capital are to the cancel and replaced by the issuance of 5,000,000 Diginex shares on completion of the Transaction. 7,276 Diginex shares to be issued to a former employee following the vesting of his year one ESOP whilst still employed. (D) warrants to purchase 2,250,000 Diginex Shares were outstanding at an exercise price of USD 8.20 per Diginex Share, (E) warrants to purchase 2,250,000 Diginex Shares were outstanding at an exercise price of USD 10.25 per Diginex Share, (F) warrants to purchase 2,250,000 Diginex Shares were outstanding at an exercise price of USD 12.30 per Diginex Share, (G) the Diginex Founder Warrants to purchase 51% of the issued and outstanding share capital of the Purchaser at the time of exercise; (H) 5,400,000 Diginex Shares were reserved for issuance pursuant to the Diginex Incentive Plan; and (I) 51,792 Diginex Shares related to the acquisition of Matter DK ApS; (J) 93,750 Diginex Shares related to the acquisition of The Remedy Project subject to the completion of agreed milestones; (K) 403,865 Diginex Shares related to the acquisition of Plan A earth GmbH subject to the completion of agreed milestones.; (L) $100,000 of Diginex Shares for each non-executive director per fiscal year with an effective date of 1 December 2025, (M) 0 shares of Preferred Stock were issued and outstanding, and (N) 20,000,000 Diginex Shares to be issued in relation to the Diginex Additional Investment together with 20,000,000 warrants that exercise into 20,000,000 Diginex Shares and 1,000,000 Diginex Shares to the introducer of the Diginex Additional Investment . Diginex is also committed to issue shares to NED’s covering their 6 month notice period, which equates to $150,000 at the Diginex shares price on the date of issue and 15,000,000 to the introducer of the Transaction. All the outstanding Diginex Shares and Preferred Stock are, and all the Diginex Shares reserved for issuance as described above shall be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of pre-emptive rights.

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3.2	Except as set forth in paragraph 3.1 above and other than the Diginex Shares that have become outstanding after the Capitalization Date that were reserved for issuance as set forth in paragraph 3.1 above, as of the date hereof: (i) Purchaser does not have any shares of capital stock or other equity or voting interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other agreement to which Purchaser or any member of the Purchaser’s Group is a party or is otherwise bound obligating Purchaser or any member of the Purchaser’s Group to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity or voting interests of Purchaser or any member of the Purchaser’s Group or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity or voting interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, or (C) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests.

3.3	Neither Purchaser nor any member of the Purchaser’s Group has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Purchaser on any matter.

3.4	True, complete and accurate copies of Outstanding IPO Warrant Agreements and the Diginex Founder Warrant Agreement as filed with the SEC on 23 March 2026, and no amendments or variations, or any agreements to amend or vary, any of the terms of the Outstanding IPO Warrant Agreements and the Diginex Founder Warrant Agreement (as set out in such copies) have been made.

4.	INTELLECTUAL PROPERTY

4.1	Ownership

(a)	All Purchaser’s Business IP is either legally and beneficially owned by a Purchaser’s Group Company or lawfully used with the consent of the owner under a licence, in all material respects.

(b)	To the best of the Purchaser’s knowledge, all Purchaser’s Owned Business IP is not being infringed or attacked or opposed by any person.

(c)	All Purchaser’s Owned Business IP is not subject to any Encumbrance or any licence or authority in favour of another person, other than a Purchaser’s Group Company.

4.2	Infringement

To the best of the Purchaser’s knowledge, the processes employed and the products and services dealt in by each Purchaser’s Group Company do not infringe any rights or interests of third parties in Intellectual Property in any material respects and no Purchaser’s Group Company has received any written notices alleging that the activities of such Purchaser’s Group Company infringe any such rights or interests of any third party.

4.3	Licensed Business IP

In respect of the several licences and agreements relating to the Purchaser’s Licensed Business IP (including all amendments, novations, supplements or replacements to those licences and agreements):

(a)	they are in full force and effect;

(b)	to the best of the Purchaser’s knowledge, no circumstances exist which would entitle a party to terminate or vary them; and

(c)	the obligations of the Purchaser’s Group have been complied with in all material respects.

4.4	Know-How

The Purchaser has not made any disclosure of Know-How to any third parties other than the Sellers, except in the ordinary and usual course of business and on the basis that such disclosure is to be treated as being of a confidential character.

4.5	Information Technology

To the best of the Purchaser’s knowledge:

(a)	each of the Purchaser’s Business IT is owned by or licensed to the relevant Purchaser’s Group Company; and

(b)	the Purchaser’s Business IT is in reasonable working order in all material respects.

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5.	CONTRACTS

5.1	To the best of the Purchaser’s knowledge, no Purchaser’s Group Company is a party to or subject to any contract, transaction, arrangement, understanding or obligation which is not in the ordinary and usual course of business. All material contracts of the Purchaser’s Group, including any material default or breach under such material contracts, have been properly disclosed on a timely basis in all filings that the Purchaser is required to make in accordance with all applicable listing and corporate governance rules and regulations of Nasdaq to which the Purchaser is subject to.

5.2	No Purchaser’s Group Company is a party to or subject to any contract concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of any business or a portion thereof or material assets relating thereto.

6.	LEGAL COMPLIANCE

6.1	Licenses and Consents

All material licences, consents and authorisations material to the business of the Purchaser’s Group have been obtained, are in full force and effect and have been and are being complied with in all material respects.

6.2	Compliance with Laws

(a)	To the best of the Purchaser’s knowledge, each Purchaser’s Group Company is conducting the business of the Purchaser’s Group in material compliance with Applicable Law and no Purchaser’s Group Company is, or during the three year period prior to Completion has been, in material breach of any such Applicable Law.

(b)	To the best of the Purchaser’s knowledge, there is no investigation, disciplinary proceeding or inquiry by, or order, decree, decision or judgment of, any court, tribunal, arbitrator, governmental agency or regulatory body outstanding against any Purchaser’s Group Company which has had a material adverse effect upon the assets or business of the Purchaser’s Group.

7.	LITIGATION

7.1	Current Proceedings

Other than (a) the Matter Dispute and (b) the Other Matters, in each case to the extent of the details expressly set out in this Agreement, no Purchaser’s Group Company is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution or arbitration (other than as claimant in the collection of debts arising in the ordinary and usual course of its business) which is material to the business of the Purchaser’s Group.

7.2	Pending or Threatened Proceedings

To the best of the Purchaser’s knowledge, other than the Matter Dispute, no claim, legal action, proceeding, suit, litigation, prosecution or arbitration of material importance is pending or threatened by or against any Purchaser’s Group Company.

7.3	Circumstances likely to lead to Claims

To the best of the Purchaser’s knowledge, other than the Matter Dispute, there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution or arbitration.

8.	ANTI-CORRUPTION, SANCTIONS AND ANTI-MONEY LAUNDERING

8.1	The Purchaser warrants that neither it nor any Purchaser’s Group Company or (to the best of the Purchaser’s knowledge) any Agents of any Purchaser’s Group Company (a) has violated any applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations; or (b) in carrying out its responsibilities under this Agreement or any agreement entered into in connection with the Transaction, has and/or will violate any applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations.

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8.2	The Purchaser warrants that neither it nor any Purchaser’s Group Company or (to the best of the Purchaser’s knowledge) any Agents of any Purchaser’s Group Company is a Government Official.

8.3	The Purchaser warrants that no Government Official or Governmental Authority presently controls or owns an interest, whether direct or indirect, in itself nor any Purchaser’s Group Company or (to the best of the Purchaser’s knowledge) any Agents of any Purchaser’s Group Company, or has any legal or beneficial interest in the same.

8.4	The Purchaser warrants that neither it nor any Purchaser’s Group Company or (to the best of the Purchaser’s knowledge) any Agents of any Purchaser’s Group Company:

(a)	is a Restricted Party; or

(b)	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

8.5	The Purchaser operates procedures in line with generally accepted industry standards designed to ensure compliance (and otherwise in accordance) with all applicable Anti-Corruption Laws, Sanctions or Anti-Money Laundering Regulations.

9.	EFFECT OF TRANSACTION

9.1	The entry into and performance of this Agreement, the other Transaction Documents and any other document to be entered into pursuant to or in connection with this Agreement (including the acquisition of the Sale Shares by the Purchaser and the occurrence of Completion) will not, nor is likely to:

(a)	cause any Purchaser’s Group Company to lose the benefit of any right or privilege it presently enjoys which is material to its business;

(b)	enable any person to terminate any right or benefit enjoyed by a Purchaser’s Group Company, or to exercise any right in respect of a Purchaser’s Group Company;

(c)	give rise to, crystallise, or cause to become exercisable or enforceable, any right of pre-emption or other Encumbrance over the Diginex Shares or any shares in any other Purchaser’s Group Company; or

(d)	to the best of the Purchaser’s knowledge, result in any customer or supplier becoming entitled to, or cause any customer or supplier to, cease dealing with any Purchaser’s Group Company or to substantially reduce its existing level of business or to change the terms on which it deals with any Purchaser’s Group Company or otherwise (to the best of the Purchaser’s knowledge) adversely affect the attitude or action of any customer or supplier in respect of the Purchaser’s Group;

(e)	result in a breach or constitute a default under any contract material to the Purchaser’s Group (or any present or future indebtedness of any Purchaser’s Group Company becoming due and payable, or capable of being declared due and payable, prior to its stated maturity date or in any of the existing facilities of the Purchaser’s Group being withdrawn); or

(f)	entitle any person to acquire or affect the entitlement of any person to acquire Diginex Shares or any shares in any other Purchaser’s Group Company.

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SCHEDULE 7

Agreed Board Changes

1.	Definitions and Interpretation

1.1	In this Schedule:

“Audit Committee” means the independent audit committee of the Board from time to time;

“Board” means the board of directors of Diginex from time to time;

“Diginex Founder” means Miles Christian Pelham, an individual with passport number                        of Flat 2, Block F, 18/F Lung Bik House, 8 Lung Poon Street, Diamond Hill, Hong Kong;

“Director” means a director of the Purchaser (or his duly appointed alternate);

“Independent Director” means a Director who qualifies, as of the date of such Director’s election or appointment to the Board (or any committee thereof) and as of any other date on which the determination is being made, as an “independent director” under the Nasdaq Rules, as determined by the Board and, to the extent applicable with respect to Audit Committee membership, an “Independent Director” under Rule 10A-3 under the Exchange Act and any corresponding requirement of Nasdaq Rules for audit committee members, as well as any other requirement of the U.S. securities laws that is then applicable to the Purchaser, as determined by the Board;

“Nasdaq Rules” means the rules of Nasdaq relating to the qualification, listing and delisting of companies (i.e. Rules 5000-5999) and their related interpretations, each as may be amended from time to time;

“Nomination Committee” means the independent nomination and compensation committee of the Board from time to time;

“Nominee” has the meaning given to it in paragraph 2.1 of this Schedule; and

“Non-Independent Director” means a Director who is not an “Independent Director” as defined under the Nasdaq Rules.

2.	Changes to the Board upon Completion

2.1	Changes to the Board upon Completion

With effect from Completion, the Purchaser shall procure that the following changes to the Board shall be effected:

(a)	all of the existing directors on the board of directors (and each committee of the board of directors) of the Purchaser shall resign or be removed;

(b)	Miles Pelham shall resign or be removed as Chairman of the board of directors of the Purchaser; and

(c)	such persons as the Sellers’ Representative shall nominate shall be appointed as directors on the board of directors of the Purchaser,

in each case provided, that, any individual so nominated and appointed as provided above (a “Nominee”) who is qualified to serve as a Director under applicable law and listing requirements, shall be reasonably acceptable to the Board and the Nomination Committee (it being understood that (i) Radhika Sundaram and (ii) any existing director of the Company shall be deemed reasonably acceptable) and provided that such Nominee shall provide the Purchaser with all requisite information for serving as a Director, including completing and executing on a timely basis a questionnaire in the form the Company provides to its outside Directors generally and answering reasonable follow-up questions.

2.2	Changes to the Board Committees upon Completion

With effect from Completion, the Purchaser shall procure that the Audit Committee and the Nomination Committee shall comprise of such of the directors nominated by the Sellers’ Representative in accordance with paragraph 2.1(c) as the Sellers’ Representative shall notify to the Purchaser in writing prior to Completion.

3.	Appointment of Executive Officer

With effect from Completion, Radhika Sundaram shall be appointed as the group chief executive officer of the Purchaser’s Group, on such terms of employment and with such title and responsibilities as the Founders shall determine prior to Completion.

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SCHEDULE 8

Registration Rights and Lock-up Agreement

[Attached]

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REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This Registration Rights and Lock-Up Agreement (this “Agreement”) dated as of [●], 2026 is between Diginex Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands with company registration number 406606 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”), and the several persons whose names are set out in Schedule A hereto (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the parties to this Agreement are parties to that certain Sale and Purchase Agreement dated as of April 16, 2026, as amended and restated on [●] 2026 (the “Sale and Purchase Agreement”);

WHEREAS, pursuant to the Sale and Purchase Agreement, the Holders agreed to sell and the Company agreed to purchase, the Sale Shares on the terms and conditions set forth therein;

WHEREAS, the Holders and the Company hereby agree that this Agreement will govern the registration and lock up rights with respect to the Consideration Shares to be issued to the Holders as part of the Consideration for the Sale Shares, payable by the Company pursuant to the Sale and Purchase Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings assigned to them in the Sale and Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

Article I
DEFINITIONS

Section 1.1. Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company or the Board, after consultation with outside counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Applicable Release Date” shall mean:

(a) in respect of [120,000,000] Consideration Shares (approximately 20% of the Consideration Shares), the First Release Date;

(b) in respect of [240,000,000] Consideration Shares (approximately 40% of the Consideration Shares), such date being 60 days after the First Release Date; and

(c) with respect to the remaining [240,000,000] Consideration Shares (approximately 40% of the Consideration Shares), 150 days after the First Release Date.

“Board” shall mean the Board of Directors of the Company.

“Blackout Period” means, with respect to a registration, any period commencing on the day immediately after the Company notifies the Holders that they are required to suspend offers and sales of Registrable Securities where the Company, in the good faith judgment of its Board, determines (because of the existence of, or in anticipation of, any acquisition, financing activity, or other transaction involving the Company, or the unavailability for reasons beyond the Company’s control of any required financial statements, the existence of material information which is in its best interest not to publicly disclose, or any other event or condition of similar significance to the Company) that the registration and distribution of the Registrable Securities to be covered by such Registration Statement, if any, would be seriously detrimental to the Company and its stockholders, and ending on the earlier of (1) the date upon which the material non-public information that resulted in the commencement of the Blackout Period is disclosed to the public or ceases to be material and (2) such time as the Company notifies the selling Holders that sales pursuant to such Registration Statement or a new or amended Registration Statement may resume.

“Business Day” shall have the meaning given to such term in the Sale and Purchase Agreement.

“Change in Control” shall mean the Transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the Board or to direct the operations of the Company.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Company Shares” shall mean the ordinary shares of the Company, par value USD 0.0004 per share.

“Company Shares Equivalents” means, with respect to the Company, all options, warrants and other securities convertible into, or exchangeable or exercisable for (at any time or upon the occurrence of any event or contingency and without regard to any vesting or other conditions to which such securities may be subject) Company Shares or other equity securities of the Company (including, without limitation, any note or debt security convertible into or exchangeable for Company Shares or other equity securities of the Company).

“Completion Date” shall have the meaning given to such term in the Sale and Purchase Agreement.

“Consideration Shares” shall have the meaning given to such term in the Sale and Purchase Agreement.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demand Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.3.1.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Filing Deadline” shall have the meaning given in subsection 2.3.1.

“First Release Date” means the calendar day falling immediately after the expiry of the distribution compliance period applicable to the Consideration Shares as contemplated by Regulation S under the Securities Act;

“Form F-1” shall mean a Registration Statement on Form F-1 or any comparable successor form or forms thereto.

“Form F-3” shall mean a Registration Statement on Form F-3 or any comparable successor form or forms thereto.

“Holders” shall have the meaning given in the Preamble.

“Legend Removal Date” shall have the meaning ascribed to such term in Section 5.4.

“Lock-up Period” shall mean the period beginning on the date of this Agreement and ending on the earlier of:

(a) the Applicable Release Date, or

(b) the effective date of a Registration Statement filed with the Commission pursuant to this Agreement. For the avoidance of doubt, the date shall not be a date prior to the consummation of the transactions contemplated by the Sale and Purchase Agreement.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus, in the light of the circumstances under which they were made, not misleading.

“New Registration Statement” shall have the meaning given in subsection 2.3.4.

“Permitted Transferees” shall mean, prior to the expiration of the Lock-up Period, any person or entity to whom a Holder is permitted to Transfer Registrable Securities prior to the expiration of the Lock-up Period pursuant to Section 5.2.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security”, “Registrable Securities” shall mean any Company Shares held by the Holders at any time (including those held as a result of the conversion or exercise of Company Shares Equivalents) or any other equity security of the Company issued or issuable with respect to any such Company Share by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, and new certificates or evidence of book-entry entitlements for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities, together with all other Registrable Securities held by any Holder, represent less than 1% of the total outstanding Company Shares; (E) such securities may be sold without registration pursuant to Rule 144 (but with no volume or other restrictions or limitations including as to manner or timing of sale); or (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

“Registration Expenses” shall mean the documented out-of-pocket expenses of a Registration or Underwritten Offering, including, without limitation, the following:

all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which Company Shares are then listed);

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

printing, messenger, telephone and delivery expenses;

reasonable fees and disbursements of counsel for the Company;

reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering; and

reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders or the majority-in interest of the Takedown Requesting Holders, as applicable.

Notwithstanding the foregoing, under no circumstances shall the Company be obligated to pay any fees, discounts and/or commissions to any Underwriter or broker with respect to the Registrable Securities.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Resale Shelf Registration Statement” shall have the meaning given in subsection 2.3.1.

“Rule 144” means Rule 144 under the Securities Act or any successor rule promulgated under the Securities Act.

“Sale and Purchase Agreement” shall have the meaning given in the Recitals.

“Sale Shares” shall have the meaning given in the Sale and Purchase Agreement

“SEC Guidance” shall have the meaning given in subsection 2.3.4.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Takedown Requesting Holder” shall have the meaning given in subsection 2.3.5.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including for the avoidance of doubt an Underwritten Shelf Takedown.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.5.

Article II
REGISTRATION

Section 2.1. Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time following the First Release Date (but subject to Article V), Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Holders (such Holders, the “Demanding Holders”) may make a written demand for Registration of all or part of their Registrable Securities on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting Registration of such Registrable Securities for resale by such Demanding Holders), which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Demand Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Demand Requesting Holder(s) to the Company, such Demand Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than sixty (60) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Demand Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration under this subsection 2.1.1 initiated by the Holders; provided, however, that the Company shall not be required to effectuate more than two Demand Registrations in respect of all Registrable Securities.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, however, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective for purposes of counting Registrations under subsection 2.1.1 above unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, however, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or has been terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of each Demanding Holder or Demand Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company, which Underwriter(s) shall be reasonably acceptable to a majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Demand Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Demand Requesting Holders (if any) desire to sell, taken together with all other Company Shares or other equity securities that the Company desires to sell and the Company Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Demand Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Demand Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Demand Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Company Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Company Shares or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. A majority-in-interest of the Demand Requesting Holders (if any) shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter(s) (if any) of their intention to withdraw from such Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration. If a majority-in-interest of the Demanding Holders initiating a Demand Registration or a majority-in-interest of the Demand Requesting Holders (if any) withdraws from a proposed offering pursuant to this Section 2.1.5, then such registration shall count as a Demand Registration provided for in Section 2.1., unless such Demanding Holders reimburse the Company for all Registration Expenses with respect to such Demand Registration, on a pro rata basis, based on the respective number of Registrable Securities that each such Demanding Holder has requested be included in such Demand Registration. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

Section 2.2. Piggyback Registration.

2.2.1 Piggyback Rights. If at any time after the expiration of the Lock-up Period, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.1), other than a registration statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Form F-4 (or any successor form thereto) in connection with a business combination, or (vi) a post-effective amendment to an existing registration statement, then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities whose Lock-up Period has expired as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter(s), if any, in such offering, and (B) offer to the Holders of Registrable Securities whose Lock-up Period has expired the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter(s) of a proposed Underwritten Offering to permit the Registrable Securities requested by such Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter(s) in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of Company Shares that the Company desires to sell, taken together with (i) the Company Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the Company Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i)	If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Company Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, pro rata, based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii)	If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Company Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, pro rata based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Company Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Company Shares or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof, and there shall be no limit on the number of Piggyback Registrations.

2.2.5 Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder of Registrable Securities has elected to include securities in such registration.

Section 2.3. Resale Shelf Registration Rights

2.3.1 Registration Statement Covering Resale of Registrable Securities. Following the date of the completion of the Group Financial Statements (as defined in the Securities Purchase Agreement) in accordance with Clause 15.1(a) of the Securities Purchase Agreement or following the first date on which when it is eligible to use a Form F-3 registration statement, whichever is later (the “Filing Deadline”), the Company shall file with the Commission a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”), which Registration Statement may also include any other securities the Company is required to register pursuant to contractual registration rights. The Resale Shelf Registration Statement shall be on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting Registration of such Registrable Securities for resale). If the Resale Shelf Registration Statement is initially filed on Form F-1 and thereafter the Company becomes eligible to use Form F-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form F-3. The Company shall use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as reasonably practicable after filing, but in no event later than thirty (30) days following the Filing Deadline (the “Effectiveness Deadline”); provided, however, that the Effectiveness Deadline shall be extended to one hundred twenty (120) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission; provided, however, that the Company’s obligations to include the Registrable Securities held by a Holder in the Resale Shelf Registration Statement are contingent upon such Holder furnishing in writing to the Company such information regarding the Holder, the securities of the Company held by the Holder and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and the Holder shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations; provided, further, that if the Effectiveness Deadline falls on a day which is not a Business Day or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until the earliest of (i) the date which is five (5) years after the Completion Date, and (ii) the date on which all Registrable Securities and other securities covered by such Registration Statement have ceased to be Registrable Securities. The Registration Statement filed with the Commission pursuant to this subsection 2.3.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in Section 5.1 of this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders.

2.3.2 Notification and Distribution of Materials. The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent that any of such documents is not available on EDGAR).

2.3.3 Amendments and Supplements. Subject to the provisions of Section 2.3.1 above, the Company shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities. If any Resale Shelf Registration Statement filed pursuant to Section 2.3.1 is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its best efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form F-3.

2.3.4 SEC Cutback. Notwithstanding the registration obligations set forth in this Section 2.3, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form F-3, or if Form F-3 is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”). Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

2.3.5 Underwritten Shelf Takedown. At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the Commission, the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $40,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least ten (10) days prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to written contractual piggyback registration rights of such Holder (including those set forth herein). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this subsection 2.3.5 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Takedown Requesting Holders initiating the Underwritten Shelf Takedown.

2.3.6 Reduction of Underwritten Shelf Takedown. If the managing Underwriter(s) in an Underwritten Shelf Takedown, in good faith, advise the Company and the Takedown Requesting Holders in writing that the dollar amount or number of Registrable Securities that the Takedown Requesting Holders desire to sell, taken together with all other Company Shares or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Requesting Holders, on a Pro Rata basis, that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Company Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

2.3.7 Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Underwritten Shelf Takedowns in any 12-month period.

Section 2.4. Restrictions on Registration Rights. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to (but may, at its sole option) file a Registration Statement pursuant to a Demand Registration request made under Section 2.1 if (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and that the Company continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective, (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

Article III
COMPANY PROCEDURES

Section 3.1. General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1 prepare and file with the Commission, within the timeframe required by Section 2.1.1., a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until the earlier of (i) such time as all Registrable Securities covered by such Registration Statement have been sold and (ii) such time as all Registrable Securities covered by such Registration Statement have ceased to be Registrable Securities;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the majority-in-interest of the Holders of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriter(s), if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders provided, that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4 prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed (which may be satisfied by the issuance of a press release by the Company);

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriter(s), if any, and any attorney or accountant retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter(s), attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriter(s) enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.11 obtain a “comfort letter” from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort letters” as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and such managing Underwriter;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter(s) may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority in interest of the participating Holders; provided, however, that counsel for the Company shall not be required to provide any opinions with respect to any Holder;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter(s) of such offering;

3.1.14 if a Registration, including an Underwritten Offering, involves the Registration of Registrable Securities involving gross proceeds in excess of $40,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.15 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter if such Underwriter has not then been named with respect to the applicable Underwritten Offering.

Section 3.2. Registration Expenses. Including as set forth in Section 2.1.5, all Registration Expenses shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements. Notwithstanding anything in this Agreement to the contrary, if any Holder does not complete and/or execute such documents or does not otherwise provide the Company with such information with respect to such Holder as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus covering Registrable Securities of such Holder within two (2) Business Days prior to filing the filing of the applicable “red herring” prospectus or prospectus supplement, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information.

Section 3.4. Suspension of Sales; Adverse Disclosure. The Company shall promptly notify each of the Holders in writing if a Registration Statement or Prospectus contains a Misstatement and, upon receipt of such written notice from the Company, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed or has received copies of a supplemented or amended Prospectus correcting the Misstatement, provided that the Company hereby covenants promptly to prepare and file any required supplement or amendment correcting any Misstatement promptly after the time of such notice and, if necessary, to request the immediate effectiveness thereof. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus included in any Registration Statement at any time (a) would require the Company to make an Adverse Disclosure, (b) would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the Board (which judgment shall be documented in writing and provided to the Holders in the form of a written certificate signed by the Chairman of the Board) would be materially detrimental to the Company, the Company shall have the right to defer the filing, initial effectiveness or continued use of any Registration Statement pursuant to (a), (b) or (c) of this sentence for a period of not more than sixty (60) days, but the Company shall not defer any such filing, initial effectiveness or use of a Registration Statement pursuant to this Section 3.4 more than twice or for more than a total of 120 days (in each case counting deferrals initiated pursuant to (a), (b) and (c) of this sentence in the aggregate) in any 12-month period. Each Holder agrees that, upon receipt of any notice from the Company of the commencement of a Blackout Period, such Holder shall discontinue the disposition of Registrable Securities included in the Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus after the termination of such Blackout Period or notice of the end of the Blackout Period, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies (including, without limitation, any and all drafts), other than permanent file copies, then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

Section 3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it is subject to the reporting requirements of the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed or furnished by the Company after the date hereof pursuant to the Exchange Act, including, for the avoidance of doubt, its annual reports on Form 20-F and current reports on Form 6-K, as applicable to a foreign private issuer, and shall furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission on EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section.

Article IV
INDEMNIFICATION AND CONTRIBUTION

Section 4.1. Indemnification

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriter(s), their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including reasonable outside attorneys’ fees) (as determined by a final and non-appealable judgment, order or decree of a court of competent jurisdiction) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriter(s), their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriter(s) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided, however, that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution (pursuant to subsection 4.1.5) to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any documented legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

Article V
LOCK-UP

Section 5.1. Lock-Up. Except as permitted by Section 5.2, each Holder shall not Transfer any Consideration Shares beneficially owned or owned of record by such Holder until the end of the Lock-up Period.

Section 5.2. Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to Company Shares acquired by the Holders in open market transactions;

5.2.2 Transfers as a bona fide gift;

5.2.3 Transfers to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 Transfers pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, and (ii) distributions to partners, limited liability company members or stockholders of the undersigned;

5.2.7 Transfers between the Holders;

5.2.8 Transfers to the Company’s officers, directors or their affiliates;

5.2.9 pledges of Consideration Shares as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder; provided, however, that such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers;

5.2.10 Transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Consideration Shares subject to this Agreement shall remain subject to this Agreement; and

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Consideration Shares during the Lock-up Period applicable to the Holder establishing such a plan;

provided, however, that in the case of any Transfer pursuant to Sections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

Section 5.3. Restrictions on Transfer.

5.3.1 Lock-Up Legend. Each certificate, instrument or book entry representing the Consideration Shares shall also be notated with a legend in substantially the following form:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED, EXCEPT IN ACCORDANCE WITH THE TERMS AS SET FORTH IN THE REGISTRATION RIGHTS AND LOCK-UP AGREEMENT DATED [*], 2026.

5.3.2 Bona Fide Pledges. A Holder may, in connection with a bona fide loan or indebtedness financing transaction, pledge or grant a security interest in some or all of the Consideration Shares to a bona fide institutional lender in the business of commercial lending, provided, however, that it shall be a condition to such transfer that (i) such institutional lender execute and deliver to the Company an agreement stating that it is receiving and holding restricted Consideration Shares subject to the transfer and lock-up restrictions set forth in this Agreement, (ii) there shall be no further transfer of any such restricted Consideration Shares except in accordance with this Agreement, and (iii) no transfer, foreclosure or other disposition of such restricted Consideration Shares shall occur unless (a) permitted under this Agreement and under applicable securities laws and (b) the Company receives an opinion of counsel reasonably satisfactory to the Company to such effect, at such Holder’s expense. No voting rights or other ownership shall be transferred in connection with such pledge except as otherwise agreed by the Company in writing. At the applicable Holder’s expense, the Company will execute and deliver such reasonable documentation as such institutional lender may reasonably request in connection with the pledge or grant of such Consideration Shares.

5.3.3 Legend Removal. Certificates or book entries evidencing the Consideration Shares shall not contain any legend: (i) on the Applicable Release Date, or (ii) while a Registration Statement covering the resale of such Consideration Shares is effective under the Securities Act, or (iii) following any sale of such Consideration Shares pursuant to (a) if the Holder is not an “affiliate” of the Company (as defined under Rule 144), Section 4(a)(1) under the Securities Act or (b) if the Holder is an “affiliate” of the Company (as defined under Rule 144), Rule 144, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission), as set forth in a legal opinion delivered by nationally recognized counsel to the Holder, as may reasonably be required by the Company or its Transfer Agent to confirm that the legend may be removed under applicable securities laws (the “Legend Removal Documents”). The Company shall cooperate with the applicable Holder to effect removal of the legend on such Consideration Shares pursuant to this Section 5.3.3 as soon as reasonably practicable after delivery of notice from such Holder that the conditions to removal are satisfied (together with any Legend Removal Documents, as applicable). In connection with any legend removal pursuant to this Section 5.3.3, if required by the Company’s Transfer Agent, the Company shall cause an opinion of counsel to be delivered to and maintained with the Company’s Transfer Agent, together with any other authorizations, certificates and directions required by the Transfer Agent that authorize and direct the Transfer Agent to issue the Consideration Shares without any such legend. The Company shall bear all direct costs and expenses associated with the removal of a legend. The Company shall not be required to remove any legend or cause any legend to be removed from any certificate or book entry if the Holder is an “affiliate” of the Company (as defined under Rule 144) unless and until all applicable requirements of Rule 144 have been satisfied. Any determination of “affiliate status” shall be made in accordance with applicable law and shall not be presumed by virtue of the number of Company Shares issued pursuant to the Sale and Purchase Agreement. For the avoidance of doubt, the Company shall not be required to remove any legend or deliver any instruction to the Transfer Agent to remove or omit any legend if such removal would result in a violation of the Securities Act or other applicable law.

Article VI
TERMINATION

Section 6.1. Termination. This Agreement shall terminate with respect to each Holder, upon the earliest of the date on which such Holder or any of its permitted assignees (i) no longer has Registrable Securities that remain outstanding; (ii) the dissolution, liquidation, or winding up of the Company; and (iii) the mutual written agreement of the parties to effect such termination. The provisions of Article 4 shall survive any termination of this Agreement.

Article VII
GENERAL PROVISIONS

Section 7.1. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 7.1):

If to the Company, to it at:

Name:	Diginex Limited
Address:	Room 1311, Level 13 Leighton Centre
77 Leighton Road
Causeway Bay
Hong Kong
For the attention of:	Paul Ewing
Email:	paul.ewing@diginex.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue, New York,
NY 10166-0193
Attention: Robert D. Giannattasio;	Email: rgiannattasio@gibsondunn.com

If to a Holder, to the address or email address set forth for such Holder in the records of the Company.

Section 7.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.3. Entire Agreement; Assignment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto, except that a Holder may, without consent, assign such Holder’s rights under this Agreement to any Permitted Transferee.

Section 7.4. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and its respective permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.5. Governing Law and Venue. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK (THE “CHOSEN COURTS”) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.5 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 7.6. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

Section 7.7. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement. Unless the context of this Agreement clearly requires otherwise, use of the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” Any reference to a law shall include any rules and regulations promulgated thereunder, and shall mean such law as from time to time amended, modified or supplemented. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof.

Section 7.8. Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 7.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 7.10. Confidentiality. Each Holder agrees to treat as confidential the receipt of any notice hereunder (including notice of a Demand Registration) and the information contained therein, and not to disclose or use the information contained in any such notice (or the existence thereof) without the prior written consent of the Company until such time as the information contained therein is or becomes available to the public generally (other than as a result of disclosure by such Holder in breach of the terms of this Agreement).

Section 7.11. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

Section 7.12. Amendment. This Agreement may not be amended except by an instrument in writing signed by (i) the Company and (ii) Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Holders (provided the Holders or their Permitted Transferees hold Registrable Securities at the time of such amendment); provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected.

Section 7.13. Waiver. At any time, (i) the Company may (a) extend the time for the performance of any obligation or other act of any Holder, (b) waive any inaccuracy in the representations and warranties of any Holder contained herein or in any document delivered by such Holder pursuant hereto and (c) waive compliance with any agreement of such Holder or any condition to its own obligations contained herein. At any time, (i) the Holders of a majority of the total Registrable Securities may on behalf of all Holders (a) extend the time for the performance of any obligation or other act of the Company, (b) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (c) waive compliance with any agreement of the Company or any condition to their own obligations contained herein; provided, that any waiver that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 7.14. Further Assurances. At the request of the Company, in the case of any Holder, or at the request of any Holder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.15. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(Signature pages follow)

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

COMPANY

SIGNED FOR AND ON BEHALF OF DIGINEX LIMITED	) )

Name:
Title:

HOLDERS

SIGNED FOR AND ON BEHALF OF CENTILLION INNOVATIONS PRIVATE LIMITED	) )

Name:
Title:

SIGNED FOR AND ON BEHALF OF RED PENNY PTE. LTD.	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF 500 TUKTUKS, L.P. By: 500 TUKTUKS GP, L.P. acting in the capacity as General Partner By: 500 TUKTUKS GP, Ltd., acting in the capacity as General Partner	) ) ) ) ____________________________ Name: Christine Tsai Title: President

SIGNED FOR AND ON BEHALF OF BLUE PENNY PTE. LTD.	) ) ____________________________ Name: Title:

SIGNED BY HARESH RAM KHOOBCHANDANI	) ) ____________________________ Name: Title:

SIGNED BY RADHIKA SUNDARAM	) ) ____________________________ Name: Title:

SIGNED BY RAMBACTHAVACHALAM DHAKSHINA MOORTHY	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF KASSNIK PTY LTD	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF TIGER SEE FINANCING LIMITED	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF [EQUIOM FIDUCIARY SERVICES (HONG KONG) LIMITED AS TRUSTEE OF THE GIORGINI TRUST]	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF BRELKO CONVEYOR PRODUCTS (PTY) LIMITED	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF [ARTEMIS HOLDINGS LIMITED]	) ) ____________________________ Name: Title:

SIGNED FOR AND ON BEHALF OF [EMPLOYEE AWARD SPV SELLER][3]	) ) ____________________________ Name: Title:

3 Registered name of the Employee Award SPV Seller to be inserted after incorporation.

Schedule A

Holder

1.	Centillion Innovations Private Limited

2.	Red Penny Pte. Ltd.

3.	500 Tuktuks, L.P.

4.	Blue Penny Pte. Ltd.

5.	Haresh Ram Khoobchandani

6.	Radhika Sundaram

7.	Rambackthavachalam Dhakshina Moorthy

8.	Kassnik Pty Ltd

9.	Tiger See Financing Limited

10.	[Equiom Fiduciary Services (Hong Kong) Limited as Trustee of The Giorgini Trust]

11.	Brelko Conveyor Products (PTY) Limited

12.	[Artemis Holdings Limited]

13.	[Employee Award SPV Seller][4]

4 Registered name of the Employee Award SPV Seller to be inserted after incorporation.

SCHEDULE 9

Tax Indemnity

1.	Sellers’ Covenants

Subject to paragraph 3, the Sellers covenant to the Purchaser to indemnify the Purchaser on demand an amount equal to the following:

(a)	any Actual Tax Liability which has arisen or arises as a result of, in respect of or in consequence of:

(i)	any Event which occurred or was deemed for Tax purposes to occur on or before the Completion Date; and

(ii)	any income, profits or gains earned, accrued, received or otherwise recognised, deemed for Tax purposes or actual, on or before the Completion Date or in respect of a period ending on or before the Completion Date;

(b)	any Tax Liability of any Group Company relating to or arising at any time in respect of Tax for which another person is primarily liable or which is primarily attributable to another person but is chargeable on the Group Company as a result of, or by reference to, such Group Company having been at any time prior to or at Completion in the same group (howsoever defined for any Tax purpose and whether or not on a consolidated or unified basis) or consortium or similar relationship as or otherwise connected, associated or related for any Tax purpose with any other person; and

(c)	all costs, fees and expenses reasonably and properly suffered or incurred by the Purchaser or any Group Company in connection with a liability for which the Sellers are liable under paragraphs 1(a) or 1(b) of this Schedule 9.

2.	Due Date for Payment

Where the Sellers become liable to make any payment pursuant to a Tax Indemnity Claim, the due date for the making of the payment shall be:

(a)	where the payment relates to a liability of the Company to make a payment on account of any Tax Liability to a Tax Authority, the date which is the later of: (i) twenty (20) Business Days prior to the last date on which that payment of Tax can be made to the Tax Authority (after taking into account any postponement of the due date for payment which is obtained); and (ii) twenty (20) Business Days after service of a notice of the Tax Claim on the Sellers by the Purchaser; and

(b)	in any other case, the date falling twenty (20) Business Days after service of a notice of the Tax Indemnity Claim on the Sellers by the Purchaser.

3.	Exclusions and Limitations

3.1	The provisions of Schedule 5 shall apply to a Tax Indemnity Claim. To the extent any provision of this Schedule 9 conflicts or are otherwise inconsistent with the provisions of Schedule 5 expressly applicable to a Tax Indemnity Claim, the provisions of this Schedule 9 shall prevail.

3.2	The Sellers shall not be liable in respect of any Tax Indemnity Claim in respect of any Tax Liability to the extent that:

(a)	it arises or is otherwise increased pursuant to an event or transaction occurring, or in respect of income, profits or gains earned, accrued or received, in the ordinary course of the Group’s business after the Completion Date;

(b)	it would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Group after the Completion Date to make any claim, election or give any notice or consent or do any other thing the making or giving or doing of which was notified by the Sellers to the Purchaser;

(c)	it would not have arisen or otherwise increased but for a disclaimer, disregard, revision to or revocation of a claim or election for or surrender of any Tax Relief (including capital allowances) where such disclaimer, disregard, revision or revocation is caused or made by the Group after the Completion Date;

(d)	it arises or is otherwise increased due to unreasonable delay by the Purchaser or any member of the Purchaser’s Group; or

(e)	pursuant to an event or transaction occurring after the Completion Date with the Purchaser’s prior written consent.

74

SCHEDULE 10

[Intentionally omitted]

SCHEDULE 11

Properties

Description of the Property	Virtual office space	Virtual office space	Commercial property	Virtual office space	Virtual office space
Description of Lease (lease, underlease, licence, date and parties)	Lease	Lease	Lease	Lease	Lease
Owner	CEO Suite Pte Ltd	CEO Suite Pte Ltd	HSQ Seventh Floor LLP, Y.M.R. Prasoona and Industrial Associates	Industrious office	Pacific WOrkplaces
Registered/unregistered (and title number)	Unregistered	Unregistered	Unregistered	Unregistered	Unregistered
Contractual date of termination of lease	Dec 13, 2026	Sept 24, 2026	Dec 31, 2028	Dec 13, 2026	Dec 13, 2026
Occupier	Resulticks Global Companies Pte Limited	Resulticks Global Pte Limited	Resulticks Edge Solution Technologies Private Limited, Resulticks Digitals India Private Limited, Marketing Star Tech Services Private Limited	Resulticks Solution Inc	Resulticks Communication USA Corp.

Current Use	Business purpose	Business purpose	Business purpose	Business purpose	Business purpose

IN WITNESS WHEREOF this Agreement has been executed by the Parties as a deed and is intended to be and is hereby delivered on the date first above written.

SELLERS

EXECUTED AS A DEED BY P BUVAN FOR AND ON BEHALF OF CENTILLION INNOVATIONS PRIVATE LIMITED	) ) ) ) /s/ P Buvan
Name: P Buvan Title: Director

In the presence of:

/s/ B. Krishnakanth
Witness Name: B. Krishnakanth ID / Passport No.:

EXECUTED AS A DEED BY GRIANDEO PITTCA FOR AND ON BEHALF OF RED PENNY PTE. LTD.	) ) ) ) /s/ Griandeo Pittca
Name: Griandeo Pittca Title: Director

In the presence of:

/s/ Dhananjay Visvanath
Witness Name: Dhananjay Visvanath ID / Passport No.:

SIGNED, SEALED AND DELIVERED

AS A DEED BY CHRISTINE TSAI

FOR AND ON BEHALF OF

500 TUKTUKS, L.P.

By: 500 TUKTUKS GP, L.P.

acting in the capacity as General Partner

By: 500 TUKTUKS GP, Ltd.,

acting in the capacity as General Partner

) ) ) /s/ Christine Tsai ) _____________________________________________ Name: Christine Tsai Title: President

In the presence of:

/s/ Emily Lozano
Witness Name: Emily Lozano ID / Passport No.:

EXECUTED AS A DEED BY GIANDEO PITTCA FOR AND ON BEHALF OF BLUE PENNY PTE. LTD.	) ) ) /s/ Giandeo Pittca ) _____________________________________________ Name: Giandeo Pittca Title: Director

In the presence of:

/s/ Dhananjay Visvanath
Witness Name: Dhananjay Visvanath ID / Passport No.:

SIGNED, SEALED AND DELIVERED BY HARESH RAM KHOOBCHANDANI	) ) ) /s/ Haresh Ram Khoobchandani ) _______________________________________________

In the presence of:

/s/ NG Jung Yeon Monica
Witness Name: NG Jung Yeon Monica ID / Passport No.:

SIGNED, SEALED AND DELIVERED BY RADHIKA SUNDARAM	) ) ) /s/ Radhika Sundaram ) _______________________________________________ Name: Title:

In the presence of:

/s/ Maria Christina Antonette Cabigas
Witness Name: Maria Christina Antonette Cabigas ID / Passport No.:

SIGNED, SEALED AND DELIVERED BY RAMBACTHAVACHALAM DHAKSHINA MOORTHY	) ) ) /s/ Rambacthavachalam Dhakshina Moorthy ) _____________________________________________ Name: Title:

In the presence of:

/s/ Joy Wei
Witness Name: Joy Wei ID / Passport No.:

SIGNED, SEALED AND DELIVERED AS A DEED BY ARTHUR CHARLAFTIS FOR AND ON BEHALF OF KASSNIK PTY LTD	) ) ) /s/ Arthur Charlaftis ) _____________________________________________ Name: Arthur Charlaftis Title: Director

In the presence of:

/s/ Rulden Sngo
Witness Name: Rulden Sngo ID / Passport No.:

SIGNED, SEALED AND DELIVERED AS A DEED BY HRISTO IVANOV GRUEV FOR AND ON BEHALF OF TIGER SEE FINANCING LIMITED	) ) ) /s/ Hristo Ivanov Gruev ) _____________________________________________ Name: Hristo Ivanov Gruev Title: Managing Director

In the presence of:

/s/ Stefanstonanov Darov
Witness Name: Stefanstonanov Darov ID / Passport No.:

SIGNED, SEALED AND DELIVERED AS A DEED BY KANABARAN PADAYACHEE FOR AND ON BEHALF OF BRELKO CONVEYOR PRODUCTS (PTY) LTD	) ) ) /s/ Kanabaran Padayachee ) _____________________________________________ Name: Kanabaran Padayachee Title: Managing Director

In the presence of:

/s/ Rudolf Van Rensburg
Witness Name: Rudolf Van Rensburg ID / Passport No.:

PURCHASER

SIGNED, SEALED AND DELIVERED AS A DEED BY MILES CHRISTIAN PELHAM FOR AND ON BEHALF OF DIGINEX LIMITED	) ) ) ) /s/ Miles Pelham ) _____________________________________________ Name: Miles Pelham Title:

In the presence of:

/s/ Paul Ewing
Witness Name: Paul Ewing ID / Passport No.: